 As filed with the Securities and Exchange Commission on December 14, 1999
                                                      Registration No. 333-89063

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                              AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                            Z-TEL TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)
        Delaware                   4822                  59-3501119
     (State or other         (Primary Standard        (I.R.S. Employer
     jurisdiction of            Industrial         Identification Number)
     incorporation)         Classification Code
                                  Number)

                                --------------

                 601 South Harbour Island Boulevard, Suite 220
                              Tampa, Florida 33602
                                 (813) 273-6261
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                            Z-Tel Technologies, Inc.
                 601 South Harbour Island Boulevard, Suite 220
                              Tampa, Florida 33602
                          Attention: D. Gregory Smith
                                 (813) 273-6261
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                        Copies of all correspondence to:
       Randall C. Bassett, Esq.                Mark C. Smith, Esq.
      Michelle D. Bergman, Esq.        Skadden, Arps, Slate, Meagher & Flom
           Latham & Watkins                            LLP
           885 Third Avenue                      919 Third Avenue
       New York, New York 10022              New York, New York 10022
            (212) 906-1200                        (212) 735-3000

                                --------------

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                          Proposed Maximum
               Title of Securities to                        Aggregate                Amount of
                   be Registered                          Offering Price(1)      Registration Fee(2)
----------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share..............        $125,000,000               $34,750
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.
(2) Previously filed.

                                --------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              SUBJECT TO COMPLETION, DATED DECEMBER 14, 1999

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell these securities and it is not + +soliciting an offer to buy these securities in any state where the offer or +
+sale is not permitted.                                                        +
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS     , 1999

                                [LOGO OF Z-TEL]
                                5,500,000 Shares
                                  Common Stock

--------------------------------------------------------------------------------
This is an initial public offering of shares of common stock of Z-Tel Technologies, Inc. We are offering 5.5 million shares in this offering. No public market currently exists for our common stock.

We anticipate that the initial public offering price will be between $13 and $15 per share. We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "ZTEL."

--------------------------------------------------------------------------------

  Investing in our common stock involves risks. See "Risk Factors" on page 6.

--------------------------------------------------------------------------------

                                       Per Share Total
Public offering price                  $         $
Underwriting discount and commissions  $         $
Proceeds to us                         $         $

The underwriters have an option to purchase 825,000 additional shares of common stock from us at the initial public offering price to cover any over-allotments of shares at anytime until 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------
Thomas Weisel Partners LLC
                                                     Credit Suisse First Boston

                                 ------------
J.C. Bradford & Co.                                                Stephens Inc.

                 [Map of United States showing Z-Tel Network]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
PROSPECTUS SUMMARY.......................................................   1
RISK FACTORS.............................................................   7
USE OF PROCEEDS..........................................................  18
DIVIDEND POLICY..........................................................  18
CAPITALIZATION...........................................................  19
DILUTION.................................................................  21
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA..........................  23
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................  24

                                                                            Page
                                                                            ----
BUSINESS...................................................................  33
MANAGEMENT.................................................................  61
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................  68
FINANCING ARRANGEMENT......................................................  71
PRINCIPAL STOCKHOLDERS.....................................................  72
DESCRIPTION OF CAPITAL STOCK...............................................  74
UNDERWRITING...............................................................  77
LEGAL MATTERS..............................................................  79
EXPERTS....................................................................  80
WHERE YOU CAN FIND MORE INFORMATION........................................  80
INDEX TO FINANCIAL STATEMENTS.............................................. F-1

                               PROSPECTUS SUMMARY

    Z-Tel is an emerging provider of advanced, integrated telecommunications services primarily to residential and small business customers. We offer local and long distance telephone services in combination with Internet-based enhanced communications features. Through our uniquely designed web interface, our subscribers are able to manage their voice communications using the power of the Internet and the visual, "point and click" functionality of the personal computer. Our services are designed to make communications easier and more efficient.

    Our business strategy takes advantage of the rapidly changing telecommunications regulatory environment. With the passage of the Telecommunications Act of 1996 along with favorable regulatory and court decisions, we are able to gain access to the individual components of the traditional local telephone service provider's networks. Access to these components, in combination with our proprietary technology and advanced communications network, enables us to provide cost-effective local and long distance telephone services with enhanced features.

    We currently offer two services, Z-Line Home Edition and Z-Line Community, both centered around the Z-Line Communications Center. Located at www.myzline.com, the Z-Line Communications Center combines the convenience of the telephone with the power of the Internet. Accessible by telephone or the Internet, the Z-Line Communications Center enables our customers to direct, retrieve, deliver, compile and otherwise manage their voice communications.

    We are a start-up company that began offering telecommunications services to the public in September 1998 and we have incurred significant losses since our inception. We intend to invest heavily in marketing and sales and the continued development of our network infrastructure and technology, and as a result, expect to continue to incur losses for the foreseeable future. As of September 30, 1999, we had an accumulated deficit of approximately $36.8 million.

    We began selling our Z-Line Home Edition service in New York City and Long Island in late June 1999. This service packages low-priced local and long distance telephone services with our enhanced communications features and optional Internet access. In November 1999, we began offering our Z-Line Home Edition service in the remainder of New York state that is served by Bell Atlantic.

    We offer our Z-Line Community service primarily to sponsored communities such as colleges, civic organizations and businesses requiring enhanced, cost-effective communication services. Z-Line Community customers receive access to our long distance telephone service and our Z-Line Communications Center without changing their existing local or long distance telephone company. Z-Line Community members generate revenue for us, and usually their sponsors, when members use the Z-Tel network to make long distance calls. More important, we expect that Z-Line Community members will be a source of Z-Line Home Edition customers as members become familiar with our services and Z-Line Home Edition becomes available in their markets.

                            Z-Tel Business Strategy

    Our goal is to become the leading provider of integrated, web-enabled, enhanced communications services to residential and small business customers. In order to achieve this goal, we are focusing our resources on the following key strategies:

  . rapidly penetrate residential and small business markets in states with regulations that have favorable pricing for individual telecommunications network components;

  . offer attractive bundled pricing for our suite of integrated services;

  . expand Z-Line Community membership;

  . acquire and maintain subscribers by providing integrated, Internet-based, enhanced services;

  . pursue an aggressive marketing campaign; and

  . maintain state-of-the-art technology and an advanced communications network.

    Through our marketing and expansion efforts, we intend to raise consumer awareness so that consumers ask the question: "Why have a phone line when you can have a Z-Line?"

                                  The Offering

Common stock offered by us..........  5,500,000 shares

Common stock outstanding after the
  offering..........................

                                      30,388,158 shares

Use of proceeds.....................  We will receive net proceeds from this offering of approximately $70.6 million, assuming a $14 offering price. We intend to use the proceeds for purchase and installation of network equipment, continued development of our software applications, increased sales and marketing expenditures and working capital and general corporate purposes.

Proposed Nasdaq National Market
  symbol............................
                                      ZTEL

    Common stock outstanding after this offering excludes:

  . 5,530,257 shares of common stock issuable upon exercise of options outstanding as of September 30, 1999 at a weighted average exercise price of $3.17 per share.

  . 521,832 shares of common stock issuable at $3.37 per share upon exercise of outstanding warrants.

  . 115,500 shares of common stock issued at $7.27 per share under a warrant granted subsequent to September 30, 1999 in connection with the amendment to the CMB leasing facility.

  . 1,119,495 shares of common stock issuable upon exercise of options granted to employees subsequent to September 30, 1999 at a weighted average exercise price of $7.18 per share.

                             About this Prospectus

  . You should read this summary together with the more detailed information and financial statements and the related notes included elsewhere in this prospectus.

  . All references in this prospectus relating to the number of shares of our common stock and options reflect our 11-for-10 stock split effected on November 19, 1999.

  . The information in this prospectus gives effect to the conversion of all outstanding shares of preferred stock on a 11-for-10 basis as if our common stock had split at the time of the issuance of such preferred stock into shares of common stock unless otherwise indicated.

  . Unless otherwise specifically stated, the information in this prospectus does not take into account the possible issuance of additional shares of common stock to the underwriters to cover over-allotments.

                                ----------------

    We were incorporated in Delaware in January 1998. Our principal executive offices are located at Knight's Point, 601 South Harbour Island Boulevard, Suite 220, Tampa, Florida 33602. Our Z-Line number is (813) 273-6261. Our web sites are located at www.z-tel.com and www.myzline.com. The information on our web sites is not part of this prospectus.

    Z-TEL is a trademark of Z-Tel Technologies, Inc., and a trademark application for federal registration of the mark is currently pending in the U.S. Patent and Trademark Office. This prospectus also includes trademarks of companies other than Z-Tel.

                       Summary Historical Financial Data

   You should read the following Summary Historical Financial Data for Z-Tel together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

   We have adjusted our balance sheet data to reflect:

  . the sale by us in October 1999 of 2,794,800 shares (convertible into 3,074,280 common shares after the 11-for-10 stock split) of our Series C mandatorily convertible redeemable preferred stock for net proceeds of approximately $15 million; and

  . the conversion of all shares of Series A, B and C mandatorily convertible redeemable preferred stock to shares of our common stock; and

  . the payment of approximately $1,164,000 of Series A and B mandatorily convertible redeemable preferred stock cumulative dividends at September 30, 1999.

                                        Period January 15, 1998
                                          (date of inception)
                                                through
                                       ---------------------------  Nine Months
                                                     September 30,     Ended
                                       December 31,      1998      September 30,
                                           1998       (Unaudited)      1999
                                       ------------  ------------- -------------
Consolidated Statements of Operations
 Data:
Revenue..............................  $    140,000   $       --   $  2,170,000
                                       ------------   -----------  ------------
Operating expenses:
  Network operations.................       382,000        43,000     4,588,000
  Sales and marketing................     2,201,000       489,000     3,620,000
  Research and development...........     4,728,000     2,735,000     3,469,000
  General and administrative.........     4,718,000     3,036,000     8,924,000
  Depreciation and amortization......     1,283,000       634,000     2,749,000
                                       ------------   -----------  ------------
    Total operating expenses.........    13,312,000     6,937,000    23,350,000
                                       ------------   -----------  ------------
    Operating loss...................   (13,172,000)   (6,937,000)  (21,180,000)
                                       ------------   -----------  ------------
Nonoperating income (expense):
  Interest income....................       228,000        64,000       319,000
  Interest expense...................      (178,000)     (298,000)   (2,786,000)
                                       ------------   -----------  ------------
    Total nonoperating income
     (expense).......................        50,000      (234,000)   (2,467,000)
                                       ------------   -----------  ------------
    Net loss.........................   (13,122,000)   (7,171,000)  (23,647,000)
  Less mandatorily convertible
     redeemable preferred stock
     dividends.......................      (190,000)          --       (974,000)
                                       ------------   -----------  ------------
  Net loss attributable to common
   stockholders......................  $(13,312,000)  $(7,171,000) $(24,621,000)
                                       ============   ===========  ============
Weighted average shares outstanding..     6,554,699     3,753,191    14,383,338
                                       ============   ===========  ============
Basic and diluted net loss per common
 share...............................  $      (2.03)  $     (1.91) $      (1.71)
                                       ============   ===========  ============
Shares used in pro forma basic and
 diluted net earnings/(loss) per
 share calculation (unaudited).......    10,992,102                  21,786,116
                                       ============                ============
Pro forma basic and diluted net
 earnings/(loss) per share
 (unaudited).........................  $      (1.19)               $      (1.09)
                                       ============                ============

                                                      As of September 30, 1999
                                                      -------------------------
                                                                    As Adjusted
                                                        Actual      (Unaudited)
                                                      ------------  -----------
Consolidated Balance Sheet Data:
Cash and cash equivalents............................ $  2,682,000  $16,518,000
Working capital (deficit)............................   (8,096,000)   5,740,000
Total assets.........................................   24,958,000   38,794,000
Total debt...........................................   12,709,000   12,709,000
Mandatorily convertible redeemable preferred stock...   26,128,000          --
Total stockholders' equity (deficit).................  (23,045,000)  16,919,000

                                  RISK FACTORS

Risks related to our financial condition and our business

We were formed in January 1998 and it is difficult to evaluate us because of our limited operating history.

    We were formed in January 1998 and began offering telecommunications services to the public in September 1998. We have had fewer than 14 months of actual marketing, sales and operational results.

    In addition, in late June 1999, we began marketing our Z-Line Home Edition service in New York City and Long Island. Our limited operating history and results make it very difficult to evaluate or predict our ability to, among other things, retain customers, generate and sustain a revenue base sufficient to cover our operating expenses, and to achieve profitability. As a result, we believe that our historical financial information is of little or no value in projecting our future results, making it even more difficult to evaluate our business and prospects.

The demand for Z-Line Home Edition and Z-Line Community is highly uncertain and, if our products and services do not attract customers, the value of your investment will suffer.

    We initially began to market our products and services in September 1998. In late June 1999, we focused our product offering on sales of our Z-Line Home Edition service. Our products and services represent an emerging sector of the telecommunications industry, and the demand for our services and our ability to retain customers over time are highly uncertain. Consumer acceptance of our products and services could be limited by:

  . the willingness of customers to accept Z-Tel as an alternative provider of local and long distance telephone services and of other enhanced, integrated services;

  . the presence and attractiveness of other enhanced telecommunications service offerings in our target markets;

  . the perception of complexity in using our services;

  . the reliability of our technology and network infrastructure; and

  . the quality of our customer service.

    We have determined that substantial marketing effort, time and expense are required to stimulate initial demand for our products and services. In addition, we have incurred and will continue to incur substantial operating expenses, have made, and will continue to make, significant capital investments and have entered or plan to enter into real property leases, equipment supply contracts and service arrangements, in each case based upon our expectations as to the market acceptance of our products and services. We cannot be certain that substantial markets will develop for our products and services, or, if such markets develop, that we will be able to attract and maintain a sufficient revenue-generating customer base to cover our operating expenses. Lack of acceptance of our services in our target markets would materially and adversely affect the commercial viability of our business, and as a consequence, the value of your investment.

    In addition, to maintain our competitive posture, we must be in a position to reduce the prices for our services in order to meet reductions in long distance rates, if any, offered by others. We cannot be sure that we will be able to match the reductions made by our competitors and, if we do, such reductions could have an adverse effect on our business, operating results and financial condition.

Our product and service offerings are in an early stage and as a result, we expect to continue to incur substantial losses and experience negative cash flow.

    Our product and service offerings are at an early stage, and we cannot be sure that sales of our products or services will generate revenues sufficient to cover our operating expenses. Even if our products and services prove to be commercially successful, our operations may not become profitable. Starting up our company and developing our communications technology required substantial capital and other expenditures and further development of our business will require significant additional expenditures.

    Since our inception in January 1998 through September 30, 1999, we have incurred losses of $36.8 million. We expect to continue to have significant operating losses and retained losses and will record significant negative net cash flow before financing for the foreseeable future.

Our business strategy depends on a continued availability of unbundled network components and on existing and additional states maintaining and adopting favorable pricing rules for unbundled network components.

    The public utilities commissions of the states of New York, Pennsylvania and Texas have adopted favorable pricing rules for unbundled network components. As a result of these regulatory initiatives, Bell Atlantic in New York and Pennsylvania, and SBC Communications Inc. in Texas, are required to offer to competitive local exchange carriers such as Z-Tel, at forward-looking, long-run incremental cost-based prices, the facilities and equipment and the features, functions and capabilities of their local exchange network on an unbundled basis. We have recently commenced operations in New York state using unbundled network components. However, given that the FCC order permitting unbundled network components is subject to further appeal, we cannot be certain that unbundled network components will continue to be available in their present form in New York or other states or that these other states will ever adopt favorable unbundled network components pricing. Further regulatory changes may adversely affect unbundled network components or our Z-Line Home Edition strategy. Our business model is based, in part, on availability and favorable pricing of the unbundled network components, and any adverse changes in the unbundled network elements platform regulatory or competitive environment could have a material adverse effect on our business, financial condition and results of operations.

Our strategy is to expand rapidly after we complete the offering and managing our growth may be difficult.

    We have rapidly expanded our operations since we were formed. After we complete our offering, we expect to grow our business rapidly in terms of the number of services we offer, the number of customers we serve and the regions we serve. We cannot assure you that we will successfully manage our efforts to:

  .  expand, train, manage and retain our employee base;

  . expand and improve our customer service and support systems and improve the performance of billing systems;

  . introduce and market new products and services in addition to Z-Line Home Edition and Z-Line Community;

  .  enhance and upgrade the features of our software;

  .  capitalize on new opportunities in the competitive marketplace; and

  .  control our expenses.

    The strains posed by these demands are magnified by the start-up nature of our operations. If we cannot manage our growth effectively, our results of operations could be adversely affected.

    As of September 30, 1999, we had 26 employees in sales and marketing, 20 of whom have been employed by us for less than one year. In order to increase our direct sales effort, we will need to significantly increase the size of our internal sales and marketing staff and will be required to obtain personnel who have experience in marketing services like ours. We cannot be certain that we will be able to identify and attract sufficient numbers of qualified personnel or that our sales and marketing organizations will successfully compete against the more extensive and well-funded sales and marketing organizations of many of our current and future competitors. Our inability to attract, recruit and retain sufficient or additional qualified personnel could have a material adverse effect on us.

Our success depends on our ability to develop, expand and adapt our network infrastructure.

    We must continue to develop, expand and adapt our network infrastructure as the number of our users and the amount of information they wish to access and transfer increases and as our customers' demands change. We cannot be sure that we will be able to develop, expand or adapt the network infrastructure to meet additional demand or our customers' changing requirements on a timely basis, at a commercially reasonable cost, or at all. If we fail to expand our network infrastructure on a timely basis or adapt it to either changing customer requirements or evolving industry standards, these failures could cause our business to perform poorly.

Our inability to accurately predict our need for resold long distance services could subject us to various unexpected charges which may cause our operating expenses to be greater than we currently anticipate.

    We offer long distance telephone services as part of our service packages. We currently have agreements with various long distance carriers to provide transmission and termination services for all of our long distance traffic. These agreements generally provide for the resale of long distance services on a per-minute basis and contain minimum volume commitments.

If we incur underutilization charges, rate increases or termination charges, these charges or rate increases could adversely affect our operating results. In cases in which we have agreed to minimum volume commitments and fail to meet them, we will be obligated to pay underutilization charges.

Failure of our software could increase our costs, disrupt our services and reduce demand for our products and services.

    The software that we use and the software that we have developed internally and are continuing to develop may contain undetected errors. Although we have extensively tested our software, errors may be discovered in the software during the course of its use. Any errors may result in partial or total failure of our network, loss or diminution in service delivery performance, additional and unexpected expenses to fund further product development or to add programming personnel to complete or correct development, and loss of revenue because of the inability of customers to use our products or services which could adversely affect our business condition.

Our ability to protect our proprietary technology is limited and infringement claims against us could impact our ability to conduct our business.

    We currently rely on a combination of copyright, trademark and trade secret laws and contractual confidentiality provisions to protect the proprietary information that we have developed. Our ability to protect our proprietary technology is limited, and we cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Also, we cannot be certain that the intellectual property that incumbent local exchange carriers or others claim to hold and that may be necessary for us to provide our services will be available on commercially reasonable terms. If we were found to be infringing upon the intellectual property rights of others, we might be required to enter into royalty or licensing agreements, which may be costly or not available on commercially reasonable terms. If successful, a claim of infringement against us and our inability to license the infringed or similar technology on terms acceptable to us could adversely affect our business. For more information, please see the sections entitled "Business--Intellectual Property and Proprietary Rights" and "--Legal Proceedings."

Our billing, customer service and management information systems are newly developed and we may face unexpected system difficulties which would adversely affect our service levels and, consequently, our business.

    Sophisticated information and processing systems are vital to our ability to monitor costs, render monthly invoices for services, process customer orders and achieve operating efficiencies. We rely on internal systems and third party vendors, some of which have a limited operating history, to provide our information and processing systems. If our systems fail to perform in a timely and effective manner and at acceptable costs, or if we fail to adequately identify all of our information and processing needs or if our related processing or information systems fail, these failures could have a material adverse effect on our business.

    In addition, our right to use third party systems is dependent upon license agreements. Some of these agreements are cancelable by the vendor and the cancellation or nonrenewal of these agreements could seriously impair our ability to process orders or bill our customers. As we begin to provide local telephone service, the need for sophisticated billing and information systems will also increase significantly and we will have significant additional requirements for data interface with incumbent local exchange carriers and others. Similarly, the advent of number portability may impose even greater demands on our billing and information systems. We cannot be certain that we will be able to meet these additional requirements.

Our network may fail as a result of factors beyond our control and any extended failure is likely to interrupt our services and negatively impact our operations.

    The successful operation of our network will depend on a continuous supply of electricity at multiple points. Although the system that carries signals has been designed to operate under extreme weather conditions (including heavy rain, winds and snow), like all other telecommunications systems, our network could be adversely affected by such conditions. Our network, however, is equipped with a back-up power supply and our existing network operations center is equipped with both a battery back-up and an on-site emergency generator. If a power failure causes an interruption in our service, the interruption could negatively impact on our operations.

    Our network also may be subject to physical damage, sabotage, tampering or other breaches of security (by computer virus, break-ins or otherwise) that could impair its functionality. In addition, our network is subject to unknown capacity limitations that may cause interruptions in service or reduced capacity for our customers. Any interruptions in service resulting from physical damage or capacity limitations could cause our systems to fail.

Our inability to interconnect with the networks of other carriers on acceptable terms could adversely affect our ability to conduct business.

    As a competitive provider of local telephone service, we must interconnect our network with the networks of incumbent local exchange carriers. We may not be able to obtain the interconnection we require at rates and on terms and conditions that permit us to offer services that are both competitive and profitable. In the event that we experience difficulties in obtaining high quality, reliable and reasonably priced services from other carriers, the attractiveness of our services is likely to be significantly impaired.

We are dependent upon incumbent local exchange carriers to provide unbundled network elements on a timely and accurate basis.

    We rely on incumbent local exchange carriers to supply key unbundled components of their network infrastructure to us on a timely and accurate basis, and in the quantities and quality demanded by us. We may from time to time experience delays or other problems in receiving unbundled services or facilities which we request and there can be no assurance that we will able to obtain such unbundled elements on the scale and within the time frames required by us. Any failure to obtain these components, services or additional capacity on a timely and accurate basis could adversely affect us.

Our ability to obtain additional capital to fund our operations and finance our growth may impair the value of your investment.

    We believe that the estimated net proceeds from this offering, together with our existing assets, anticipated debt and expected revenue growth will be sufficient to fund our operations for the next 12 months. However, if we expand more rapidly than currently anticipated or if our working capital needs exceed our current expectations, we may need to raise additional capital from debt or equity sources. If we cannot obtain financing on acceptable terms or at all, we may be required to modify, delay or abandon our current business plan, which is likely to materially and adversely affect our business and, as a result, the value of your investment.

Our inability to obtain equipment and software from third party vendors could seriously impact our operations.

    We currently purchase the majority of our telecommunications equipment as needed from third party vendors, including Excel Switching Corporation, Dialogic Communications Corporation, Compaq Computer Corporation, and Sun Microsystems, Inc. In addition, we currently license our software from third party vendors, including Oracle Corporation, INPRISE Corporation, NOVERA Corp., and Netscape Communications, Inc. We typically do not enter into any long-term agreements with our telecommunications equipment or software suppliers. Any reduction or interruption in supply from our equipment suppliers or failure to obtain suitable software licensing terms could have a disruptive effect on our business and could adversely affect our results of operations.

Failure of computer systems and software products to be Year 2000 compliant could disrupt our service.

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. We believe that our currently installed operating systems, software systems, third-party data interfaces and hardware and software products are Year 2000 compliant. However, until our software systems operate in a post-December 31, 1999 environment, it is impossible to accurately predict whether our proprietary software, the software we have purchased from third parties or any software embedded in or hardware comprising our network will be Year 2000 compliant. In addition, we use incumbent local exchange carriers and interexchange carrier facilities to service our customers and these facilities currently utilize numerous date-sensitive computer applications. If the incumbent local exchange carriers' or the interexchange carriers' facilities are not Year 2000 compliant, or if the systems of competitive local exchange carriers and others upon whom we rely are not Year 2000 compliant, these systems could fail, which could have a material adverse effect on our billing information systems and data storage and retrieval systems.

We depend on a limited number of key personnel who would be difficult to replace.

    We depend on a limited number of key management, sales, marketing and product development personnel to manage and operate our business. In particular, we believe that our success depends to a significant degree upon our ability to attract and retain highly skilled personnel, including our engineering and technical staff. If we are unable to attract and retain our key employees, the value of your investment could suffer.

    We have employment agreements with some of our officers and you should read the discussion under "Management" for more information concerning the experience of these individuals. If we lose the services of some of our key personnel, our business could suffer. We currently maintain a $5,000,000 key man life insurance policy on the life of Mr. D. Gregory Smith, our president, chief executive officer and chairman of the board.

Risks related to our industry

Government regulation and legal uncertainties could increase our costs and limit our ability to conduct our business.

    We are subject to varying degrees of federal, state, and local regulation. In states where we will provide intrastate services, we generally will be subject to state certification or registration and tariff-filing requirements. Delays in obtaining the required state regulatory approvals may have a material adverse effect on our business. Challenges to our tariffs by third parties could cause us to incur substantial legal and administrative expenses.

    We must also comply with various state and federal obligations that are subject to change, such as the duty to contribute to universal service subsidies, the impact of which we cannot yet fully assess. While we do not believe that compliance with federal and state reporting and regulatory requirements will be burdensome, our failure to do so may result in fines or other penalties being imposed on us, including loss of certification to provide services.

    Decisions of the FCC and state regulatory commissions providing incumbent local exchange carriers with increased flexibility in how they price their services and with other regulatory relief, could have a material adverse effect on our business and that of other competitive local exchange carriers. Future regulatory provisions may be less favorable to competitive local exchange carriers and more favorable to their competitors. If incumbent local exchange carriers are allowed by regulators to lower their rates, engage in substantial volume and term discount pricing practices for their customers, or charge competitive local exchange carriers higher fees for interconnection to the incumbent local exchange carriers' networks, our business, operating results and financial condition could be materially adversely affected. Incumbent local exchange carriers may also seek to delay competitors through legal or regulatory challenges, or by recalcitrant responses to requirements that they open their markets through interconnection and unbundling of network elements. Pending court cases in which certain provisions of the Telecommunications Act of 1996 will be conclusively interpreted may increase the cost of unbundled network elements to us.

The markets we serve are highly competitive and many of our competitors have much greater resources.

    The telecommunications and information services markets are intensely competitive and rapidly evolving. We expect competition to increase in the future. Many of our potential competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than us. The principal competitive factors affecting our business operations will be price, the desirability of our service offering, quality and reliability of our services, innovation and customer service. Our ability to compete effectively will depend upon our ability to maintain high quality, market-driven services at prices generally equal to or below those charged by our competitors. This competition could materially adversely affect our business, financial condition and results of operations.

    We face competition from a variety of participants in the telecommunications market. The largest competitor for local service in each market in which we compete is the incumbent local exchange carrier serving that market. Incumbent local exchange carriers have established networks, long-standing relationships with their customers, strong political and regulatory influence, and the benefit of state and federal regulations that, until recently, favored incumbent local exchange carriers. In the local exchange market, the incumbent local exchange carriers continue to hold near-monopoly positions. The long distance telecommunications market in which we compete has numerous entities competing for the same customers and a high average churn rate as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives.

    Prices in the long distance market have declined significantly in recent years and are expected to continue to decline. We will face competition from large interexchange carriers such as AT&T Corp., MCI WorldCom, Inc. and Sprint Communications Co. Other competitors are likely to include incumbent local exchange carriers providing out-of-region (and, with the removal of regulatory barriers, in-region) long distance services, other incumbent local exchange carriers, other competitive local exchange carriers, cable television companies, electric utilities, wireless telephone system operators, microwave and satellite carriers and private networks owned by large end users.

    The Telecommunications Act of 1996 facilitates such entry by requiring incumbent local exchange carriers to allow competing providers to acquire local services at wholesale prices for resale and to purchase unbundled network elements at cost-based prices. A continuing trend toward combinations and strategic alliances in the telecommunications industry, including potential consolidation among incumbent local exchange carriers or competitive local exchange carriers, or transactions between telephone companies and cable companies outside of the telephone company's service area, or between interexchange carriers and competitive local exchange carriers, could give rise to significant new competitors.

    The enhanced and information services markets are also highly competitive and we expect that competition will continue to intensify. Our competitors in these markets will include information service providers, telecommunications companies, on-line services providers and Internet service providers.

Our risk management practices may not be sufficient to protect us from unauthorized transactions or thefts of services.

    We may be the victim of fraud or theft of service. From time to time, callers have obtained our services without rendering payment by unlawfully using our access numbers and personal identification numbers. We attempt to manage these theft and fraud risks through our internal controls and our monitoring and blocking systems. If these efforts are not successful, the theft of our services may cause our revenue to decline significantly.

Risks relating to this offering

Our principal stockholders and management own a significant percentage of our stock and will be generally able to control the outcome of all of the Company's corporate actions requiring stockholder approval, which could negatively affect you.

    Following this offering, approximately 67% of our common stock will be owned or voted by our executive officers and directors, together with BA Capital Company, L.P. and Gramercy Z-Tel LLC. Consequently, our principal stockholders, together with our management will have considerable control over all of our affairs and will control the election of all members of our board of directors and the outcome of all corporate actions requiring stockholder approval.

Our stock does not have a trading history and may be extremely volatile because we are a newly formed company in a rapidly changing industry.

    The trading price of our common stock is likely to be volatile. The stock market has experienced extreme volatility and this volatility has often been unrelated to the operating performance of particular companies. We cannot be sure that an active public market for our common stock will develop or continue after this offering. Investors may not be able to sell their common stock at or above our initial public offering price. Prices for the common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions.

The substantial number of shares that are eligible for future sale could adversely affect the market price of our common stock.

    After this offering is completed, 30,388,158 shares of common stock will be issued and outstanding, assuming no exercise of the underwriters' over-allotment option. Of these shares, up to 15,603,453 will be available for sale, subject to certain volume and manner of sale restrictions, under Rule 144 of the Securities Act of 1933, beginning 180 days after the completion of the offering. We cannot be sure what effect, if any, future sales of shares or the availability of shares for future sale will have on the market price of our common stock. In addition, the holders of our preferred stock, who will hold in the aggregate, 10,477,057 shares of our common stock after the completion of this offering and the mandatory conversion of the preferred stock, have up to three demand registration rights and generally have unlimited piggyback registration rights on future registration statements filed by us. The market price of our common stock could drop due to sales of a large number of shares in the market after this offering or the perception that sales of large numbers of shares could occur. These factors could also make it more difficult to raise funds through future offerings of common stock. All of the shares of common stock sold in this offering will be freely tradable under the Securities Act unless purchased by our "affiliates," as that term is defined in the Securities Act. In connection with this offering, our officers and directors and all of our existing stockholders will be required not to sell any shares of common stock for a period of 180 days after the date of this prospectus without the written consent of Thomas Weisel Partners LLC and Credit Suisse First Boston Corporation.

Our management will have broad discretion to allocate the proceeds of this offering and if they do not allocate these proceeds wisely your investment could suffer.

    Our management will retain broad discretion to allocate the proceeds of this offering. Their failure to apply these funds effectively could have a material adverse effect on our business, results of operations and financial condition. We estimate the net proceeds to us from this offering to be approximately $70.6 million, after deducting estimated offering expenses. We plan to use these proceeds for expansion of our network, continued development of our integrated customer care and billing software, expanded marketing efforts for our services and general corporate purposes. Please refer to the section entitled "Use of Proceeds."

Purchasers in this offering will suffer immediate and substantial dilution of their investment.

    If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a result, assuming an initial public offering price of $14 per share, you will experience immediate and substantial dilution of approximately $11.13 per share. Please refer to the section entitled "Dilution."

This prospectus contains forward-looking statements and information relating to our business and us that are not historical facts.

    The forward-looking statements in this prospectus are based on the belief of our management, as well as assumptions made by and information currently available to our management. When used in this prospectus, the words "believe," "anticipate," "intend," "expect," "project" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties about us, including, among other things:

  . our ability to market our services successfully to new subscribers, access markets and finance network developments, enhancement and expansion;

  . additions or departures of key personnel;

  . competition, including the introduction of new products or services by our competitors;

  . existing and future regulations affecting our business and our ability to comply with these regulations;

  . technological innovations;

  . general economic and business conditions, both nationally and in the regions in which we operate; and

  . other factors described under "Risk Factors" in this prospectus.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

                                USE OF PROCEEDS

    We will receive net proceeds from the sale of 5.5 million shares of common stock, at an assumed public offering price of $14 per share, estimated to be approximately $70.6 million. This amount will be approximately $81.3 million if the underwriters exercise their over-allotment option in full, after deducting the underwriting discounts and commissions and estimated offering expenses we will owe. We intend to use these proceeds to pay approximately $1.2 million of accrued and unpaid dividends on our mandatorily convertible redeemable preferred stock and:

  . approximately $30 million for the purchase and installation of network equipment;

  . approximately $15 million for the continued development of our software applications, covering customer care, billing, provisioning and network management;

  . approximately $10 million for increased sales and marketing expenditures for our Z-Line Community service throughout the United States and our Z-Line Home Edition service in New York, Pennsylvania and Texas; and

  . the remainder for working capital and general corporate purposes.

    The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our product development and deployment efforts, the regulatory environment, marketing and sales activities, the amount of cash generated by our operations and competition. Actual expenditures may vary substantially from these estimates. We may find it necessary or advisable to use portions of the proceeds for other purposes. Pending application of the net proceeds described above, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest bearing securities.

                                DIVIDEND POLICY

    We have never paid cash dividends on our common stock and have no plans to do so in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Our board of directors will determine whether to pay, and the amount of, any dividends on our common stock, and that determination will depend on a number of factors, including our earnings, capital requirements and overall financial condition. Our ability to declare and pay cash dividends on our common stock is also restricted by the terms of our equipment lease financing facility and could be further limited by agreements governing indebtedness that we may incur.

                                 CAPITALIZATION

    Please read this capitalization table together with the sections of this prospectus entitled "Use of Proceeds," "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our financial statements and related notes included in this prospectus.

    The following table sets forth our capitalization as of September 30, 1999 without giving effect to the 11-for-10 stock split declared on November 19, 1999 on an actual basis with respect to our shares of preferred stock. We have presented our cash and capitalization:

  . on an actual basis;

  . on a pro forma basis to give effect to (1) the issuance of 2,794,800 shares (convertible into 3,074,280 common shares after the 11-for-10 stock split) of Series C mandatorily convertible redeemable preferred stock in October 1999, totalling approximately $15 million; (2) the conversion of all outstanding shares of preferred stock into shares of our common stock on a 11-for-10 basis to reflect our stock split which was declared on November 19, 1999; and (3) payment of cumulative dividends on Series A and B mandatorily convertible redeemable preferred stock of approximately $1,164,000 at September 30, 1999; and

  . on a pro forma, as adjusted basis to reflect our receipt of the estimated net proceeds from the sale of 5,500,000 shares of common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses.

                                             As of September 30, 1999
                                      ----------------------------------------
                                                                   Pro Forma,
                                                     Pro Forma    as Adjusted
                                         Actual     (Unaudited)   (Unaudited)
                                      ------------  ------------  ------------
Total long term debt and capital
 lease obligations................... $ 12,709,000  $ 12,709,000  $ 12,709,000
                                      ------------  ------------  ------------
Mandatorily convertible redeemable
 preferred stock:
 Series A, $.01 par value, 2,695,795
  shares authorized, actual;
  2,695,795 shares issued and out-
  standing, actual; and no shares is-
  sued and outstanding, pro forma....   10,000,000           --            --
 Series B, $.01 par value, 4,034,003
  shares authorized, actual;
  4,034,003 shares issued and out-
  standing, actual; and no shares is-
  sued and outstanding, pro forma....   14,964,000           --            --
 Series C, $.01 par value, 2,794,800
  shares authorized, actual; no
  shares issued and outstanding, ac-
  tual; and no shares issued and out-
  standing, pro forma................          --            --            --
 Accrued dividends on mandatorily
  convertible redeemable Series A and
  B preferred stock, actual; paid,
  pro forma..........................    1,164,000           --            --
                                      ------------  ------------  ------------
   Total mandatorily convertible re-
    deemable preferred stock.........   26,128,000           --            --
                                      ------------  ------------  ------------
Stockholders' equity (deficit):
 Common stock, $.01 par value;
  30,000,000 shares authorized,
  14,411,100 shares issued and
  outstanding, actual; and 21,813,878
  shares issued and outstanding, pro
  forma..............................      144,000       249,000       304,000
 Notes receivable for common stock...   (3,011,000)   (3,011,000)   (3,011,000)
 Deferred stock compensation.........     (203,000)     (203,000)     (203,000)
 Additional paid-in capital..........   17,112,000    56,971,000   127,564,000
 Accumulated deficit.................  (36,769,000)  (36,769,000)  (36,769,000)
 Treasury stock, 279,675 shares, at
  cost...............................     (318,000)     (318,000)     (318,000)
                                      ------------  ------------  ------------
  Total stockholders' equity (defi-
   cit)..............................  (23,045,000)   16,919,000    87,567,000
                                      ------------  ------------  ------------
   Total capitalization.............. $ 15,792,000  $ 29,628,000  $100,276,000
                                      ============  ============  ============

    The share numbers in the table exclude:

  . 5,530,257 shares of common stock issuable upon exercise of options outstanding as of September 30, 1999 at a weighted average exercise price of $3.17 per share.

  . 521,832 shares of common stock issuable at $3.37 per share upon exercise of outstanding warrants.

  . 115,500 shares of common stock issued at $7.27 per share under a warrant granted subsequent to September 30, 1999 in connection with the amendment to the CMB leasing facility.

  . 1,119,495 shares of common stock issuable upon exercise of options granted to employees subsequent to September 30, 1999 at a weighted average exercise price of $7.18 per share.

  . 11,000 shares of common stock issued subsequent to September 30, 1999 in connection with the purchase of the assets of a company.

  . 55,000 shares of common stock issued subsequent to September 30, 1999 in connection with an agreement between the Company and a third party software vendor.

                                    DILUTION

    You will experience immediate and substantial dilution in the net pro forma tangible book value per share of your common stock.

    We calculate dilution to new investors by subtracting pro forma net tangible book value per share of common stock after this offering from the per share price paid by new investors in this offering. We calculate pro forma net tangible book value per share by subtracting total liabilities from total tangible assets and then dividing that number by the number of shares of common stock outstanding at September 30, 1999, after giving effect to the following:

  . the sale by us in October 1999 of 2,794,800 shares (convertible into 3,074,280 common shares after the 11-for-10 stock split) of our Series C mandatorily convertible redeemable preferred stock for net proceeds of approximately $15 million; and

  . the conversion of all shares of Series A, B and C mandatorily convertible redeemable preferred stock to shares of our common stock.

    The following table illustrates the pro forma per share dilution to investors in this offering:

                                                              Per Share
                                                              ---------
   Assumed offering price....................................           $14.00
   Pro forma net tangible book value as of September 30,
    1999.....................................................   $0.40
   Pro forma increase attributable to new investors in this
    offering.................................................    2.47
                                                                -----
   Pro forma net tangible book value after this offering.....             2.87
                                                                        ------
   Pro forma dilution to new investors in this offering......           $11.13
                                                                        ======

    The following table summarizes on a pro forma basis as of September 30, 1999 after giving effect to this offering:

  .  the number of shares of common stock purchased from us;

  .  the total consideration paid to us; and

  . the average consideration paid per share by existing stockholders and by new investors in this offering.

                           Shares Purchased   Total Consideration
                          ------------------ ----------------------
                                                                    Average Price
                            Number   Percent     Amount     Percent   Per Share
                          ---------- ------- -------------- ------- -------------
                                             (in thousands)
Existing stockholders ..  24,888,158   81.9%    $ 56,340      42.3%    $ 2.26
Investors in this
 offering...............   5,500,000   18.1       77,000      57.7      14.00
                          ----------  -----     --------     -----
  Total.................  30,388,158  100.0%     133,340     100.0%      4.39
                          ==========  =====     ========     =====

    The calculations on this page are based on shares outstanding as of September 30, 1999. These calculations exclude from the number of outstanding shares of common stock:

  . 5,530,257 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 1999 at a weighted average exercise price of $3.17 per share.

  . 521,832 shares of common stock issuable at $3.37 per share upon exercise of outstanding warrants.

  . 115,500 shares of common stock to be issued at $7.27 per share under a warrant granted subsequent to September 30, 1999 in connection with the amendment to the CMB leasing facility.

    If all of the options and warrants outstanding as of September 30, 1999 had been exercised at that date, dilution to new investors in this offering would be $11.07 per share.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following selected historical consolidated financial data should be read in conjunction with the financial statements, related notes and other financial information contained in this prospectus. You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained later in this prospectus. The Consolidated Statements of Operations Data for the periods from January 15, 1998 (inception) through December 31, 1998 and for the nine months ended September 30, 1999 and the consolidated balance sheet data as of December 31, 1998 and September 30, 1999 are derived from our financial statements that have been audited by our independent auditors. The financial data as of September 30, 1998, and for the period January 15, 1998 (inception) through September 30, 1998, are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and the results of our operations for these periods. The results of operations for the nine month period ended September 30, 1999 are not necessarily indicative of the results of operations to be expected for the full year.

                                        Period January 15, 1998
                                          (date of inception)
                                                through
                                       ---------------------------  Nine Months
                                                     September 30,     Ended
                                       December 31,      1998      September 30,
                                           1998       (Unaudited)      1999
                                       ------------  ------------- -------------
Consolidated Statements of Operations
 Data:
Revenue..............................  $    140,000   $       --   $  2,170,000
                                       ------------   -----------  ------------
Operating expenses:
  Network operations.................       382,000        43,000     4,588,000
  Sales and marketing................     2,201,000       489,000     3,620,000
  Research and development...........     4,728,000     2,735,000     3,469,000
  General and administrative.........     4,718,000     3,036,000     8,924,000
  Depreciation and amortization......     1,283,000       634,000     2,749,000
                                       ------------   -----------  ------------
    Total operating expenses.........    13,312,000     6,937,000    23,350,000
                                       ------------   -----------  ------------
    Operating loss...................   (13,172,000)   (6,937,000)  (21,180,000)
                                       ------------   -----------  ------------
Nonoperating income (expense):
  Interest income....................       228,000        64,000       319,000
  Interest expense...................      (178,000)     (298,000)   (2,786,000)
                                       ------------   -----------  ------------
    Total nonoperating income (ex-
     pense)..........................        50,000      (234,000)   (2,467,000)
                                       ------------   -----------  ------------
    Net loss.........................   (13,122,000)   (7,171,000)  (23,647,000)
  Less mandatorily convertible re-
      deemable preferred stock divi-
      dends..........................      (190,000)          --       (974,000)
                                       ------------   -----------  ------------
  Net loss attributable to common
   stockholders......................  $(13,312,000)  $(7,171,000) $(24,621,000)
                                       ============   ===========  ============
Weighted average shares outstanding..     6,554,699     3,753,191    14,383,338
                                       ============   ===========  ============
Basic and diluted net loss per common
 share...............................  $      (2.03)  $     (1.91) $      (1.71)
                                       ============   ===========  ============
Shares used in pro forma basic and
 diluted net earnings/(loss) per
 share calculation (unaudited).......    10,992,102                  21,786,116
                                       ============                ============
Pro forma basic and diluted net
 earnings/(loss) per share
 (unaudited).........................  $      (1.19)               $      (1.09)
                                       ============                ============
                                                        As of
                                       -----------------------------------------
                                                     September 30,
                                       December 31,      1998      September 30,
                                           1998       (Unaudited)      1999
                                       ------------  ------------- -------------
Consolidated Balance Sheet Data:
Cash and cash equivalents............  $  7,973,000   $ 1,032,000  $  2,682,000
Working capital (deficit)............     3,328,000    (7,177,000)   (8,096,000)
Total assets.........................    20,274,000    10,880,000    24,958,000
Total debt...........................       724,000     1,203,000    12,709,000
Mandatorily convertible redeemable
 preferred stock.....................    15,154,000           --     26,128,000
Total stockholders' equity (defi-
 cit)................................        (6,000)   (2,186,000)  (23,045,000)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    You should read the following discussion together with the financial statements and other financial information included in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those projected in the forward-looking statements. Please see "Risk Factors--This prospectus contains forward-looking statements and information relating to our business and us that are not historical facts," elsewhere in this prospectus. Our fiscal year ends on December 31.

Overview

    Z-Tel is an emerging provider of advanced, integrated telecommunications services primarily to residential and small business customers. We offer local and long distance telephone services integrated with Internet-based enhanced communications features. The nature of our business is rapidly evolving and we have a limited operating history. As a result, we believe that period-to-period comparisons of our revenue and operating results, including our network operations and other operating expenses as a percentage of total revenue, are not meaningful and should not be relied upon as indicators of future performance. We do not believe that our historical growth rates are indicative of future results.

    We began offering our Z-Line Home Edition product during late June 1999. Currently, we derive most of our revenue from service fees charged to customers located in New York City and Long Island for our Z-Line Home Edition service. We believe that, over time, revenue derived from our Z-Line Home Edition service will be greater than that derived from Z-Line Community service. Charges for Z-Line Home Edition basic services are billed in advance on a monthly basis. Long distance services in excess of a subscriber's basic package are billed in arrears. Revenue for Z-Line Home Edition is recognized ratably over time, which we believe approximates the actual provision of services. Our Z-Line Home Edition customer agreements may be canceled on 30 days notice.

    We also derive a significant portion of our revenue from our Z-Line Community service offering. This revenue is principally for long distance service charges to Z-Line Community customers located throughout the U.S. To date, Z-Line Community has generated revenue in each state in the U.S., however, in states where we do not actively market our services, this revenue has been insignificant. Z-Line Community charges are billed monthly in arrears, and the associated revenue is recognized in the month of service.

    Our expenses are recognized as incurred, and are comprised of:

  . network operations, which consists primarily of compensation and related expenses for technical operations, and rent expense for space in data centers;

  . sales and marketing, which consists primarily of advertising and compensation and related expenses;

  . research and development, which consists of compensation and consulting fees related to the development of our proprietary technologies;

  . general and administrative, which consists primarily of compensation and related expenses and occupancy costs; and

  . depreciation and amortization, which consists primarily of the non-cash reduction in carrying value of our long-lived assets.

    We have incurred significant losses since our inception and, as of September 30, 1999, had an accumulated deficit of approximately $36.8 million. We intend to invest heavily in marketing and sales and the continued development of our network infrastructure and technology. We expect to expand our operations and workforce, including our network operations, technical support, sales, marketing and administrative resources. In particular, we intend to expand our existing sales force and create a locally based sales force in the states where we intend to initiate operations in the next year. As a result, we expect to continue to incur substantial losses for the foreseeable future.

Results of Operations

Comparison of the Period from January 15 (Inception) through September 30, 1998 and the Nine Month Period Ended September 30, 1999:

    Revenue. Our revenue was $2.2 million for the nine month period ended September 30, 1999 as compared to $0 for the period ended September 30, 1998. The increase was due to the initiation of our service offerings and the addition of new customers that generated monthly revenues.

    Network Operations. Our network operations expense was $4.6 million during the nine month period ended September 30, 1999 as compared to $43,000, during the period ended September 30, 1998. The increase in network operations expense was due primarily to increases in personnel and related expense and depreciation and amortization as we developed and launched our service offerings. Personnel and related expenses were approximately $0.6 million, or 12.9% of network operations expense, for the nine month period ended September 30, 1999 as compared to $0 for the period ended September 30, 1998, as we increased our systems and customer support personnel from none at September 30, 1998 to 110 at September 30, 1999. We expect our network operations expense to continue to increase in conjunction with the growth of our overall business.

    Sales and Marketing. Sales and marketing expense increased $3.1 million to $3.6 million, during the nine month period ended September 30, 1999 from $0.5 million, during the period ended September 30, 1998. The increase was due primarily to an increase in sales and marketing personnel and related expenses and increased advertising costs. Personnel and related expenses increased $0.3 million to $0.9 million, or 24.4% of sales and marketing expense, from $0.6 million for the period ended September 30, 1998. We increased our sales and marketing personnel from six at September 30, 1998 to 26 at September 30, 1999. We intend to significantly increase our sales and marketing expenditures during the remainder of fiscal 1999.

    Research and Development. Research and development expenditures consist primarily of software development costs and totalled $5.6 million for the nine month period ended September 30, 1999. We adopted the provisions of Statement of Position (SOP) 98-1 "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use," at the beginning of 1999. As a result, $3.5 million of our research and development costs were expensed and $2.2 million were capitalized. During the period January 15, 1998 through September 30, 1998, we incurred research and development costs of $5.0 million. We expensed our internal software development costs, totaling $2.7 million, and capitalized $2.3 million in software costs related to the purchase of software from third parties. Our research and development costs in 1999 consisted primarily of personnel and consulting costs as compared to 1998, which consisted primarily of purchased software and personnel costs. The adoption of SOP 98-1 did not impact the amount of development costs expensed in 1998 as the 1998 costs did not meet the criteria for capitalization as defined in SOP 98-1.

    General and Administrative. General and administrative expense increased $5.9 million to $8.9 million, during the nine month period ended September 30, 1999 from $3.0 million, for the period ended September 30, 1998. The increase is primarily due to increases in personnel and related expenses and employee recruiting fees. Personnel and related expenses increased $2.0 million to $2.9 million, or 34.0% of general and administrative expenses, for the nine month period ended September 30, 1999 from $0.9 million for the period ended September 30, 1998. We increased our number of employees in general and administrative functions from 18 employees at September 30, 1998 to 81 employees at September 30, 1999. Rent expense increased by $635,000 due to the increased office space obtained during 1999 and professional fees increased $223,000 due to the increased regulatory activity required to establish our presence in various jurisdictions throughout the United States. We also began providing for potential bad debts as a result of the increasing revenues being generated by our product lines. For the nine months ended September 30, 1999, the provision for bad debts totalled $0.9 million. This amount included additional provisions to recognize the temporary introductory credit policies we employed in our early sales. There was no provision for bad debts for the period ended September 30, 1998, as we had not begun generating revenue at that date.

    Depreciation and Amortization. Depreciation and amortization expense increased approximately $2.1 million to $2.7 million for the nine month period ended September 30, 1999 as we purchased approximately $4.3 million in computer and related equipment since September 30, 1998.

    Interest income and expense. Interest income and expense consist of interest income on our cash balances and interest expense on our outstanding notes payable and capital lease obligations. Interest earned on our cash and cash equivalents increased $255,000 to $319,000 for the nine month period ended September 30, 1999 from $64,000 for the period ended September 30, 1998. This increase was due primarily to the closing of private placements of equity securities in November 1998 which resulted in larger cash balances available for investment. During the period ended September 30, 1998 and for the nine month period ended September 30, 1999, we incurred interest expense in the amount of $298,000 and

$2.8 million, respectively. The increase was due primarily to the increase in capital lease obligations related to computer equipment.

    Income taxes. No benefit for federal or state income taxes has been recorded due to the full valuation allowance recorded against the deferred tax asset.


    Net losses. Our net loss increased $16.4 million to $23.6 million for the nine month period ended September 30, 1999 from $7.2 million for the period ended September 30, 1998. This increase was due primarily to the increases in expenses described above.

Discussion of the period from January 15, 1998 (Inception) through December 31, 1998:

    The period from inception through December 31, 1998 was nearly a year of sustained development for us. During this time we extensively evaluated the feasibility of various configurations of network architecture design, and we devoted substantial research and software programming efforts toward developing our technology. Further, we spent much of our time and other resources studying regulatory environments and market opportunities throughout the United States.

    As a result, we did not begin generating revenue until the fourth quarter of 1998. Revenues totalling $140,000 were earned and consisted of long distance charges to customers. Research and development expenditures comprised $4.7 million of our operating expenses during this period, or 35.6% of our total operating expenses of $13.3 for the period ended December 31, 1998. General and administrative expenses were also $4.7 million, which were primarily composed of organizational costs which were expensed. Sales and marketing expenses were $2.2 million which were used in the analysis of markets and the introduction of our test marketing programs. Depreciation and amortization accounted for $1.3 million, and was primarily the development of software which was expensed. Network operations began late in the year and resulted in $.4 million to support the initiation of operations late in the fourth quarter. We incurred an operating loss of $13.2 million for the period from inception through December 31, 1998.

Selected Quarterly Operating Results

    The following table sets forth certain unaudited statement of operations data for each of the five quarters in the period ended September 30, 1999. This data has been derived from unaudited interim financial statements prepared on the same basis as the audited financial statements contained in this prospectus. The interim financial statements include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of such information when read in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus. The operating results for any quarter should not be considered indicative of the results for any future period.

                                                        Quarters Ended
                          -------------------------------------------------------------------------------
                           June 30,    September 30,  December     March 31,    June 30,    September 30,
                             1998          1998       31, 1998       1999         1999          1999
Consolidated Statements
 of Operations Data:
Revenue.................  $       --    $       --   $   140,000  $   664,000  $   761,000  $    745,000
                          -----------   -----------  -----------  -----------  -----------  ------------
Operating expenses:
  Network operations....          --         43,000      339,000      870,000    1,039,000     2,679,000
  Sales and marketing...      104,000       350,000    1,712,000    1,174,000      665,000     1,781,000
  Research and
   development..........    1,111,000     1,515,000    2,054,000    1,113,000      351,000     2,005,000
  General and adminis-
   trative..............    1,238,000     1,490,000    1,683,000    2,549,000    2,331,000     4,044,000
  Depreciation and amor-
   tization.............      188,000       435,000      649,000      801,000      863,000     1,085,000
                          -----------   -----------  -----------  -----------  -----------  ------------
  Total operating
   expenses.............    2,641,000     3,833,000    6,437,000    6,507,000    5,249,000    11,594,000
                          -----------   -----------  -----------  -----------  -----------  ------------
  Operating loss........   (2,641,000)   (3,833,000)  (6,297,000)  (5,843,000)  (4,488,000)  (10,849,000)
                          -----------   -----------  -----------  -----------  -----------  ------------
Nonoperating income
 (expense):
  Interest income.......        7,000        29,000      186,000      118,000      114,000        87,000
  Interest expense......      (82,000)      (46,000)     (50,000)    (214,000)  (1,237,000)   (1,335,000)
                          -----------   -----------  -----------  -----------  -----------  ------------
  Total nonoperating
   income (expense).....      (75,000)      (17,000)     136,000      (96,000)  (1,123,000)   (1,248,000)
                          -----------   -----------  -----------  -----------  -----------  ------------
  Net loss..............  $(2,716,000)  $(3,850,000) $(6,161,000) $(5,939,000) $(5,611,000) $(12,097,000)
                          ===========   ===========  ===========  ===========  ===========  ============
Weighted average shares
 outstanding............    2,403,500     6,230,098   14,411,100   14,411,100   14,411,100    13,025,563
                          ===========   ===========  ===========  ===========  ===========  ============
Basic and diluted net
 loss per common share..  $     (1.13)  $     (0.63) $     (0.44) $     (0.43) $     (0.41) $      (0.96)
                          ===========   ===========  ===========  ===========  ===========  ============
Shares used in pro forma
 and diluted net loss
 per share calculation..    2,403,500     6,230,098   18,848,503   18,848,503   18,848,503    20,428,341
                          ===========   ===========  ===========  ===========  ===========  ============
Pro forma basic and
 diluted net loss per
 common share...........  $     (1.13)  $     (0.63) $     (0.32) $     (0.32) $     (0.30) $      (0.59)
                          ===========   ===========  ===========  ===========  ===========  ============

    We began offering Z-Line Community service in the quarter ended December 31, 1998. In late June 1999, we began offering Z-Line Home Edition service and refocused our marketing attention from Z-Line Community to the initiation of Z-Line Home Edition. Our revenues were negatively impacted in the quarter ended September 1999 due to the reduced number of students on campus at colleges using our Z-Line Community service during the summer. We expect sales and marketing expense to increase substantially as we roll-out our

Z-Line Home Edition service to the remainder of New York state covered by Bell Atlantic. Our roll-out schedule also includes expansion to Pennsylvania and Texas as these states adopt pricing that we believe will be favorable to implement our business strategy for competitive local access. Our roll-out strategy will require us to hire additional sales and marketing personnel to build awareness of our services. We will also need to hire technical personnel to continue to expand our network architecture and enhance our service offerings. In addition to our internal technical staff, we expect to continue to work with third-party vendors and system integration consultants to integrate and enhance our customer care and billing software applications.

Liquidity and Capital Resources

    The competitive local telecommunications service business is traditionally considered to be a capital intensive business owing to the significant investments required in fiber optic communication networks and the collocation of switches and transmission equipment in offices of existing public telephone companies, which are generally referred to in the telecommunications industry as incumbent local exchange carriers or ILECs. Our network architecture is designed with remotely located points of presence, or Z-Nodes, that can be interconnected through local and long distance communications networks to the Z-Tel Command Center. Because of recent developments in switching technology and our ability to leverage and enhance that technology through innovations in our software applications, we expect that fewer than twenty strategically located Z-Nodes would be required to effectively serve over 80% of the U.S. market. Therefore, we do not expect that the growth of our business will require the levels of capital investment in fiber and switches that existed in historical models. Instead, we will devote significant amounts of our resources to continued software development and to marketing efforts which we have designed to achieve rapid penetration of our target markets.

    Since our inception, we have financed our operations through the private placement of common and preferred stock, and through equipment lease financing. At September 30, 1999, we had approximately $2.7 million in cash and cash equivalents.

    Net cash used in operating activities increased to approximately $15.9 million during the nine months ended September 30, 1999 compared to $609,000 provided by operations at September 30, 1998. This net change in cash used in operating activities from year to year primarily resulted from increasing net losses, partially offset by increased non-cash depreciation expense.

    Net cash provided from investing activities increased to approximately $3.1 million for the nine months ended September 30, 1999, compared to net cash used in investing activities of approximately $8.3 million for the period ended September 30, 1998. For the period ended September 30, 1999, we invested approximately $10.7 million in capital expenditures as compared to approximately $8.3 million in the period ended September 30, 1998. These expenditures were primarily for Z-Nodes and an Oracle database. Pursuant to our adoption of Statement of Position 98-1, as of January 1, 1999, we capitalized approximately $2.2 million of software development costs for the period ended September 30, 1999. Our software development costs in 1998 were expensed as incurred. On March 15, 1999, we entered into an agreement with CMB Capital, LLC to sell and lease back certain equipment, which provided approximately $13.8 million in cash from investment activities for the period ended September 30, 1999.

    Net cash provided by financing activities totalled approximately $7.5 million for the nine months ended September 30, 1999, and as compared to net cash provided of approximately $8.7 million for the period ended September 30, 1998. The change in 1998 resulted primarily from issuance of common stock totalling $3.8 million and of notes payable to fund operations. Additionally in 1999, we issued preferred stock totalling $10.0 million and we made payments of $1.9 million on capital lease obligations compared to $17,000 for the nine months ended September 30, 1998.

    Our capital requirements will depend on several factors, including market acceptance of our services, the amount of resources we devote to investments in our Z-Nodes and services development, the resources we devote to sales and marketing of our services and our brand promotions and other factors. We have experienced a substantial increase in our capital expenditures and operating losses since our inception consistent with the growth in our operations and staffing, and we anticipate that this will continue for the foreseeable future. Additionally, we expect to make additional investments in technologies and our network architecture, and plan to expand our sales and marketing programs and conduct more aggressive brand promotions. We currently anticipate that the net proceeds of the offering will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. Although operating activities may provide cash in certain periods, to the extent we experience growth in the future, we anticipate that our operating and investing activities may use cash. Consequently, any such future growth may require us to obtain additional equity or debt financing which may not be available on attractive terms, or at all, or may be dilutive. For more information relating to our capital needs, please refer to the section entitled "Risk Factors--We may need additional capital to fund our operations and finance growth, and we may not be able to obtain it on terms acceptable to us."

    We have a total commitment of $35.2 million from CMB of which $13.8 million had been drawn as of September 30, 1999. We expect to borrow an additional $2.2 million under this line prior to the end of 1999. The lease terms provide for repayment of the original cost of the equipment plus interest at an approximate interest rate of 10.3%, through equal payments of principal and interest over a 48 month term. The agreement has been amended to allow us, at our option, to repay all outstanding debt upon the completion of the offering. For more information on this arrangement, please refer to the section entitled "Financing Arrangement."

The Year 2000 Issue

Impact of the Year 2000

    Currently, many computer and software products are coded to accept two-digit entries in the date code field. These date code fields may recognize "00" as the year 1900 instead of the year 2000, commonly known as the Year 2000 issue. As a result, many companies' software and computer systems will need to be upgraded or replaced to comply with Year 2000 requirements. Failure to make such upgrades or replacements could result in system failure or erroneous calculations, causing disruptions of operations, such as an inability to process transactions, send invoices and engage in other normal business activities. We recognize the need to ensure that our operations are not adversely impacted by Year 2000 compliance problems relating to our computer systems that would have a significant negative effect on our business, operating results or financial condition.

    Since our inception, we have conducted assessments of our state of Year 2000 readiness, including evaluating our internally developed and externally obtained software and computer systems. We reviewed our computer systems, network components, network operating systems, business applications and technology infrastructure. These efforts have included analysis of approximately 250 types of network components, such as switches, routers, and voice recognition units comprised of thousands of individual devices. We analyzed approximately 180 network operating support systems in the provisioning, operating and engineering processes of the network. We analyzed approximately 45 business applications supporting customer billing and management, financial systems and human resources management. We also analyzed our information technology infrastructure comprised of approximately 25 mid-range and 150 personal computers.

    We are not aware of any material operational impediments associated with the Year 2000 issue. Although we cannot make any assurances, we believe that:

  . all software and applications created by us including all related supporting devices, data and files will function correctly into and beyond the Year 2000, and that they will neither contain nor create any logical or mathematical inconsistency, will not malfunction, and will not cease to function when processing date and time data, when used with equally compliant applications of software versions in the handling of dates and times, and date and time related data;

  . all our applications will accurately process date and time data, which includes the years 1999 and 2000 and associated leap year calculations as long as compliant versions of hardware and software are used simultaneously; and

  . when inter-operating with information technology products from other vendors, our applications will accurately process date/time data to the extent that the other vendor's software and/or hardware products, used in combination with tested our applications, properly exchange conforming date/time data.

    We may experience unexpected or anomalous software behavior caused by non-compliant date and time related data being received from another third-party product. If we encounter non-compliant third-party products, we could experience adverse consequences or material costs or both.

    Because we are a new company, our development efforts since inception have been planned with an awareness of the Year 2000 issue and it is not possible to separately identify specific costs of efforts solely related to that activity.

    The most reasonably likely worst case Year 2000 scenario which we believe we might face would be a pervasive outage of the public switched telephone network. We rely on major carriers such as Bell Atlantic, MCI WorldCom, VarTec Telecom, Inc. and BTI Telecom Corp. as third-party carriers for our telecommunications transport. We would suffer a material adverse effect if any carrier that we rely on experiences a catastrophic outage.

Contingency Plans

    Our primary contingency plan is to provide for additional equipment capacity and to have personnel available on key dates and times so that they can be immediately mobilized. In the event of an outage, the plan further provides procedures to provide full communication and escalation procedures to direct technical and management resources toward further difficulties which might emerge. There can be no assurances however that these procedures are sufficient to address the virtually unlimited number of differing circumstances relating to Year 2000 issues that might arise.

                                    BUSINESS

Overview

    We are an emerging provider of advanced, integrated telecommunications services primarily to residential and small business customers. We offer local and long distance telephone services in combination with Internet-based enhanced communications features. Through our uniquely designed web interface, our subscribers are able to manage their voice communications through the power of the Internet and the visual, "point and click" functionality of the personal computer. Our services are designed to make communications easier and more efficient.

    Our business strategy takes advantage of recent regulatory changes that enable us to gain access to the individual components of the traditional local telephone service provider's networks. Access to these components, in combination with our proprietary technology and advanced communications network, enables us to provide cost-effective local and long distance telephone services with enhanced features.

    We currently offer two services, Z-Line Home Edition and Z-Line Community, both centered around the Z-Line Communications Center. Located at www.myzline.com, the Z-Line Communications Center combines the convenience of the telephone with the power of the Internet. Accessible by telephone or the Internet, the Z-Line Communications Center enables our customers to direct, retrieve, deliver, compile and otherwise manage their voice communications.

Industry Background

    The Telecommunications Act of 1996 was passed principally to foster competition in the telecommunications markets. The Telecommunications Act imposes a variety of duties upon the traditional local telephone company providers, which are commonly referred to in the telecommunications industry as incumbent local exchange carriers, or ILECs, including the duty to provide other communications companies with access to their network elements on an unbundled basis at any feasible point, at rates and on terms and conditions that are just, reasonable and nondiscriminatory. The Telecommunications Act also establishes procedures under which the Bell operating companies will be allowed to handle long distance calls originating from within their telephone service area and terminating outside their area. The Bell operating companies were divested by AT&T in 1984 pursuant to court order under which they were prohibited from providing "in-region" long distance telephone service. With the passage of the Telecommunications Act, a Bell operating company can provide such in-region service, if it complies with a 14-point regulatory checklist, including offering interconnection to other communications companies and providing access to its unbundled network elements on terms approved by a state public service commission. A network element is a facility or piece of equipment of the local telephone company's network or the features, functions or capabilities such facility or equipment provides.

    On September 10, 1999, in an effort to comply with the 14-point regulatory checklist in order to be able to offer "in-region" long distance telephone service, Bell Atlantic filed a tariff which establishes favorable rates, terms and conditions under which competitors may purchase unbundled network elements in New York State. In its New York tariff, Bell Atlantic undertakes to provide unbundled network elements for provision of both residential telephone service and small business telephone service, with the exclusion of business service from end offices with two or more competitive local telephone service providers which are commonly referred to in the telecommunications industry as competitive local exchange carriers, or CLECs, collocated in that end office.

    On November 5, 1999, the FCC released an order establishing the list of unbundled network elements that incumbent local exchange carriers nationwide must provide. Taken together, these unbundled network elements comprise the most important facilities, features, functions and capabilities of the incumbent local exchange carrier's network. Under the FCC's order, the incumbent local exchange carriers must allow competing local telephone companies such as Z-Tel to use the unbundled network elements to provide basic local telephone service and must price the elements using a forward-looking, long-run incremental cost methodology. We expect the individual network components to be available at attractive prices nationwide as state regulatory authorities and incumbent local exchange carriers conform to recent Supreme Court and FCC mandates. Favorable pricing for unbundled network elements has been adopted in New York, Pennsylvania and Texas, and we expect will be adopted soon in Maryland, Massachusetts, Vermont and New Jersey. The prices for the use of these individual network components will nevertheless vary from state to state.

The Communications Problem

The Problem with the Telephone as a Communications Device

    Today's conventional telephone system, while simple, reliable and universal, is limited because it cannot effectively and easily locate people or direct messages and billing options are often complex. Currently, callers must know the telephone number of the party they are trying to reach prior to placing the call. The telephone itself, while convenient and easy-to-use, is limited in its ability to help the caller determine the correct number. Calling has become even more complex with the proliferation of mobile phones and pagers, as callers often need to try multiple numbers to reach a single party. Moreover, many consumer groups, which we refer to as communities, experience difficulty when sending messages out to multiple members, since they are not linked by a common voice mail system. Consumers face the additional complication of subscribing to multiple telephone services including local, long distance, calling card and personal toll-free number service from different companies, each of which has its own pricing and billing practices.

The Problem with the Internet as a Communications Device

    The introduction of the Internet has offered an alternative to the telephone system. Personal computers and other Internet access devices store names and addresses, thereby easing directory difficulties. The Internet allows users to send e-mail simultaneously to many people, whether they are present to receive it or not, which is useful in serving the communication needs of large groups. The cost to consumers for access to the Internet can be simple and known, usually based on a monthly fee paid to a single Internet service provider. However, the Internet does not yet offer voice communication of sufficient quality and reliability, and it does not have the widespread access or ease of use of the telephone, so that many consumers are not able to take advantage of its features.

    We believe that combining the features of the telephone and Internet solves many of the communication problems that consumers face. The telephone offers easy to use voice communication, and the Internet provides easy access to user directories and storing of messages. The telephone has been widely adopted by most individual consumers, while the Internet facilitates group communication. We believe that a significant market opportunity exists for a communications provider that can combine the power and efficiency of the Internet with the simplicity, reliability, and ease-of-access of the telephone.

Market Opportunity

    We currently offer our services in the areas of New York state served by Bell Atlantic, where we believe that we are one of few competitive local exchange carriers specifically targeting the needs of residential and small business customers. The initial states to adopt favorable prices for the complete platform of the individual network components are New York, Pennsylvania and Texas. According to the FCC, these states had over 19.6 million residential users and 1.4 million single line business users, with a total local and long distance market that exceeded $34.1 billion annually at the end of 1997. In addition, we believe that Maryland, Massachusetts, Vermont and New Jersey, with another 8.9 million residential users and 449,000 single line business users and a total local and long distance market of $16.4 billion, are in the process of adopting favorable prices for the complete platform of the individual network components that will permit us to cost-effectively implement our strategy. We believe that this represents a significant market opportunity for our enhanced communications services.

The Z-Tel Solution

    By integrating the simplicity of standard telephone service with the robust features that our Internet applications deliver, we have created a unique environment for managing communications which can be accessed by the telephone or personal computer. Our services provide real-time communications with the ability to integrate personal directories using our Internet interface, the Z-Line Communications Center. Specifically, we have the following competitive advantages:

      Cost-effective local and long distance telephone service. We provide a cost-effective bundled package of local and long distance telephone services that includes all the enhanced features of the Z-Line Communications Center in markets that have favorable regulatory environments. We target residential and small business customers for expansion of our Z-Line Home Edition service. We lease facilities of the existing incumbent local exchange carrier at a forward-looking, long-term incremental cost basis which enables us to avoid the need to invest significant capital into switching equipment at the incumbent local exchange carrier's central office. As a result, we are able to provide a competitively priced, bundled package that includes local and long distance telephone services.

      Enhanced communication services for groups and individual users nationwide. We offer our Z-Line Community package of long distance telephone service bundled with the Z-Line Communications Center to consumers, organizations and business users nationwide. Z-Line Community customers get access to the Z-Tel network's enhanced features and low-cost long distance service while retaining their current phone number and local and long distance service providers. The Z-Line Communications Center capabilities, including specialized features for directories and group messaging, provide value to users within sponsored communities by facilitating communication among dispersed community members.

      Seamless integration of personal organizational tools. The Z-Line Communications Center has been designed to allow users to download their personal directories from a variety of software packages, including Microsoft Outlook and Netscape. In addition, other personal contact managers such as Palm Pilot, can be downloaded into Outlook and then downloaded into the Z-Line Communications Center. Once this information has been downloaded, customers can use their database of contacts to easily create sub-directories for special group messaging. By utilizing the Z-Line Communications Center at www.myzline.com, customers can, with the click of a mouse, initiate calls or forward messages to contacts that have been stored in their personal directories. We believe the ability to manage personal directories on our network creates a more loyal customer over time due to the difficulty of transferring personal directories to other services.

      Scalable platform for new markets. The unbundling of network elements allows us to lease the incumbent local exchange carrier's facilities to provision our service to our customers. As a result, we can enter new markets quickly as they adopt favorable pricing without a significant investment in equipment. In addition, we have a centralized sales staff that receives incoming calls for new service and electronically provisions service to new customers. Using the Z-Line Communications Center, customers can manage and configure their own service requirements, thus minimizing the need for an expanded customer service infrastructure.

      Advanced proprietary technology. We have created an integrated and proprietary software and advanced network architecture that enables the enhanced features of our service. We have created software applications that can control the basic functions of initiating and completing a telephone call regardless of the access device such as a telephone or personal computer. This application allows our customers to simultaneously control all the basic functions of a telephone call from either the telephone or personal computer. In addition, we, in collaboration with a third party, have created our own proprietary billing system. We are also in the process of developing and enhancing our customer care, billing and provisioning software into one seamlessly integrated package.

      Our network is designed to route traffic to our main network operations center in Tampa for call management. This reduces our need to collocate network equipment in the central offices of the incumbent local exchange carrier in our target markets and enhances our ability to enter new markets quickly and cost effectively. Our network architecture also is designed to accommodate a number of developing technologies in the event that any one of these technologies widely proliferates, such as telephone calls over Internet protocol, digital subscriber line, asynchronous transfer mode, or coaxial cable systems.

The Z-Tel Strategy

    Our goal is to become the leading provider of integrated, web-enabled, enhanced communication services to residential and business customers. Significant elements of our strategy to achieve this goal include:

     Rapidly Penetrate Residential and Small Business Markets in Targeted States. We plan to exploit the new favorable pricing for unbundled network elements by offering Z-Line Home Edition in selected states as incumbent local exchange carriers conform to the FCC's mandate for these favorable pricing guidelines. This regulatory environment allows us to utilize the existing incumbent local exchange carriers' facilities in combination with our unique centralized network architecture and proprietary software. Using this technology, we are able to enter new markets both rapidly and with a reduced level of capital investment. We initially plan to concentrate on New York, Pennsylvania and Texas. In these states, we expect to be one of the first companies to offer integrated communications packages that include local and long distance telephone services as well as a host of advanced, web-enabled communication features. We believe our Z-Line Home Edition service will enable us to capture and retain market share in the markets which we enter.

      Offer Attractive Bundled Pricing for Our Suite of Integrated
  Services. We currently offer our services on a bundled pricing basis. We offer local and long distance telephone services at competitive prices and include our enhanced features free of charge depending on usage levels. Our integrated approach to offering a singular communications environment that can be accessed by multiple devices is currently not duplicated by our incumbent local exchange carrier competitors.

      Expand Z-Line Community Membership. We plan to continue building Z-Line Community membership by entering into arrangements with businesses, universities and other organizations that have group communication requirements to a large number of constituents. We expect our Z-Line Community members will be an important source of Z-Line Home Edition customers as members of these communities become familiar with our advanced services and Z-Line Home Edition becomes available in their markets.

      Acquire and Maintain Subscribers by Providing Integrated, Web-enabled, Enhanced Services. We intend to provide our customers with a full range of enhanced service features and options on a single communications platform. All of our current offerings include our Z-Line Communications Center which enables consumers to retrieve, deliver, store, compile and otherwise manage their voice communications. We are currently developing additional functionality that will be included in future offerings, including voice recognition, e-mail and fax by e-mail.

      Pursue an Aggressive Marketing Campaign. To achieve rapid penetration of our markets, we are planning an aggressive marketing strategy. We will attempt to establish recognition of our "Z" brand through advertisements and direct marketing campaigns. We will directly solicit new customers and may enter into joint marketing and co-branding arrangements with companies that have large, well-established customer franchises in our target markets. By forming alliances with Internet service providers, paging operators, other local telephone companies, cable television companies, utilities, newspapers, banks and credit card companies, we believe that we can efficiently penetrate large customer bases with a relatively small capital outlay. To date, we have not formed any of these types of alliances, but we are in active negotiations with potential marketing partners.

      Maintain State-of-the-Art Technology and an Advanced Communications Network. We intend to devote substantial resources to expanding and improving the technology that underlies our service offerings, as well as investing in our back office, customer support and billing systems. We believe that the scalable and modular design of our network architecture allows the addition of future communications service offerings without significant additional equipment costs. We may add new technologies and services such as digital subscriber line service through joint ventures and other relationships.

Service Offerings

    We offer local and long distance service and Internet access integrated with a full array of conventional and Internet-based, enhanced communication features primarily to consumers and small businesses. Our services merge the familiarity and simplicity of the telephone with the power and the visual, "point and click" functionality of the personal computer. We currently have two principal services, Z-Line Home Edition and Z-Line Community, both of which are based on our core Z-Line Communications Center.

    Z-Line Communications Center

    The core feature of our service offerings is the Z-Line Communications Center. The Z-Line Communications Center is a web site located at www.myzline.com, where our subscribers can retrieve, forward, deliver, store, compile and otherwise manage their voice mail and other communication needs. For example, users can view a list of their voice mail messages, create on-line address books, place calls with the click of a mouse or deliver voice messages to groups of other subscribers. The Z-Line Communications Center includes the following features:

    Messaging. From the Messaging tab on our web site, a subscriber can access voice mail messages and enable the Notify Me feature.


 . Voice Mail: Subscribers
              can view,
              store,
              forward and
              return
              voicemail
              messages
              with the
              click of a
              mouse.


 . Notify Me: Subscribers
             can enable
             the Notify Me
             feature to
             contact them
             via pager or
             e-mail upon
             the receipt
             of a new
             voice mail
             message.
                                           [GRAPHIC OF Z-TEL SCREEN CAPTURE]

    Calling. From the Calling tab on our web site, a subscriber can invoke the Web Dial feature or set up the Find Me feature.



 . Web Dial: Subscribers
            can input a
            contact's
            telephone
            number or
            select a
            frequently
            dialed number
            from a user-
            defined pull-
            down menu
            whereby the
            service dials
            the intended
            contact.

 . Find Me:  Subscribers
            can designate
            up to three
            numbers where
            the service
            can attempt to
            dial the
            subscriber
            when an
            outside party
            is attempting
            to call or,
            alternatively,
            the subscriber
            can choose the
            "do not
            disturb" feature that will automatically forward all calls to voice mail.
                       [GRAPHIC OF Z-TEL SCREEN CAPTURE]

    Address Book. From the Address Book tab on our web site, a subscriber can add contacts, create group lists, import contacts from a variety of software packages, look up other subscribers in the General Directory and refer others to become subscribers to our service.


 . Contacts: Subscribers
            can add
            contacts
            manually and,
            from their
            stored contact
            list, dial
            these contacts
            directly with
            the click of a
            mouse.


 . Lists:    Subscribers
            can create
            user-defined
            distribution
            lists from
            their personal
            contact lists
            for group
            messaging
            functions.

 . Import:   Subscribers
            can import
            their contacts
            from a variety
            of software
            packages,
            including
            Microsoft
            Outlook and
            Netscape.

 . General              [GRAPHIC OF Z-TEL SCREEN CAPTURE]
Directory:  Subscribers can look up the names and listed phone numbers of other subscribers, searching either by last name, first name, city or state.

 . Refer Others: Subscribers can refer other individuals to become subscribers by providing up to three e-mail addresses which will send out an automatic e-mail notifying the individuals of the benefits of our service.

    Communities. From the Communities tab on our web site, a subscriber can view their list of communities, search and join designated communities, invite other individuals to join communities and administrate the user access options of a community. Communities are pre-defined groups of users usually based on professional or personal affinities, that can be established either by group sponsors or individual subscribers.



 .My Communities:                    [GRAPHIC OF Z-TEL SCREEN CAPTURE]
               Subscribers
               can access
               their pre-
               defined
               communities
               to send
               messages to
               specific
               community
               members or
               the entire
               group.

 .Search/Join:  Subscribers
               can 1search
               for and join
               communities
               that have
               been
               designated
               for the
               individual
               member's
               inclusion.

 .Invite:       Subscribers
               can invite
               other
               subscribers to join their user-defined communities.

 .Administrate:  Subscribers can create and administrate communities by defining the parameters of their user-defined community. Communities can be set up to limit access to specified individuals.

    Account. From the Account tab on our web site, a subscriber is able to manage numerous administrative features and create user-defined pull-down menus for frequently used numbers.



 . My ID:    Subscribers    [GRAPHIC Of Z-TEL SCREEN CAPTURE]
            can change
            their personal
            identification
            and passwords
            from this
            location on
            our web site.

 . My Numbers: Subscribers
              can define
              up to ten
              commonly
              used numbers
              for easy
              selection
              from pull-
              down menus
              used on
              other
              locations of
              our web
              site.

 . Fast Access: Subscribers
               can enter
               up to six
               phone
               numbers
               from which
               they can
               access
               Z-Line,
               which will
               give the

            subscriber immediate access to the Z-Tel Network when dialing in from these numbers.

 . Profile:  Subscribers can manage their personal profile options including updating home address and billing information.

    Z-Line Home Edition

    Z-Line Home Edition packages low-priced local and long distance telephone services with our enhanced communication features and optional Internet access. Our Z-Line Home Edition service offering in New York includes, on a monthly basis:

                                            Option 1     Option 2     Option 3
                                          ------------ ------------ ------------
   Z-Line Home Edition Price............. $49.99/month $69.99/month $89.99/month
   Free Long Distance*................... 200 minutes  600 minutes  1000 minutes
   Local Calling......................... Unlimited    Unlimited    Unlimited
   Enhanced Z-Line Features ............. Free         Free         Free
   Optional Internet Access.............. $17.95/month $17.95/month $17.95/month

--------
 * Additional minutes are billed at a rate of 7.9 cents to 10 cents per minute.

    Based on our assumptions about a typical user's calling patterns, we believe that the monthly cost of a service package comparable to Option 1 above from Bell Atlantic Corporation, the incumbent local telephone service provider in New York state, along with a long distance package from a long distance service provider, would cost the consumer approximately $75. The Z-Tel package represent a savings of $25 per month, or 33%. We also offer packages with more long distance minutes for an additional monthly fee.

    Each of our Z-Line Home Edition plans also includes the following:

          Services                                 Features

 . retain existing phone         . web command and        . multiple number
  number                          control                  "find-me" service
 . unlimited local calling       . voice mail             . group messaging
 . 200 minutes of long           . caller                 . user-defined
  distance                        identification           communities
 . Z-Line Communications         . call forwarding        . one button call
  Center                        . 3-way calling            return
 . optional Internet access      . call waiting
  for $17.95/month

    Favorable unbundled network element platform pricing also has been adopted in Pennsylvania and Texas, and we also anticipate that favorable pricing will soon be issued in Maryland, Massachusetts, Vermont and New Jersey. Favorable pricing requirements for unbundled network elements and their wide availability were also a feature of the SBC Communications Inc./Ameritech Corporation merger order conditions recently approved by the FCC. Accordingly, we expect favorable pricing to be available soon in each state in the combined SBC/Ameritech regions. We intend to pursue these markets as soon as favorable pricing is implemented in each individual state.

    Z-Line Community

    Our Z-Line Community service is a package of usage-based long distance calling options bundled with the Z-Line Communications Center, offered to sponsored communities such as colleges, civic organizations and businesses. Z-Line Community customers get access to our enhanced features and low-cost long distance service while retaining their current phone number and local and long distance telephone service providers. Customers can access the Z-Tel network by dialing a toll-free or local telephone number and inputting a personal identification number or by calling from a pre-designated telephone number, in which case the Z-Tel network uses caller identification technology to recognize the caller and grant immediate access. Once connected, customers can place low-cost long distance calls or use the full suite of enhanced Z-Line Communications Center capabilities, including specialized features for messaging within their sponsored community.

    Our marketing efforts for Z-Line Community have focused on building communities in partnership with major sponsors, who may receive a portion of the revenue generated by their community members. For example, Delta Airlines is a Z-Tel customer that sponsors a community made up of their pilots, flight engineers and flight attendants, each of whom has a Z-line assigned to them in order for them to receive information about flight schedules, changes in scheduling and other information. In addition, each of them may choose to take advantage of special discount long distance rates and other Z-Line Community features. We also have agreed to provide Z-Line Community service to 31 colleges, including approximately one million students, faculty and administrators.

    Z-Line Community has features that benefit both the sponsor and members of a community. Sponsors can use group messaging features to deliver voice mail messages to their widely-dispersed members. Colleges, for instance, can use our services to simultaneously deliver voice mail messages to their widely dispersed students, including personalized information such as financial aid and class schedule updates. Students, faculty and administrators, meanwhile, can take advantage of low long distance rates, or set up their own sub-communities based on student groups or other affiliations in order to use the Z-Tel network to disseminate information.

    We generate revenue from Z-Line Community service when members use the Z-Tel network to make long distance calls or when a member uses voice mail in excess of preset monthly limits. Currently, we price our Z-Line Community long distance telephone service at a rate of 7.9 cents to 10 cents per minute, and charge 5 cents per minute when the member utilizes voice mail in excess of 300 minutes of voice mail in a month, excluding messages left by the community sponsor. More importantly, we expect that Z-Line Community members will be an important source of Z-Line Home Edition subscribers as they become familiar with our services and Z-Line Home Edition becomes available in their markets. Currently, we are providing Z-Line Community service in all 50 states.

Billing and Collection

    We have three primary methods for billing and collecting from our customers. For our Z-Line Home Edition customers, we can either mail a bill to their address for payment by check or set up an automatic withdrawal from the customer's checking account. For our Z-Line Community members, we require credit card billing, in which case we receive payment directly from the customer's credit card company. Our billing software can be further customized to handle new and different billing programs that we may offer to our customers.

Sales and Marketing

    As of September 30, 1999, our sales organization consisted of 26 employees in two major groups, direct and partnership marketing and community marketing, each of which sells both Z-Line Home Edition and Z-Line Community. Our sales activities include the following:

      Z-Line Home Edition. We primarily target residential and small business customers for our Z-Line Home Edition service through direct marketing programs. We are currently pursuing partnerships with Internet websites, Internet service providers, cellular carriers, paging carriers, financial institutions and utility companies. In most cases we intend to not only co-brand our offering with the partner, but also provide functional integration. For example, a partner may notify jointly-held customers of account balances, payments due, portfolio updates, sport scores or other events. We believe that the integrated functionality of our services will create additional loyalty from both partners and customers.

      Z-Line Community. We target Z-Line Community services to large organizations that require special integration and also to small and medium organizations that can use the standard community creation and maintenance capabilities available through www.myzline.com. Targeted large organizations include colleges and universities, transportation workers and national professionals and trade associations. Targeted small and medium organizations include social, educational, religious and sports organizations as well as small businesses and multi-level marketing companies. Our sales approach includes both tailored solutions sold by our sales associates as well as direct marketing and partnership programs.

      Communities that fit this profile typically have communications needs that are un-served or under-served. As a result, these communities represent a significant opportunity to acquire a large number of customers at a low acquisition cost. We believe that, over time, Z-Line Community customers will be a rich source of Z-Line Home Edition customers as they become familiar with the features of our services and Z-Line Home Edition becomes available in their market.

    Our marketing organization has the following primary responsibilities:

  . acquiring and conducting market research to ensure our products have the functionality, usability and value that are attractive to our target customers;

  . ensuring continuity in our branding and increasing awareness of Z-Tel brands, both on a standalone basis and in conjunction with our partners;

  . coordinating direct marketing programs and preparing all material for distribution; and

  . managing our interaction with the media and other external groups.

    We brand our services under the "Z" label. We expect to make active inroads in customer awareness and positive perception of Z-Tel and our brands. In these efforts, we leverage the uniqueness of our products and the differences between our products and the products of the incumbent providers. We intend to market our services by encouraging our target customers to ask, "Why have a phone line when you can have a Z-Line?"

Network Architecture

    Our network consists of the Z-Tel Command Center located in Tampa, Florida and seven remote network communication facilities, called Z-Nodes, located throughout the U.S. The Z-Nodes are linked to each other and to the Z-Tel Command Center via a sophisticated voice and data communications network. The Z-Tel Command Center is the centralized location for housing the hardware and proprietary software that manages our enhanced, web-enabled, integrated features. In addition, the Z-Tel Command Center can remotely monitor and operate all components of the remote Z-Nodes and distribute software updates across the entire network without disrupting service.

    Our network architecture is designed to provide regional points of presence that can be accessed locally by customers travelling outside of their home territories. Each regional Z-Node is connected to local and long distance communication networks and to the Z-Tel Command Center so that all proprietary customer information is instantaneously available to the customer for managing his or her communication needs. The communications network links each Z-Node to multiple calling areas, allowing less than 20 Z-Nodes to cost effectively serve 80% of the U.S. market.

    This distributed architecture allows us to both flexibly deploy hardware and also procure network services from a variety of providers, enabling us to minimize our capital investment and optimize our bandwidth requirements and origination and termination costs.

    Our proprietary software technology is designed to control the basic functions of initiating and completing a telephone call, regardless of the access device, by inserting our network technology throughout the call process. For example, an individual who is speaking on the telephone and is logged into our web site can simultaneously control the features of the telephone from either the personal computer or the telephone. In this example, without hanging up the telephone receiver, a caller can terminate the phone call with a click of the mouse and initiate the next call with a click of the mouse on a stored contact name located in the callers personal directory.

  Z-Line Home Edition

    The network configuration for the Z-Line Home Edition includes network elements leased from the incumbent local exchange carriers pursuant to tariffs plus network elements directly provided by us. The network elements we provide include a Class IV switch for each major geographical region, interconnection with long haul and short haul long distance carriers and direct connections to the Z-Tel Command Center. The Class IV switch serves all central offices with our bundled service offering and provides connectivity to the long distance networks. In New York, we have one Class IV switch through which we plan to initiate servicing 168 central offices covering New York City and Long Island beginning in 2000. We maintain dedicated transport between our Class IV switch in New York City and our Z-Tel Command Center.

    The Z-Tel Command Center includes the following elements:

  . programmable Excel switches that accept incoming calls;

  . Sun servers that host our proprietary software applications, primarily written in Java, and our Oracle databases;

  . Windows NT servers that include Dialogic voice processing hardware; and

  . web servers that interface with the Sun servers.

    We believe our network architecture provides us with the following advantages:

  . low capital investment to enter a new market; and

  . a highly intelligent network that makes the Z-Tel network unique in functionality and usability for end users.

    Currently, our Z-Nodes provide toll-free and local city access to the Z-Line Community service offering. However, the Z-Nodes can be easily upgraded to provide Z-Line Home Edition service with a modest amount of additional investment in equipment and network facilities.

  Future Network Planning

    An important part of our technology platform is the separation of our intelligent network components. Our proprietary software applications reside in our Sun servers, which can connect to many different types of networks. As a result, we will be able to accommodate numerous transport modes including circuit switched, packet switched, digital subscriber lines and Internet protocol.

Z-Tel Operations Support Systems and Customer Support

    We have invested substantially in our software platform which includes integrated customer ordering and provisioning, customer service and billing functionality for our services. For Z-Line Community service, a new subscriber can enroll via the Internet or our toll free number with service immediately activated. The Z-Line Communications Center allows our Z-Line Home Edition customers to change billing options and service feature configurations. A subscriber may also update service configurations on the telephone.

    The Z-Line Home Edition orders require us to interact with the applicable local exchange carrier. Currently, after receiving a signed letter of authorization, we enter orders in an electronic Web-based interface provided by Bell Atlantic and our provisioning agents also enter the order in the Z-Tel system.

    We expect to invest over the next year to expand our operations support systems to include electronic gateways to the major incumbent local exchange carriers, network element management software, and a standard internal provisioning interface that can handle multiple incumbent local exchange carrier ordering systems. This investment will include outside integration and consulting assistance.

    We currently employ 110 people in our customer service and provisioning groups. Our customer service center is open 24 hours per day, 7 days per week.

Intellectual Property and Proprietary Rights

    We have developed our own proprietary software that governs the interaction among our hardware and software, known as the Z-Tel Network, and the systems of the incumbent local exchange carriers and interexchange (or long distance) carriers with which our network interconnects. We have designed proprietary software applications that govern the interaction of numerous hardware components of our network. Our proprietary software applications also enable our Z-Nodes to access and utilize diverse databases.

    Our intellectual property reflects the know-how, work product and inventions of our over 70 engineers, programmers and development professionals, each of whom has executed a confidentiality agreement with us. Our research and development team, based at our technology center in Atlanta, has substantial experience in computer technology, telecommunications, web-based services, database management and integration, and network development, architecture, operation and management.

    We have also entered into, and will continue to enter into, nondisclosure agreements with our employees, independent contractors, business customers and others. We believe these agreements will protect our confidential and proprietary information, whether or not such information is copyrighted or subject to trademark or patent protection. We intend to take all appropriate legal action to protect our ownership and the confidentiality of all our proprietary software, including the filing of copyrights in the U.S. Copyright Office.

    We have filed trademark applications for federal registration of more than forty trademarks with the United States Patent and Trademark Office including Z-TEL, Z-TEL TECHNOLOGIES, INC., Z-TEL COMMUNICATIONS, INC. AND DESIGN, Z-NODE, Z-LINE, Z-NOTIFY, Z-SITE, Z-MAILBOX, Z-DIRECTORY, Z-NOW!, Z-NUMBER, Z-BILL PAYMENT SERVICES, Z-NET, GENERATION Z, MYZLINE and YOUR PERSONAL TELECOMMUNICATIONS PORTAL.

Competition

Overview

    The telecommunications industry is highly competitive. At present, few telecommunications carriers provide the type of bundled packages that include the range of services and features we offer, but various competitors offer one or more of the services that make up our service offering. Competition in the local telephone services market is still emerging, but already has attracted many strong competitors. Competition in the long distance and information services markets, which have fewer entry barriers, is already intense and is expected to remain so.

    We believe that the principal competitive factors affecting our business will be the quality and reliability of our services, innovation, customer service and price. Our ability to compete effectively will depend upon our continued ability to offer innovative, high-quality, market-driven services at prices generally equal to or below those charged by our competitors. Many of our current and potential competitors have greater financial, marketing, personnel and other resources than we do, as well as other competitive advantages.

Local Telephone Service

  Incumbent Local Exchange Carriers

    In each of our target markets, we will compete with the incumbent local exchange carrier serving that area, such as the Bell operating companies and GTE Corporation. As a recent entrant in the telecommunications services industry, we have not achieved and do not expect to achieve a significant market share for any of our services in our markets in the foreseeable future. In particular, the incumbent local exchange carriers have long-standing relationships with their customers, have financial, technical and marketing resources substantially greater than ours, have the potential to subsidize services which compete with our services with revenue from a variety of other unregulated businesses, and currently benefit from certain existing regulations that favor the incumbent local exchange carriers over us in certain respects.

    Recent regulatory initiatives which allow competitive local exchange carriers, such as us, to interconnect with incumbent local exchange carrier facilities and acquire and combine the unbundled network elements of an incumbent local exchange carrier provide increased business opportunities for us. However, such interconnection opportunities have been, and likely will continue to be, accompanied by increased pricing flexibility and relaxation of regulatory oversight for the incumbent local exchange carriers.

    Competitive Local Exchange Carriers. The Telecommunications Act radically altered the market opportunity for competitive local exchange carriers. Competitive access providers who entered the market prior to passage of the Telecommunications Act built their own infrastructure to offer exchange access services to large end-users. Since passage of the Telecommunications Act, many competitive access providers have added switches to become competitive local exchange carriers in order to take advantage of the opening of the local market. With the Telecommunications Act requiring unbundling of the incumbent local exchange carrier networks, competitive local exchange carriers will now be able to more rapidly enter the market by leasing switches, trunks and loop capacity until traffic volume justifies building facilities. Newer competitive local exchange carriers, like us, will not have to replicate existing facilities and can be more opportunistic in designing and implementing networks that could have the effect of increasing competition for local exchange services.

    Interexchange Carriers. We also expect to face competition from other current and potential market entrants, including interexchange carriers such as AT&T, MCI WorldCom, and Sprint, seeking to enter, reenter or expand entry into the local exchange market. A continuing trend toward consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, as well as the development of new technologies, could give rise to significant new competitors. For example, in September 1998, WorldCom merged with MCI Communications Corp. and, in October 1999, MCI WorldCom and Sprint Communications Company, L.P. announced merger plans. In March 1999, AT&T acquired Tele-Communications, Inc., the largest provider of cable television services in the United States. These types of consolidations and strategic alliances could put us at a competitive disadvantage.

Long Distance Telephone Service

    The long distance telecommunications industry has numerous entities competing for the same customers and a high average churn rate because customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. Our primary competitors include major interexchange carriers such as AT&T, MCI WorldCom, Sprint and Qwest Communications International Inc., certain incumbent local exchange carriers and resellers of long distance services. We believe that pricing levels are a principal competitive factor in providing long distance telephone service; however, we

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

plan to avoid direct price competition by bundling long distance telephone service with a wide array of value-added services.

    Incumbent local exchange carriers that offer a package of local, long distance telephone and information services will be particularly strong competitors. Incumbent local exchange carriers, other than the Bell operating companies, are currently providing long distance as well as local services. We believe that Bell operating companies will attempt to offset share losses in their local markets by attempting to capture a significant percentage of the long distance market.

Enhanced Services

    Our Z-Tel Home Edition will compete with a variety of enhanced service companies including onebox.com, jfax.com, Virtel and AccessLine Communications. Enhanced services markets are highly competitive, and we expect that competition will continue to intensify. Our competitors in these markets will include Internet service providers, web-based communications service providers and other telecommunications companies, including the major interexchange carriers, incumbent local exchange carriers, competitive local exchange carriers and wireless carriers.

Other Market Entrants

    We may face competition in local, long distance and information services from other market entrants such as electric utilities, cable television companies, fixed and mobile wireless system operators, and operators of private networks built for large end-users. All of these companies are free to offer bundled services similar to those that we offer. Electric utilities have existing assets and low cost access to capital that could allow them to enter a market rapidly and accelerate network development. Cable television companies are also entering the telecommunications market by upgrading their networks with fiber optics and installing facilities to provide fully interactive transmission of broadband voice, video and data communications. Wireless companies have developed, and are deploying in the United States, wireless technology as a substitute for traditional wireline local telephones. The recent World Trade Organization agreement on basic telecommunications services could increase the level of competition we face. Under this agreement, the United States and 68 other member states of the World Trade Organization committed to open their respective telecommunications markets, including permitting foreign companies to enter into basic telecommunications services markets. This development may increase the number of established foreign-based telecommunications carriers entering the U.S. markets.

    The Telecommunications Act includes provisions which impose certain regulatory requirements on all local exchange carriers, including competitive local exchange carriers. At the same time, the Telecommunications Act expands the FCC's authority to reduce the level of regulation applicable to any or all telecommunications carriers, including incumbent local exchange carriers. The manner in which these provisions are implemented and enforced could have a material adverse effect on our ability to compete successfully against incumbent local exchange carriers and other telecommunications service providers.

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

Government Regulation

Overview

    We operate as an unregulated provider of information services, as that term is defined in the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and as an enhanced service provider, as that term is defined in the FCC rules, in providing our non-common carrier services such as voice mail, "find-me," notification and directory services offered through the Z-Line Communications Center. These operations currently are not regulated by the FCC or the states where we operate. In providing Z-Line Home Edition and our long distance services, we are regulated as a common carrier at the state and federal level. In offering these regulated telecommunications services as a common carrier, we are subject to additional rules and policies not applicable to providers of information services alone. In addition, we are certificated as a competitive local exchange carrier in a number of states, and are seeking this certification in additional states.

    The local and long distance telecommunications services we provide are regulated by federal, state, and, to some extent, local government authorities. The FCC has jurisdiction over all telecommunications common carriers to the extent they provide interstate or international communications services. Each state regulatory commission has jurisdiction over the same carriers with respect to the provision of intrastate communications services within that state. Local governments sometimes seek to impose franchise requirements on telecommunications carriers and regulate construction activities involving public rights-of-way. Changes to the regulations imposed by any of these regulators could have a material adverse effect on our business, operating results and financial condition.

    In recent years, the regulation of the telecommunications industry has been in a state of flux as the United States Congress and various state legislatures have passed laws seeking to foster greater competition in telecommunications markets. The FCC and state utility commissions have adopted many new rules to implement this legislation and encourage competition. These changes, which are still incomplete, have created new opportunities and challenges for us and our competitors. The following summary of regulatory developments and legislation is intended to describe the most important, but not all, present and proposed federal, state and local regulations and legislation affecting the telecommunications industry. Some of these and other existing federal and state regulations are the subject of judicial proceedings and legislative and administrative proposals which could change, in varying degree, the manner in which this industry operates. We cannot predict the outcome of any of these proceedings, or their impact on the telecommunications industry at this time. Some of these future legislative, regulatory or judicial changes may have a material adverse impact on our business.

Federal Regulation

    FCC Policy on Enhanced and Information Services

    In 1980, the FCC created a distinction between basic telecommunications services, which it regulates as common carrier services, and enhanced services, which remain

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

unregulated. The FCC exempted enhanced service providers from federal regulations governing common carriers, including the obligation to pay access charges for the origination or termination of calls on carrier networks and the obligation to contribute to universal service. The Telecommunications Act of 1996 established a similar distinction between telecommunications services and information services. Changing technology and changing market conditions, however, sometimes make it difficult to discern the boundary between unregulated and regulated services.

    In general, information services are value-added services that use regulated transmission facilities only as part of a services package that also includes network or computer software to change or enhance the information transmitted. We believe that most of the services we provide, including voice mail, "find me," notification, and directory services offered through the Z-Line Communications Center fall within this definition. Because the regulatory boundaries in this area are somewhat unclear and subject to dispute, however, the FCC could seek to characterize some of our information services as "telecommunications services." If that happens those services would become subject to FCC regulation, although the impact of that reclassification is difficult to predict.

    In general, the FCC does not regulate the rates, services, and market entry and exit of non-dominant telecommunications carriers, but does require them to contribute to universal service and comply with other regulatory requirements. We are currently regulated as non-dominant with respect to both our local and long distance telephone services.

FCC Regulation of Common Carrier Services

    We currently are not subject to price cap or rate of return regulation at the federal level and are not currently required to obtain FCC authorization for the installation, acquisition or operation of our domestic exchange or interexchange network facilities. However, we must comply with the requirements of common carriage under the Communications Act of 1934. We are subject to the general requirement that our charges and terms for our telecommunications services be "just and reasonable" and that we not make any "unjust or unreasonable discrimination" in our charges or terms. The FCC has jurisdiction to act upon complaints against any common carrier for failure to comply with its statutory obligations.

    Comprehensive amendments to the Communications Act of 1934 were made by the Telecommunications Act of 1996, which was signed into law on February 8, 1996. The Telecommunications Act effected changes in regulation at both the federal and state levels that affect virtually every segment of the telecommunications industry. The stated purpose of the Telecommunications Act is to promote competition in all areas of telecommunications. While it may take years for the industry to feel the full impact of the Telecommunications Act, it is already clear that the legislation provides us with new opportunities and challenges.

    Interconnection. The Telecommunications Act greatly expands the interconnection requirements applicable to the incumbent local exchange carriers, i.e., generally, those existing local exchange carriers that, in the past, enjoyed virtual or legal monopoly status. The Telecommunications Act requires the incumbent local exchange carriers to:

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

  . provide physical collocation, which allows companies such as us and other competitive local exchange carriers to install and maintain our own network termination equipment in incumbent local exchange carrier central offices or, if requested or if physical collocation is demonstrated to be technically infeasible, virtual collocation;

  . offer components of their local service networks on an unbundled basis so that other providers of local service can use these elements in their networks to provide a wide range of local services to customers; and

  . establish "wholesale" rates for their services to promote resale by competitive local exchange carriers. We currently do not have plans to enter any markets by reselling incumbent local exchange carrier service.

    In addition, all local exchange carriers must:

  . interconnect with the facilities of other carriers;

  . establish number portability, which will allow a customer to retain its existing phone number if it switches from the local exchange carrier to a competitive local service provider;

  . provide nondiscriminatory access to telephone poles, ducts, conduits and rights-of-way; and

  . compensate other local exchange carriers on a reciprocal basis for traffic originated by one local exchange carrier and terminated by another local exchange carrier.

    The FCC is charged with establishing national guidelines to implement certain portions of the Telecommunications Act. The FCC issued its interconnection order on August 8, 1996. Among other rules, the FCC established a list of seven network elements, comprising most of the significant facilities, features, functionalities, or capabilities of the network, that the incumbent local exchange carriers must unbundle. It is possible for competitors to provide competitive local exchange service using only these unbundled network elements. In addition, the FCC mandated a particular forward looking pricing methodology for these network elements that produces relatively low element prices that are favorable to competitors.

    On July 18, 1997, however, the United States Court of Appeals for the Eighth Circuit issued a decision vacating the FCC's pricing rules, as well as certain other portions of the FCC's interconnection rules, on the grounds that the FCC had improperly intruded into matters reserved for state jurisdiction. On January 25, 1999, the Supreme Court largely reversed the Eighth Circuit's order, holding that the FCC has general jurisdiction to implement the local competition provisions of the Telecommunications Act. In so doing, the Supreme Court stated that the FCC has authority to set pricing guidelines for unbundled network elements, to prevent incumbent local exchange carriers from disaggregating existing combinations of network elements, and to establish "pick and choose" rules regarding interconnection agreements. "Pick and choose" rules would permit a carrier seeking interconnection to pick and choose among the terms of service from other interconnection agreements between the incumbent local exchange carriers and other competitive local exchange carriers. This action reestablishes the validity of many of the FCC rules vacated by the Eighth Circuit.

    Although the Supreme Court affirmed the FCC's authority to develop pricing guidelines, the Supreme Court did not evaluate the specific forward-looking pricing methodology mandated by the FCC and has remanded the case to the Eighth Circuit for further consideration. Some incumbent local exchange carriers have argued that this pricing methodology does not allow adequate compensation for the provision of unbundled network elements. The Eighth Circuit heard oral arguments on this pricing issue on September 16, 1999, but has not yet issued a ruling.

    The Supreme Court also remanded the list of unbundled network elements to the FCC for further consideration of the necessity of each one under the statutory standard. On November 5, 1999, the FCC released an order largely retaining its list of unbundled network elements, but eliminating the requirement that incumbent local exchange carriers provide unbundled access to local switching for customers with four or more lines in the densest parts of the top 50 Metropolitan Statistical Areas, and to operator services and directory assistance. The FCC concluded that the market has developed since 1996 such that competitors can and do self-provision these services, or acquire them from alternative sources. The FCC also noted that incumbent local exchange carriers remain obligated under the non-discrimination requirements of the Communications Act of 1934 to comply with the reasonable request of a carrier that purchases these services from the incumbent local exchange carriers to rebrand or unbrand those services, and to provide directory assistance listings and updates in daily electronic batch files. In addition, the competitive checklist contained in section 271 of the Communications Act of 1934 requires Bell operating companies to provide nondiscriminatory access to these services.

    These new FCC rules are likely to be the subject of further appeals. Thus, while the Supreme Court resolved many issues, including the FCC's jurisdictional authority, other issues remain subject to further consideration by the courts and the FCC. We cannot predict the ultimate disposition of those matters. If the Eighth Circuit fails to affirm the FCC's pricing methodology-- which is favorable to competitors such as us because it is based on forward-looking costs--then unbundled network element prices, including prices for unbundled network element combinations, may rise. Such increases would have a materially adverse effect on our business.

    Interconnection Agreements. The Telecommunications Act obligates incumbent local exchange carriers to negotiate with us in good faith to enter into interconnection agreements. Competitive local exchange carriers like us can purchase unbundled network elements under such an agreement or under a tariff or a Statement of Generally Available Terms filed with the state regulators. Although we purchase the unbundled network element platform in New York under Bell Atlantic's tariff, we will need interconnection agreements in some states to provide enhanced connectivity to our network and to provide local exchange services, including Z-Line Home Edition. If we cannot reach agreement, either side may petition the applicable state commission to arbitrate remaining disagreements. These arbitration

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

proceedings can last up to 9 months. Moreover, state commission approval of any interconnection agreement resulting from negotiation or arbitration is required, and any party may appeal an adverse decision by the state commission to federal district court, although some federal district courts have refused to exercise jurisdictions over such cases. The potential cost in resources and delay from this process could harm our ability to compete in certain markets, and there is no guarantee that a state commission would resolve disputes, including pricing disputes, in our favor.

    Collocation and Line Sharing. The FCC recently adopted new rules designed to make it easier and less expensive for competitive local exchange carriers to obtain collocation at incumbent local exchange carrier central offices by, among other things, restricting the incumbent local exchange carriers' ability to prevent certain types of equipment from being collocated and requiring incumbent local exchange carriers to offer alternative collocation arrangements to competitive local exchange carriers. On November 18, 1999, the FCC also adopted a new order requiring incumbent local exchange carriers to provide line sharing, which will allow competitive local exchange carriers to offer data services over the same line that a consumer uses for voice services without the competitive local exchange carriers having to provide the voice service. While we expect that the FCC's new rules will be beneficial to competitive local exchange carriers, we cannot be certain that these new rules will be implemented by the incumbent local exchange carrier in a favorable manner. Moreover, incumbent local exchange carriers or other parties may ask the FCC to reconsider some or all of these rules, or may appeal these rules in federal court. We cannot predict the outcome of these actions or the effect they may have on our business.

    Bell Operating Company Entry into the Long Distance Market. The Telecommunications Act permitted Bell operating companies to provide long distance services outside their local service regions immediately, and will permit them to provide in-region long distance service upon demonstrating to the FCC and state regulatory agencies that they have adhered to the Telecommunication Act's Section 271 14-point competitive checklist. Some Bell operating companies have filed applications with various state public utility commissions and the FCC seeking approval to offer in-region interLATA service. Some states have denied these applications while others have approved them. However, to date, the FCC has denied each of the Bell operating company applications brought before it because it found that the Bell operating company had not sufficiently made its local network available to competitors. On September 29, 1999, Bell Atlantic filed with the FCC an application to provide in-region long distance service originating in New York State. The FCC is expected to issue a decision on this Petition by December 28, 1999. We also expect other Bell operating companies to file similar applications in 1999 and 2000. We cannot predict the outcome of the New York Section 271 application but, if granted, it could increase competition in the long distance market in New York.

    Universal Service. In May 1997, the FCC released an order establishing a significantly expanded universal service regime to subsidize the cost of telecommunications service to high cost areas, as well as to low-income customers and qualifying schools, libraries, and rural health care providers. Providers of interstate telecommunications services, like us, as well as certain other entities, must pay for these programs. We are also eligible to receive

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

funding from these programs if we meet certain requirements, but we do not currently have plans to do so. Our share of the payments into these subsidy funds will be based on our share of certain defined telecommunications end-user revenues. Currently, the FCC is assessing such payments on the basis of a provider's revenue for the previous year. Various states are also in the process of implementing their own universal service programs. We are currently unable to quantify the amount of subsidy payments that we will be required to make and the effect that these required payments will have on our financial condition. On July 30, 1999, the United States Court of Appeals for the Fifth Circuit overturned certain of the FCC's rules governing the basis on which the FCC collects subsidy payments from telecommunications carriers and recovery of those payments by incumbent local exchange carriers. In October 1999, on remand, the FCC issued new universal service rules. These or other changes to the universal service program could affect our costs. One or more parties may seek review of the new FCC rules by the Fifth Circuit and subsequently by the Supreme Court. The Fifth Circuit also remanded other rules to the Commission for further consideration.

    Tariffs and Rates. In 1996, the FCC issued an order that required nondominant interexchange carriers, like us, to cease filing tariffs for our domestic interexchange services. The order required mandatory detariffing and gave carriers nine months to withdraw federal tariffs and move to contractual relationships with their customers. This order subsequently was stayed by a federal appeals court, and it is unclear at this time whether the detariffing order will be implemented. In June 1997, the FCC issued another order stating that nondominant local exchange carriers, like us, could withdraw their tariffs for interstate access services provided to long distance carriers. If the FCC's orders become effective, nondominant interstate services providers will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions under which they offer their interstate services. If we cancel our FCC tariffs as a result of the FCC's orders, we may need to implement customer contracts which could result in substantial administrative expenses.

    In March 1999, the FCC adopted further rules that, while still maintaining mandatory detariffing, nonetheless require interexchange carriers to make specific public disclosures on their web sites of their rates, terms and conditions for domestic interstate services. The effective date for these rules is also delayed until a court decision on the appeal of the FCC's detariffing order.

    Jurisdictional Nature of Internet Traffic. Recently, the FCC has determined that both continuous access and dial-up calls from a customer to an Internet service provider are interstate, not local, calls, and, therefore, are subject to the FCC's jurisdiction. The FCC has initiated a proceeding to determine the effect that this regulatory classification will have on the obligation of local exchange carriers to pay reciprocal compensation for dial-up calls to Internet service providers that originate on one local exchange carrier network and terminate on another local exchange carrier network. Moreover, several states are considering this issue, and several states have held that local exchange carriers do not need to pay reciprocal compensation for calls terminating at Internet service providers. We cannot predict the effect that the FCC's resolution of these issues will have on our business.

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

    Numbering and Number Portability. In August 1997, the FCC issued rules transferring responsibility for administering and assigning local telephone numbers from the Bell operating companies and other incumbent local exchange carriers to a neutral entity in each geographic region in the United States. In August 1996, the FCC issued new numbering regulations that prohibit states from creating new area codes that could unfairly hinder competitive local exchange carrier by requiring their customers to use 10 digit dialing while existing incumbent local exchange carrier customers use seven digit dialing. In addition, each carrier is required to contribute to the cost of numbering administration through a formula based on net telecommunications revenues. Beginning in March 2000, contributions for this purpose will be based on end user telecommunications revenues.

    In July 1996, the FCC released rules requiring all local exchange carriers to have the capability to permit both residential and business consumers to retain their telephone numbers when switching from one local service provider to another, known as "number portability." Number portability has been implemented in some of the areas, including New York where we contemplate providing service, but has not been implemented everywhere in the United States. Some carriers have obtained waivers of the requirement to provide number portability, and others have delayed implementation by obtaining extensions of time before compliance is required. Lack of number portability in a given market could adversely affect our ability to attract customers for our competitive local exchange service offerings, particularly business customers.

    In May, 1999, the FCC also initiated a proceeding to address the problem of the declining availability of area codes and phone numbers. Many of these numbering-related issues are subject to further change by the FCC and the courts, and could produce added administrative expenses for us.

    Restrictions on Bundling. Current FCC rules prohibit dominant carriers from bundling their non-competitive, regulated telecommunications services with their unregulated enhanced or information services. The Commission has never enforced this rule with respect to competitive local exchange carriers and has proposed eliminating the rule for all carriers.

    Slamming. A customer's choice of local or long distance telecommunications company is encoded in a customer record, which is used to route the customer's calls so that the customer is served and billed by the desired company. A user may change service providers at any time, but the FCC and some states regulate this process and require that specific procedures be followed. When these procedures are not followed, particularly if the change is unauthorized or fraudulent, the process is known as "slamming." Slamming is such a significant problem that it has been addressed in detail by Congress in the Telecommunications Act, by some state legislatures, and by the FCC in recent orders. The FCC has levied substantial fines for slamming. The risk of financial damage and to business reputation from slamming is significant. Even one slamming complaint could cause extensive litigation expenses for us. The FCC recently decided to apply its slamming rules (which originally covered only long distance) to local service as well.

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

    Network Information. The Communications Act of 1934 and FCC rules protect the privacy of certain information about telecommunications customers that a telecommunications carrier such as Z-Tel acquires by providing telecommunications services to such customers. Such protected information, known as Customer Proprietary Network Information, includes information related to the quantity, technological configuration, type, destination and the amount of use of a telecommunications service. Under the FCC's rules, a carrier may not use the customer proprietary network information acquired through one of its offerings of telecommunications services to market certain other services without the approval of the affected customers. The United States Court of Appeals for the Tenth Circuit recently overturned the FCC's rules regarding the use and protection of customer proprietary network information. The FCC recently relaxed its customer proprietary network information rules somewhat, but it also has sought reconsideration of the Tenth Circuit decision.

    Other Issues. There are a number of other issues and proceedings that could have an effect on our business in the future, including:

  . The FCC has adopted rules to require telecommunications service providers to make their services accessible to individuals with disabilities, if readily achievable. In addition, we may be required to contribute to a governmental fund supporting Telecommunications Relay Service, which permits persons with hearing or speech disabilities to use the telecommunications network more easily.

  . The FCC has also ordered telecommunications service providers to provide law enforcement personnel with a sufficient number of ports and technical assistance in connection with wiretaps. We cannot predict the cost to us of complying with this order.

  . The FCC has adopted new rules designed to make it easier for customers to understand the bills of telecommunications carriers. These new rules establish certain requirements regarding the formatting of bills and the information that must be included on bills. These rules have been appealed in Federal court.

  . We are subject to annual regulatory fees assessed by the FCC, and must file an annual employment report to comply with the FCC's Equal Employment Opportunity policies.

  . The FCC has adopted an Order granting limited pricing flexibility to large incumbent local exchange carriers, and is considering granting additional pricing flexibility and price deregulation options. These actions could increase competition for some of our services.

    The foregoing is not an exhaustive list of proceedings or issues that could materially affect our business. We cannot predict the outcome of these or any other proceedings before the courts, the FCC, or state or local governments.

State Regulation

    To the extent that we provide telecommunications services which originate and terminate in the same state, we are subject to the jurisdiction of that state's public service

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

commission. As our local service business and product lines expand, we will offer more intrastate service and may become increasingly subject to state regulation. The Telecommunications Act maintains the authority of individual state utility commissions to preside over rate and other proceedings, and to impose their own regulation on local exchange and intrastate interexchange services, so long as such regulation is not inconsistent with the requirements of federal law. For instance, states may require us to obtain a Certificate of Public Convenience and Necessity before commencing service in the state, and may impose tariff and filing requirements, consumer protection measures, and obligations to contribute to universal service and other funds. State commissions also have jurisdiction to approve negotiated rates, or establish rates through arbitration, for interconnection, including rates for unbundled network elements. We have state regulatory authority to provide competitive local exchange services in 27 states. We also have state regulatory authority to provide interexchange services in approximately 43 states.

    We are subject to requirements in some states to obtain prior approval for, or notify the state commission of, any transfers of control, sales of assets, corporate reorganizations, issuances of stock or debt instruments and related transactions. Although we believe such authorizations could be obtained in due course, there can be no assurance that state commissions would grant us authority to complete any of these transactions.

    The Telecommunications Act generally preempts state statutes and regulations that restrict the provision of competitive services. As a result of this broad preemption, we will be generally free to provide the full range of local, long distance, and data services in any state. While this action greatly increases our potential for growth, it also increases the amount of competition to which we may be subject. States, however, may still restrict competition in some rural areas.

    In particular, we expect to provide our Z-Line Home Edition service in Texas and Pennsylvania within the next twelve months. In Texas, we obtained facilities-based local exchange authority from the Texas public service commission in late October 1999. We plan to operate in Texas under the terms and conditions of a recently adopted tariff that provides for items that we need to provide residential service offerings in a manner similar to that which we are currently providing in New York. To date, SBC Communications Inc. (the Bell operating company operating in Texas) has declined to make these terms and conditions available to us until the Texas public service commission approves SBC Communications Inc's. application to provide out-of-region long distance service. In the meantime, we are considering other options to provide service in Texas, including electing to participate in a number of existing interconnection agreements that make available the unbundled network elements necessary to provide our Z-Line Home Edition Service. In Pennsylvania, we expect to operate according to Bell Atlantic's unbundled network element platform tariff, which is similar to the tariff under which we currently operate in New York. The Pennsylvania public service commission has recently granted a stay to Bell Atlantic with respect to its order to make substantial revisions to its unbundled network element platform tariff. Bell Atlantic is now required to refile by December 1, 1999. Bell Atlantic has appealed the Pennsylvania public service commission's order to the Pennsylvania state supreme court. We are awaiting the new tariff and the outcome of Bell Atlantic's appeal to make a final determination regarding our plans to commence offering our Z-Line Home Edition service in Pennsylvania.

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

Local Government Regulation

    We may be required to obtain street opening and construction permits from municipal authorities to install our facilities in some cities. In some of the areas where we provide service, we may be subject to municipal franchise requirements requiring us to pay license or franchise fees either on a percentage of gross revenue, flat fee or other basis. The Telecommunications Act prohibits municipalities from discriminating among telecommunications service providers in imposing fees or franchise requirements. In some localities, the FCC has preempted fees and other requirements determined to be discriminatory or to effectively preclude entry by competitors, but such proceedings have been lengthy and the outcome of any request for FCC preemption would be uncertain.

Employees

    As of September 30, 1999, we had approximately 200 full-time employees, excluding approximately 60 individuals employed by a temporary employment service, some of whom we expect to offer full-time employment and three independent contractors. None of our employees are covered under collective bargaining agreements and we believe that our relationships with our employees are good.

    In connection with the deployment of our network architecture and the execution of our business plan, we believe that the number of our customer service, information systems installation and sales and marketing personnel will increase significantly.

Properties

    We currently lease our principal executive offices in Tampa, Florida and our principal engineering offices in Atlanta, Georgia.

Legal Proceedings

    We are a party to various routine administrative proceedings. For more information, please refer to the sections entitled "Business--Government Regulation."

    In addition, in May 1998 we received a letter from Premiere Technologies, Inc. ("Premiere"), threatening legal action based on the allegation that our chief executive officer, Mr. Smith, a founder, director and executive vice president of Premiere, had, among other things, improperly used trade secrets belonging to Premiere in connection with the development of our technology. Although the parties have subsequently had some discussions and exchanged correspondence, including a letter sent by Premiere to us in December 1999 reiterating prior claims, Premiere has never commenced any legal proceedings against us or Mr. Smith. While we believe that Premiere's alleged claims are without merit, we cannot assure you that Premiere will not try to pursue its claims through litigation or what the outcome of such litigation would be.

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                                   MANAGEMENT

Directors and Executive Officers

    The following sets forth certain information regarding our directors and executive officers as of October 1, 1999:

           Name             Age                     Position
--------------------------- --- ------------------------------------------------
D. Gregory Smith...........  40 President, Chief Executive Officer and Chairman
                                 of the Board and Director
David J. Malfara, Sr.......  44 President, Z-Tel Network Services, Inc.
John M. Hutchens...........  52 Senior Vice President--Chief Financial Officer
Charles W. McDonough.......  48 Senior Vice President--Chief Technology Officer
J. Bryan Bunting...........  53 Senior Vice President--Engineering and Technical
                                 Support
James A. Kitchen...........  39 Senior Vice President--Chief Architect
Mark H. Johnson............  42 Secretary and Treasurer
Andrew L. Graham...........  41 Chief Legal Officer
Robert A. Curtis...........  32 Senior Vice President--Strategic Planning
Doug W. Jackson............  34 Vice President--Marketing
Eduard J. Mayer............  47 Director and Vice President--Strategic Alliances
Douglas C. Williamson......  48 Director
Jeffrey A. Bowden..........  53 Director
Buford H. Ortale...........  38 Director
Laurence S. Grafstein......  39 Director

    D. Gregory Smith, a founder of Z-Tel, has served as chairman of the board and chief executive officer of Z-Tel since inception. Mr. Smith was a director of Premiere Technologies, Inc. from 1991 to 1997, executive vice president from 1994 to 1997 and vice president from 1991 to 1994. From 1987 to 1991, Mr. Smith was a management and financial consultant with Olympus Telecommunications, Inc. and Olympus Partners, Inc., companies that he founded. Mr. Smith has also held positions with NationsBank of Florida, N.A. and Chase Bank of Florida. Mr. Smith received his B.S. in Commerce from the University of Virginia.

    David J. Malfara, Sr. has served as president of Z-Tel Network Services, Inc. since February 1999. Mr. Malfara has over twenty-four years of telecommunications experience. He founded and sold Pace Long Distance Service and Pace Network Services. He has previously served as vice president of engineering at National Computer Corporation, as technical advisor/telecommunications at Honeywell Information Systems and as senior engineer at GTE Telenet.

    John M. Hutchens has served as senior vice president--chief financial officer since September 1999. From 1982 through 1999 he was an employee and then a partner at Arthur Andersen LLP. Mr. Hutchens received a B.S. in Accountancy from the University of Illinois, and a Masters of Health Administration from the Ohio State University. Mr. Hutchens is a Certified Public Accountant licensed in Florida.

    Charles W. McDonough has served as senior vice president--chief technology officer since August 1998. From 1975 through 1998, he was an employee and then a partner at Andersen Consulting LLP. Mr. McDonough received a B.A. in Industrial Engineering and a M.S. in Industrial Administration from Carnegie Mellon University.

    J. Bryan Bunting has served as senior vice president--engineering and technical services since January 1999. Mr. Bunting served as senior vice president--Z-Tel Business Networks from August l998 to January 1999. From 1968 through 1998, he was an officer of NationsBank, serving most recently as senior vice president of direct banking. Mr. Bunting attended Old Dominion University.

    James A. Kitchen, a founder of Z-Tel, has served as senior vice president-- chief architect of Z-Tel since January 1999. He served as vice president, engineering from January 1998 to December 1998 and was a chief architect and developer of Premiere Communications, Inc. from 1992 to 1997. Mr. Kitchen received his B.S. in Engineering from Georgia Institute of Technology.

    Mark H. Johnson has served as secretary and treasurer of Z-Tel since August 1999. From May 1998 until his arrival at Z-Tel, Mr. Johnson was an employee of Olympus Management, a venture firm. From November 1991 until May 1998, Mr. Johnson was an employee of First Union National Bank. Mr. Johnson holds a B.A. from the University of Virginia.

    Andrew L. Graham has served as chief legal officer of Z-Tel since September 1999. He has practiced corporate and tax law in Tampa, Florida since 1988, most recently with the firm of Cass & Graham. He earned his Bachelor's in accounting from Florida State University and his law degree, with honors, from the University of Florida College of law in 1987 and went on to earn a Master of Laws in Taxation there in 1988.

    Robert A. Curtis has served as senior vice president--strategic planning since July 1999. From May 1998 to June 1999, Mr. Curtis was vice president-- business development and legal affairs at Z-Tel. From September 1995 to April 1998, Mr. Curtis was an attorney at the Houston office of Fulbright & Jaworski, LLP, where he specialized in antitrust and complex federal litigation. Mr. Curtis graduated from the Duke University School of Law in 1995. Mr. Curtis received his B.A. in Philosophy from Trinity University and his Doctor of Philosophy (D. Phil) from the University of Oxford (England).

    Doug W. Jackson has served as vice president--marketing of Z-Tel since June 1999. From 1996 through 1999 he held the position of senior brand manager for the Coca-Cola Company and prior to that from 1992 to 1996 he was an associate product manager for Kraft General Foods Corp. Mr. Jackson received his B.A. from University of Virginia and his M.B.A. from University of Michigan.

    Eduard J. Mayer has been a director of Z-Tel since July 1998 and vice president--strategic alliances since July 1999. Mr. Mayer is the president of Acorn Ventures, Inc., and the manager of BG Acorn Capital Fund and FESA Enterprise Venture Capital Fund of

Canada, Ltd., two venture capital providers based in Toronto, Ontario, Canada. Mr. Mayer holds a B.S. in Commerce from the University of Windsor and a M.B.A. from New York University.

    Douglas C. Williamson has been a director of Z-Tel since December 1998.
Mr. Williamson has been senior vice president and managing director of Bank of America Capital Investors (formerly NationsBank Capital Corporation) since 1989. He is a member of the board of directors of CallWare Technologies, Inc., Empirical Software, Inc., GX Technology Corporation, HAHT Software, Inc., Med Solutions, Inc., Memorial Operations Company, North American Technologies Group, Inc. and Takeout Taxi Holdings, Inc. Mr. Williamson received a B.A. from Denison University and a M.B.A. from Columbia University.

    Jeffrey A. Bowden a founder of Z-Tel, has served as a director of Z-Tel since July 1998. Mr. Bowden is currently a director of the Boston Consulting Group. Mr. Bowden was vice president of Bell Atlantic Corporation from 1997 to 1998. Mr. Bowden was a vice president of The Nynex Corporation from 1994 to 1997 and vice president and a director of The Boston Consulting Group from 1988 to 1994. Mr. Bowden received his B.S. from the University of Michigan and his M.B.A. from the Harvard Graduate School of Business.

    Buford H. Ortale has been a director of Z-Tel since July 1998. Since 1996 Mr. Ortale has been the president of Sewanee Ventures, LLC, a private investment firm. From 1993 to 1996 Mr. Ortale was a director and then a managing director of NationsBanc Capital Markets Inc. He is a member of the board of directors of Digital Medical Systems. Mr. Ortale received his B.A. degree from The University of the South and a M.B.A. from Vanderbilt University.

    Laurence S. Grafstein has been a director of Z-Tel since October 1999. Mr. Grafstein is a co-founder of Gramercy Communications Partners, a private equity fund based in New York specializing in telecommunications investments. Previously, he was head of the global telecommunications practice at Credit Suisse First Boston. He is currently a member of the Executive Committee of the Wall Street Division of the United Jewish Appeal and a member of the boards of the Arts Connection and the Jerusalem Foundation. Mr. Grafstein received his B.A. from Harvard University, his M. Phil from Balliol College of Oxford University and an LL.B from the University of Toronto Law.

Committees of the Board of Directors

    We will appoint a compensation committee. The compensation committee will be responsible for all decisions concerning executive officer compensation, including decisions regarding grants of incentive stock options.

    We have appointed an audit committee composed of Mr. Jeffrey Bowden and Mr. Douglas Williamson. Its functions are to:

  . recommend the appointment of independent accountants;

  . review the arrangements for and scope of the audit by independent accountants;

  . review the independence of the independent accountants;

  . consider the adequacy of the system of internal accounting controls and review any proposed corrective actions;

  . review and monitor our policies regarding business ethics and conflicts of interest;

  . discuss with management and the independent accountants our draft annual financial statements and key accounting and reporting matters; and

  . review the activities and recommendations of our accounting department.

Director Compensation

    Directors do not currently receive any cash compensation for services rendered to Z-Tel in their capacities as directors. Pursuant to the terms of The 1998 Equity Participation Plan of Z-Tel Technologies, Inc., each outside director receives options to purchase 2,750 shares of Z-Tel's common stock for each year of service.

Employment Agreements

    We have entered into the following employment agreements:

                                                        Annual
        Officer                      Term               Salary               Position
------------------------ ----------------------------- -------- ----------------------------------
D. Gregory Smith........ July 1998-July 2001           $162,000 President, Chief Executive
                                                                Officer and Chairman
John Hutchens........... September 1999-September 2002 $150,000 Senior Vice President--
                                                                Chief Financial Officer
Charles W. McDonough.... August 1998-August 2001       $162,000 Senior Vice President--
                                                                Chief Technology Officer
J. Bryan Bunting........ August 1998-August 2001       $162,000 Senior Vice President--
                                                                Engineering and Technical Services
James A. Kitchen........ July 1998-July 2001           $162,000 Senior Vice President--
                                                                Chief Architect

    The employment agreements with Messrs. Smith, Hutchens, McDonough, Bunting and Kitchen also provide for:

  . automatic renewal for subsequent one year terms unless either party elects not to renew prior to 90 days from the end of the then current term of the agreement;

  . a bonus or other incentive compensation in an amount to be determined by our compensation committee;

  . the payment of his base salary and any other benefits to which he would have been entitled for the term of the agreement if he is terminated without cause (as defined in the agreements);

  . generally, if a change of control occurs, the payment of two and nine-tenths (2.9) times his base salary and any incentive or bonus paid in the prior year if, within three years of the occurrence of a change of control, specified events occur;

  . his obligation to keep our nonpublic information confidential; and

  . his obligation not to compete with us in the United States and not to solicit our employees.

Executive Compensation

    Summary Compensation. The following table provides summary information concerning compensation paid or accrued by us to, or on behalf of, our "Named Executive Officers," which are our Chief Executive Officer and the executive officers who earned more than $100,000 during the fiscal year ended December 31, 1998. The aggregate amount of perquisites and other personal benefits, securities or property received by each of the Named Executive Officers was less than either $50,000 or 10% of the total annual salary and bonus reported for that Named Executive Officer:

                           Summary Compensation Table

                                                                    Long Term
                                                        Annual     Compensation
                                                     Compensation     Awards
                                                    -------------- ------------
                                                                      Shares
                                                                    Underlying
Name and Principal Position                          Salary  Bonus   Options
---------------------------                         -------- ----- ------------
D. Gregory Smith................................... $162,000 $ --       --
 President, Chief Executive Officer and Chairman
*Russell T. Alba................................... $162,000   --       --
 Senior Vice President--Business Development and
 Chief Legal Officer
James A. Kitchen................................... $162,000   --       --
 Senior Vice President-Chief Architect

--------
*Effective September 1999, Mr. Alba was no longer employed by us.

    Option Grants in Last Fiscal Year. The following table contains information concerning the stock option grants made to each of the Named Executive Officers during the fiscal year ended December 31, 1998, subject to the following:

  . Stock options granted to the Named Executive Officers were granted pursuant to our 1998 Equity Participation Plan (the "Equity Plan"). Under the Equity Plan, the stock options are granted as of the employee's start date. The options vest over a three year period commencing on the start date and expire ten years thereafter (unless the employee at the time of grant owned more than 10% of the total combined voting power of all classes of stock, in which case they expire over five years). Shares of common stock purchased pursuant to the options are subject to a right of first refusal by us. Moreover, we have the right to repurchase the shares at fair market value if the employee's employment terminates other than by death or retirement.

  . The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission. We cannot be certain that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants. The potential realizable value is calculated by assuming that the fair market value of the common stock as determined by the Board of Directors on the date of grant of the options appreciates at the indicated rate of the entire term of the option and that the option is exercised at the exercise price and sold on the last day at the appreciated price.

                                                                                  Potential Realizable
                                                                                    Value at Assumed
                                                                                    Annual Rates of
                                                                                      Stock Price
                                                                                      Appreciation
                                             Individual Grants                      for Option Term
                         ---------------------------------------------------------- ---------------------
                         Number of Shares   % of Total       Weighted
                         of Common Stock  Options Granted    Average
                            Underlying      to Employees  Exercise Price Expiration
          Name           Options Granted      in 1998       Per Share       Date        5%        10%
          ----           ---------------- --------------- -------------- ---------- ---------- ----------
D. Gregory Smith........     550,000          13.48%          $3.64       2/28/08   $1,258,000 $3,187,000
*Russell T. Alba........     275,000           6.74%          $3.64       4/02/08      629,000  1,594,000
James A. Kitchen........     550,000          13.48%          $3.64       1/26/08    1,258,000  3,187,000

--------
* Effective September 1999, Mr. Alba was no longer employed by us.

    Year-End Option Values. The following table sets forth information concerning option holdings through December 31, 1998 by each of the Named Executive Officers, subject to the following:

  . "exercisable" refers to those options which will be vested and exercisable immediately upon completion of this offering, while "unexercisable" refers to those options which will be unvested at such time; and

  . value is determined by subtracting the exercise price from the fair market value of the common stock based on an assumed initial public offering price of $14, multiplied by the number of shares underlying the options.

                                Number of Shares of      Value of Unexercised
                              Common Stock Underlying    In-the-Money Options
                                Options at Year End           at Year End
                             ------------------------- -------------------------
            Name             Exercisable Unexercisable Exercisable Unexercisable
            ----             ----------- ------------- ----------- -------------
D. Gregory Smith............      --        550,000         --           --
*Russell T. Alba............      --        275,000         --           --
James A. Kitchen............      --        550,000         --           --

--------
* Effective September 1999, Mr. Alba was no longer employed by us, and 145,200 of his previously held options were forfeited.

    Equity Plan. Our Board of Directors has adopted and our stockholders have approved The 1998 Equity Participation Plan of Z-Tel Technologies, Inc., which we also refer to as the Equity Plan. The principal purpose of the Equity Plan is to attract, retain and motivate selected officers, employees, consultants and directors through the granting of stock-based compensation awards. The Equity Plan provides for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments, and other stock-related benefits. A total of 8,250,000 shares of common stock are reserved for issuance under the Equity Plan, 6,331,380 of which are currently subject to outstanding awards. Awards under the plan are generally made at no less than fair market value. The fair market value of the options is determined based on the price per share of other common stock sales to unrelated third parties, if any, at the dates the options are granted. If there are no sales of common stock, fair market value is based on the sale of other equity instruments at the time the options are granted. The maximum number of shares which may be subject to awards granted under the Equity Plan to any individual in any calendar year cannot exceed 550,000.

    Prior to the initial public offering of our common stock, our Board of Directors will administer the Equity Plan with respect to all awards. Following such registration, a committee of independent directors (each of whom is a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act and an "outside director" under Section 162(m) of the Internal Revenue Code) will administer grants to employees and consultants. The full Board will administer the Equity Plan with respect to options granted to independent directors.

    The Equity Plan provides that the committee has the authority to select the employees and consultants to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Equity Plan with respect to employees or consultants.

    The Equity Plan also provides that at certain times our independent directors will automatically be granted options to purchase shares of our common stock. All options granted to our independent directors will have an exercise price per share equal to the fair market value per share of our common stock as of the date of grant. Each individual who is an independent director at the time of the initial public offering of our common stock will be granted an option to purchase 2,750 shares of our common stock at the time of the initial public offering and will be granted an option to purchase an additional 2,750 shares of our common stock at each annual meeting of our stockholders after the initial public offering at which he or she is reelected to our Board of Directors. Independent directors who are initially elected to our Board of Directors following the initial public offering will be granted an option to purchase 2,750 shares of our common stock at on the date of such initial election and will be granted an option to purchase an additional 2,750 shares of our common stock at each annual meeting of our stockholders after the initial public offering at which he or she is reelected to our Board of Directors.

    The committee (and the Board) is authorized to adopt, amend and rescind rules relating to the administration of the Equity Plan, and to amend, suspend and terminate the Equity Plan. We have attempted to structure the Equity Plan in a manner such that remuneration attributable to stock options and other awards will not be subject to the deduction limitation contained in Section 162(m) of the Internal Revenue Code.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Purchases of Common Stock

    On January 15, 1998, Rob Curtis purchased 110,000 shares of our common stock for a purchase price of $125,000. Mr. Curtis' note to us in the principal amount of $93,750, bears interest at a rate of 8% per annum, matures on December 31, 2001 and is secured by a pledge of his common stock.

    In agreements dated September 1, 1998, each of D. Gregory Smith, James A. Kitchen, Charles W. McDonough and J. Bryan Bunting, together referred to as the officer investors, purchased, in the aggregate, 9,570,000 shares of our common stock for an aggregate purchase price of $10.88 million. In connection with the purchase of these shares, we loaned: (1) $750,000 to Mr. Smith for the purchase price of 660,000 of his shares, (2) $750,000 to Mr. Kitchen for the purchase price of 660,000 of his shares; (3) $468,750 to Mr. McDonough for the purchase price of 550,000 of his shares and (4) $187,500 to Mr. Bunting for the purchase price of 220,000 of his shares. These loans, which bear interest at an 8% annual rate and mature on December 31, 2001, are secured by a pledge to us of the common stock.

    These agreements permit Messrs. Smith and Kitchen, first, and us, second, to purchase from the officer investors a portion of their shares in the event of a termination (as defined in the agreements) of the officer's employment with us. This purchase option must be exercised within 18 months after the termination of the respective officer's employment with us. In addition, the purchase option lapses automatically if we are involved in a corporate transaction (as defined in the agreements).

    After we have completed this offering and after March 1, 2001, the officer investors have a right, subject to quantity limitations we determine, or determined by underwriters, if applicable, to request that we register their common stock that is no longer subject to the purchase option. In addition, the officer investors must first offer to sell or transfer to us any shares of common stock that are no longer subject to the purchase option before those shares can be sold or transferred to anyone other than underwriters in an initial public offering.

    On September 1, 1999, Mr. Smith purchased an additional 85,800 shares of our common stock for $97,500 as a result of his exercise of his purchase option to buy shares from an individual who left the company. Mr Smith paid for this purchase with a note which has a principal amount of $97,500 and is on substantially the same terms as Mr. Smith's other note to the company.

Purchases of Series A Preferred Stock

    On November 4, 1998, BA Capital Company, L.P. (formerly NationsBanc Capital Corporation) and Sewanee Partners II, L.P. purchased, in the aggregate, 2,965,375 shares of Series A Preferred Stock for an aggregate purchase price of $10 million.

    Each holder of Series A Preferred Stock will receive on conversion the number of shares of common stock arrived at by dividing the aggregate purchase price for the holder's shares of Series A Preferred Stock by the conversion price which will equal $3.37 per share upon the closing of this offering.

Purchases of Series B Preferred Stock

    On November 4, 1998, 53 persons purchased, in the aggregate, 1,472,029 shares of Series B Preferred Stock for an aggregate purchase price of $5 million.

    Each holder of Series B Preferred Stock will receive on conversion the number of shares of common stock arrived at by dividing the aggregate purchase price for the holder's shares of Series B Preferred Stock by the conversion price which will equal $3.37 upon the closing of this offering.

    In addition, on September 22, 1999, we sold an additional 2,964,500 shares of Series B Preferred Stock for consideration of approximately $10 million. The sale of this stock was on substantially the same price, terms and conditions as the initial sale of Series B Preferred Stock.

Purchases of Series C Preferred Stock

    On October 8, 1999, Gramercy Z-Tel L.P. purchased 3,074,280 shares of Series C Preferred Stock for a purchase price of $15 million.

    Each holder of Series C Preferred Stock will receive, on conversion, the number of shares of common stock arrived at by dividing the aggregate purchase price for the holder's shares of Series C Preferred Stock by the conversion price which will equal $4.88 per share upon the closing of this offering.

    All shares of outstanding preferred stock will automatically convert into shares of common stock on a one-for-one basis, upon the closing of this offering. Each outstanding share of preferred stock will accrue interest at a rate of 8% per annum, which, until conversion, may, at our option, be paid-in-kind with shares of our common stock. Upon conversion, we are required under the terms of the preferred stock to pay this accrued interest in cash.

Stock Purchase Agreement and Stockholders' Agreement

    Registration Rights. The terms of the Series A Preferred Stock and Series C Preferred Stock provide that the holders of common stock issued upon conversion of, or as a dividend on, Series A Preferred Stock or Series C Preferred Stock, as the case may be, may require us to register that common stock under the Securities Act beginning no earlier than 180 days after the effective date of a registration statement for an initial public offering of our common stock. Holders of common stock issued upon conversion of, or as a dividend on, Series A Preferred Stock and Series C Preferred Stock also have the right to cause us to register that common stock on Form S-3 when it becomes available to us if they propose to register securities having a value of at least $10 million. We will bear all registration expenses incurred in connection with the first three of these demands for registration. In addition, if we propose to register securities under the Securities Act, other than registrations on Form S-4 or Form S-8, then, the holders of common stock issued upon conversion of, or as a dividend on, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock have a right, subject to quantity limitations determined by underwriters if the offering involves an underwriting, to request that we register such holders' common stock. If holders of common stock issued upon conversion of, or as a dividend on, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock participate in that registration, holders of common stock issued upon conversion of, or as a dividend on, Series A Preferred Stock and Series C Preferred Stock will have priority over all other holders of common stock (other than Z-Tel).

Loan from D. Gregory Smith to Z-Tel

    In August 1998, D. Gregory Smith loaned us $5.35 million pursuant to a loan bearing interest at a rate of eight percent per year until paid. In August 1998, we issued 4,708,000 shares of our common stock to Mr. Smith in exchange for the $5.35 million of debt we owed to him.

Other Transactions

    We and Mr. Russell T. Alba are parties to an agreement, dated September 3, 1999, where we, among other things, agreed to make severance payments, provide health benefits and provide for the extension of the exercise period of stock options for Mr. Alba. Mr. Alba and we also provided each other with a mutual release of any prior legal claims.

    On November 4, 1998, Mark Johnson purchased 14,826 shares of Series B Preferred Stock for cash at a purchase price of $3.37 per share.

                             FINANCING ARRANGEMENT

CMB Capital LLC (CMB)

    In March 1999, we entered into a lease financing facility with CMB Capital LLC, a technology leasing company based in Tampa, Florida. The line is a $35.2 million commitment, used to fund the majority of our equipment purchases. The line has funded approximately $13.5 million to date, and as of October 1, 1999, has availability of approximately $21.7 million remaining. The facility is secured by substantially all of our assets.

    The term of the facility is two years, with funding permitted through March 2001. Each individual drawdown on the line is repayable over a four-year term, at a lease factor that equates approximately to an 10.3% interest rate. As further consideration for extending the line, we granted CMB 521,832 warrants which vest in relation to the amount which we borrow under the leasing facility, convertible into an equal number of shares of our common stock. CMB is controlled by Mr. Clay Biddinger, who owns approximately 1% of our preferred stock which will convert into common stock on the closing of this offering.

    In November 1999, the facility was modified to allow us to prepay all outstanding debt. In addition, CMB agreed to waive certain technical defaults under the facility. In consideration for this modification, we agreed that all existing warrants were earned and we granted warrants to purchase an additional 115,500 shares at a strike price of $7.27 per share.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of November 15, 1999 (unless otherwise stated), information regarding the beneficial ownership of our common stock and common stock equivalents (assuming all of our outstanding shares of preferred stock are converted into common stock) before this offering and as adjusted to reflect the consummation of this offering by:

  . each person who we know to be a beneficial owner of 5% or more of our outstanding common stock;

  .  each of our directors; and

  .  all executive officers and directors as a group.

                                                             Percentage of
                                            Shares of         Ownership(1)
                                         Common Stock or ----------------------
                                          Common Stock   Before this After this
           Beneficial Owner                Equivalents    offering    offering
---------------------------------------  --------------- ----------- ----------
D. Gregory Smith(2)(3).................     7,667,651       24.7%       20.7%
James A. Kitchen(2)(4).................     1,726,388        5.6         4.7
Charles W. McDonough(2)(5).............       741,378        2.4         2.0
J. Bryan Bunting(2)(6).................       343,241        1.1         *
Eduard J. Mayer(2)(7)..................         1,100         *          *
Buford H. Ortale(2)(8).................     2,582,686        8.5         7.1
Douglas C. Williamson(2)(9)............           -0-         *          *
Jeffrey Bowden(2)(10)..................       293,027        1.0         *
Laurence S. Grafstein(11)..............           -0-          *         *
The Mayer Trust(12)....................     2,348,520        7.6         6.4
BA Capital Company, L.P.(13)...........     1,779,225        5.8         4.8
Gramercy Z-Tel L.P.(14)................     3,074,280       10.1         8.4
All other executive officers and
 directors.............................    10,544,463       33.1        27.8
All directors and executive officers as
 a group...............................    13,356,571       40.3        34.1

--------
  * Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the aggregate number of shares beneficially owned by the individual stockholders and groups of stockholders described above and the percentage ownership of such individuals and groups, shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of the other stockholders or groups of stockholders.
(2) The address for each of Messrs. Smith, Kitchen, McDonough, Bunting, Mayer, Ortale, Williamson and Bowden is c/o Z-Tel Technologies, Inc., 601 South Harbour Island Boulevard, Suite 220, Tampa, Florida 33602.
(3) Does not include 229,249 shares of common stock issuable upon the exercise of employee stock options which are not currently exercisable.
(4) Does not include (i) 198,612 shares of common stock issuable, upon the exercise of employee stock options which are not currently exercisable and
     (ii) 165,000 shares held in trust as to which Mr. Kitchen does not exercise voting or investment power and as to which Mr. Kitchen disclaims beneficial ownership.
(5) Does not include 248,622 shares of common stock issuable upon the exercise of employee stock options which are not currently exercisable.

(6) Does not include 151,759 shares of common stock issuable upon the exercise of employee stock options which are not currently exercisable.
(7) Does not include 2,348,520 shares owned directly by Fulmead Ventures Limited, which is beneficially owned by The Mayer Trust. Mr. Mayer is a principal beneficiary of The Mayer Trust. Mr. Mayer disclaims beneficial ownership of these shares as he does not have voting, investment or dispositive power with respect to these shares.
(8) Includes 1,186,150 shares owned by Sewanee Partners II, L.P., of which an affiliate of Mr. Ortale is the general partner.
(9) Excludes 1,779,225 shares owned by BA Capital Company, L.P., of which Mr. Williamson is a senior officer. Mr. Williamson disclaims beneficial ownership of the shares owned by BA Capital Company, L.P.
(10) Does not include 148,073 shares of common stock issuable upon the exercise of stock options which are not currently exercisable.
(11) Excludes 3,074,280 shares owned by Gramercy Z-Tel L.P., of which Mr. Grafstein is a senior officer. Mr. Grafstein disclaims beneficial ownership of the shares owned by Gramercy Z-Tel L.P.
(12) The address for The Mayer Trust is c/o Hemisphere Trust (Jersey) Limited, P.O. Box 274, Hemisphere House, 36 Hilgrave Street, St. Helier, Jersey JE4 8TR.
(13) The address for BA Capital Company, L.P. is 901 Main Street; 22nd Floor; Dallas, Texas 75202-3714.
(14) The address for Gramercy Z-Tel LLC is 712 Fifth Avenue; New York, New York 10019.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary description of our capital stock is not intended to be complete. Because the terms of our capital stock must comply with the provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are included as exhibits to the registration statement, and the Delaware General Corporation Law, you should read these documents carefully.

    We have the authority to issue up to 150,000,000 shares of common stock, $.0l par value per share, and 50,000,000 shares of preferred stock, $.0l par value per share. As of the date of the closing of this offering, there will be 30,388,158 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

    Each holder of common stock is entitled to one vote per share on all matters voted upon by stockholders, and has no statutory preemptive or other rights to subscribe for additional securities. Holders of common stock do not have the right to vote their shares cumulatively in the election of directors. All shares of common stock are entitled to participate pro rata in distributions and in dividends as declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding shares of preferred stock. Subject to the prior rights of creditors, all shares of common stock are entitled, in the event of liquidation, to participate ratably in the distribution of all of our remaining assets after distribution in full of preferential amounts, if any, to be distributed to holders of preferred stock. The rights of holders of common stock are subject to, and may be adversely affected by, the rights of holders of preferred stock.

    American Stock Transfer and Trust Company will serve as the transfer agent for the common stock.

Preferred Stock

    Under our Amended and Restated Certificate of Incorporation, the board of directors is authorized, without further action by our stockholders, to issue up to an aggregate of 50,000,000 shares of preferred stock in one or more series. The board of directors has previously designated (1) 2,965,375 shares of preferred stock as Series A Preferred Stock, all of which are issued and outstanding; (2) 4,437,403 shares of preferred stock as Series B Preferred Stock, all of which are issued and outstanding and (3) 3,074,280 shares of preferred stock as Series C Preferred Stock, all of which are issued and outstanding.

    The board of directors, without approval of our stockholders, may issue shares of preferred stock with voting and conversion rights that could adversely affect the voting power of the common stock.

    Please refer to the section entitled "Certain Relationships and Related Transactions" for more information about our issued and outstanding shares of preferred stock which will all convert to common stock on a one-to-one basis upon the closing of this offering.

Registration Rights

    The holders of shares of common stock issued upon conversion of the Series A Preferred Stock, the Series B Preferred Stock and Series C Preferred Stock are entitled to rights with respect to the registration of such shares under the Securities Act described under "Certain Relationships and Related Transactions."

Delaware Law, Certificate of Incorporation and Bylaw Provisions

    Special Meetings of Stockholders; Stockholder Action by Written
Consent. Our bylaws provide that special meetings of our stockholders may be called by the president or the board of directors and that the stockholders are not entitled to act by written consent in lieu of a meeting.

    Delaware Anti-Takeover Law. We are a Delaware corporation subject to
Section 203 of the Delaware General Corporation Law. Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

  . the corporation has elected in its certificate of incorporation not to be governed by Section 203. We have not made such an election;

  . the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder;

  . upon consummation of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

  . the business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the voting stock which the interested stockholder did not own.

    The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporations directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholders percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporations voting stock, together with the affiliates or associates of that stockholder.

    Limitation of Personal Liability of Directors and Indemnification Arrangements. Our Amended and Restated Certificate of Incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for beach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

    These provisions have no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers of directors from compliance with federal or state securities law. Our certificate also generally provides that we shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such proceeding. An officer or director shall not be entitled to indemnification by us if:

  . the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests; or

  . with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

    In addition to the above, we have agreed to indemnify each of our executive officers to the fullest extent permitted by law. In the event that we are not able to indemnify our directors and executive officers, other than for circumstances under which they are not entitled to indemnification by us, we have also agreed to contribute to the amount of expenses, judgments, fines and settlement amounts paid or to be paid by any of our directors or executive officers if we are liable along with such person.

    These statutory and contractual provisions may have the effect of delaying, deterring or preventing a change of control of Z-Tel.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  UNDERWRITING

    Under the terms and conditions in an agreement among the underwriters and us, each of the underwriters named below, through their representatives, Thomas Weisel Partners LLC, Credit Suisse First Boston Corporation, J.C. Bradford & Co. and Stephens Inc. has severally agreed to purchase from us the number of shares of common stock opposite its name below:

                                                                       Number of
                                Underwriters                            Shares
                                ------------                           ---------
       Thomas Weisel Partners LLC.....................................
       Credit Suisse First Boston Corporation.........................
       J.C. Bradford & Co.............................................
       Stephens Inc. .................................................
                                                                       ---------
        Total......................................................... 5,500,000
                                                                       =========

    The underwriting agreement provides that the obligations of the several underwriters are conditioned upon a number of factors, including approval of legal matters by counsel. The nature of the underwriters obligations commits them to purchase and pay for all of the shares of common stock listed above if any are purchased.

    The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act of 1933, or will contribute to payments that the underwriters may be required to make relating to these liabilities.

Over-Allotment Option

    We have granted a 30-day over-allotment option to the underwriters to purchase up to 825,000 additional shares of common stock at the public offering price less the underwriting discount and commissions as shown on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, then each of the underwriters will be severally committed, provided the conditions described in the underwriting agreement are satisfied, to purchase the additional shares of common stock in proportion to their respective purchase commitments shown in the above table.

Commissions and Discounts

    The underwriters propose to offer the shares of common stock directly to the public at the public offering price shown on the cover page of this
prospectus, and at that price less a concession not in excess of $      per
share of common stock to other dealers specified in a master agreement among underwriters that are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and those dealers may reallow,
concessions not in excess of $      per share of common stock to these other
dealers. After this offering, the offering price, concessions and other seller terms may be changed by the underwriters. The common stock is offered upon receipt and acceptance by the underwriters and to other conditions, including the right to reject orders in whole or in part.

    This table summarizes the compensation to be paid to the underwriters by us and the expenses payable by us:

                                                         Total
                                                ------------------------
                                                 Without
                                           Per    Over-        With
                                          Share Allotment Over-Allotment
                                          ----- --------- --------------
   Underwriting discount and commissions
    paid by us...........................
   Expenses..............................

    The underwriters do not expect to confirm sales of common stock to any accounts over which they exercise discretionary authority.

    Persons associated with certain of the underwriters own approximately 60,000 shares of Series B Preferred Stock of Z-Tel which will convert into an equal number of shares of Common Stock upon the closing of this offering. Under applicable regulations of the NASD, these shares have been deemed to be underwriting compensation and such persons have agreed not to sell, transfer, assign, pledge or hypothecate such shares for a period of one year from the date of this prospectus.

Reserved Shares

    The underwriters, at our request, have reserved for sale at the initial public offering price up to 275,000 shares of common stock to be sold in the offering for sale to persons designated by us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased in this manner will be offered by the underwriters on the same basis as the other shares offered in the offering.

No Sales of Similar Securities

    All of our officers and directors, and several of our stockholders and option holders, have agreed that they will not offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock without the prior written consent of Thomas Weisel Partners LLC and Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

    In addition, we have agreed that for a period of 180 days after the date of this prospectus we will not, without the prior written consent of Thomas Weisel Partners LLC and Credit Suisse First Boston Corporation, offer, sell or otherwise dispose of any shares of our capital stock, except for the shares of common stock being offered and the shares of common stock issuable upon the exercise of options and warrants outstanding on the date of this prospectus.

Information Regarding Thomas Weisel Partners LLC

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead-manager or co-manager on 88 filed public offerings of equity securities, of which 68 have been completed, and has acted as a syndicate member in an additional 46 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

Nasdaq National Market Listing

    Prior to this offering, there has been no public market for our common stock. The initial offering price will be determined by negotiations between us and the representatives of the underwriters. Some of the factors to be considered in these negotiations will be our results of operations in recent periods, estimates of our prospects and the industry in which we compete, an assessment of our management, the general state of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "ZTEL." We cannot assure you, however, that an active or orderly trading market will develop for the common stock or that the common stock will trade in the public market subsequent to this offering at or above the initial offering price.

Market Stabilization, Short Positions and Penalty Bids

    To facilitate this offering, persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have sold to them. The underwriters may elect to cover any short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. Under these penalty bids, selling concessions that are allowed by syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased, usually to stabilize the market. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. No representation is made as to the magnitude or effect of any stabilization or other transactions. These transactions may be affected on the Nasdaq National Market or otherwise and may be discontinued at any time after they are commenced.

                                 LEGAL MATTERS

    Latham & Watkins, New York, New York will give opinions on the legality of the offering of the common stock for us. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will give opinions on selected legal matters in connection with offering of the common stock for the underwriters.

                                    EXPERTS

    The financial statements as of December 31, 1998 and September 30, 1999, and for the period January 15, 1998 (date of inception) through December 31, 1998 and for the nine months ended September 30, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission, Washington, D.C., 20549, a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock offered under this prospectus.

    This prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information about us and the common stock offered under this prospectus, you should review the registration statement and the exhibits and schedules filed as a part of the registration statement. If a contract or document has been filed as an exhibit to the registration statement, you should review that contract or document. You should be aware that when we discuss these contracts or documents in the prospectus we are assuming that you will read the exhibits to the registration statement for a more complete understanding of the contract or document.

    The registration statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W, Washington, D.C., 20549, and the Securities and Exchange Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661 and Seven World Trade Center, 13th Floor, New York, New York, 10048. Copies may be obtained from the Securities and Exchange Commission after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Securities and Exchange Commission. The address of this web site is http://www.sec.gov. You may also contact the Securities and Exchange Commission by telephone at (800) 732-0330.

                   Z-TEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                           Page(s)
                           -------
Report of Independent
  Certified Public
  Accountants.............   F-2

Consolidated Financial
  Statements:

  Consolidated Balance
    Sheets................   F-3

  Consolidated Statements
    of Operations.........   F-4

  Consolidated Statements
    of Changes in
    Stockholders' Equity
    (Deficit).............   F-5

  Consolidated Statements
    of Cash Flows.........   F-6

  Notes to Consolidated
    Financial Statements..   F-7

               Report of Independent Certified Public Accountants

To the Board of Directors
Z-Tel Technologies, Inc. and Subsidiaries

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Z-Tel Technologies, Inc. and Subsidiaries (the Company) at September 30, 1999 and December 31, 1998, and the results of their operations and their cash flows for the nine-months ended September 30, 1999 and the period January 15, 1998 (date of inception) through December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Tampa, Florida
November 14, 1999, except for Note 1(B), as to which the date is November 19, 1999

                   Z-TEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    September
                                                                    30, 1999
                                                                   (Pro Forma)
                                          December     September   (Unaudited)
                                          31, 1998     30, 1999      (Note 2)
                                          --------    -----------  -----------
Assets
Current assets:
  Cash and cash equivalents............. $ 7,973,000  $ 2,682,000  $ 1,518,000
  Accounts receivable, net of allowance
   for doubtful accounts of
   approximately $54,000 at December 31,
   1998 and $80,000 at September 30,
   1999.................................      15,000      607,000      607,000
  Prepaid expenses and other current
   assets...............................     423,000      773,000      773,000
                                         -----------  -----------  -----------
    Total current assets................   8,411,000    4,062,000    2,898,000
  Property and equipment, net...........  11,710,000   19,626,000   19,626,000
  Other.................................     153,000    1,270,000    1,270,000
                                         -----------  -----------  -----------
    Total assets........................ $20,274,000  $24,958,000  $23,794,000
                                         ===========  ===========  ===========

Liabilities, Mandatorily Convertible
Redeemable Preferred Stock and
Stockholders' Equity (Deficit)
Current liabilities:
  Accounts payable and accrued
   liabilities.......................... $ 4,402,000  $ 9,166,000  $ 9,166,000
  Current portion of long-term debt and
   capital lease obligations............     681,000    2,992,000    2,992,000
                                         -----------  -----------  -----------
    Total current liabilities...........   5,083,000   12,158,000   12,158,000
Long-term debt and capital lease
 obligations............................      43,000    9,717,000    9,717,000
                                         -----------  -----------  -----------
    Total liabilities...................   5,126,000   21,875,000   21,875,000
                                         -----------  -----------  -----------
Mandatorily convertible redeemable
 preferred stock (aggregate liquidation
 value of approximately $15,154,000 at
 December 31, 1998 and $26,128,000 at
 September 30, 1999)....................  15,154,000   26,128,000          --
                                         -----------  -----------  -----------
Commitments and contingencies (Notes 6
 and 7)
Stockholders' equity (deficit):
  Common stock, $.01 par value;
   30,000,000 shares authorized;
   14,411,100 shares issued and
   outstanding; 21,813,878 shares issued
   and outstanding pro forma............     144,000      144,000      218,000
  Notes receivable for common stock.....  (3,329,000)  (3,011,000)  (3,011,000)
  Deferred stock compensation...........    (192,000)    (203,000)    (203,000)
  Additional paid-in capital............  16,493,000   17,112,000   42,002,000
  Accumulated deficit................... (13,122,000) (36,769,000) (36,769,000)
  Treasury stock, 279,675 shares, at
   cost.................................         --      (318,000)    (318,000)
                                         -----------  -----------  -----------
    Total stockholders' equity
     (deficit)..........................      (6,000) (23,045,000)   1,919,000
                                         -----------  -----------  -----------
    Total liabilities, mandatorily
     convertible redeemable preferred
     stock and stockholders' equity
     (deficit).......................... $20,274,000  $24,958,000  $23,794,000
                                         ===========  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   Z-TEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                    Period January 15, 1998
                                  (date of inception) through
                                  ------------------------------   Nine Months
                                                  September 30,       Ended
                                  December 31,         1998       September 30,
                                      1998          (Unaudited)       1999
                                  --------------  --------------  -------------
Revenue.......................... $      140,000   $         --   $  2,170,000
                                  --------------   -------------  ------------
Operating expenses:
  Network operations.............        382,000          43,000     4,588,000
  Sales and marketing............      2,201,000         489,000     3,620,000
  Research and development.......      4,728,000       2,735,000     3,469,000
  General and administrative.....      4,718,000       3,036,000     8,924,000
  Depreciation and
    amortization.................      1,283,000         634,000     2,749,000
                                  --------------   -------------  ------------
     Total operating expenses....     13,312,000       6,937,000    23,350,000
                                  --------------   -------------  ------------
     Operating loss..............    (13,172,000)     (6,937,000)  (21,180,000)
                                  --------------   -------------  ------------
Nonoperating income (expense):
  Interest income................        228,000          64,000       319,000
  Interest expense...............       (178,000)       (298,000)   (2,786,000)
                                  --------------   -------------  ------------
     Total nonoperating income
       (expense).................         50,000        (234,000)   (2,467,000)
                                  --------------   -------------  ------------
     Net loss....................    (13,122,000)     (7,171,000)  (23,647,000)
  Less mandatorily convertible
    redeemable preferred stock
    dividends....................       (190,000)            --       (974,000)
                                  --------------   -------------  ------------
  Net loss attributable to
    common stockholders.......... $  (13,312,000)  $  (7,171,000) $(24,621,000)
                                  ==============   =============  ============
Weighted average common shares
  outstanding....................      6,554,699       3,753,191    14,383,338
                                  ==============   =============  ============
Basic and diluted net
  earnings/(loss) per share...... $        (2.03)  $       (1.91) $      (1.71)
                                  ==============   =============  ============
  Shares used in pro forma basic
    and diluted net
    earnings/(loss) per share
    calculation (unaudited)......     10,992,102                    21,786,116
                                  ==============                  ============
  Pro forma basic and diluted
    net earnings/(loss) per
    share (unaudited)............ $        (1.19)                 $      (1.09)
                                  ==============                  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                   Z-TEL TECHNOLOGIES, INC. AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                     Common Stock
                  -------------------
                                      Notes Receivable   Deferred   Additional                                 Total
                               Par          from          Stock       Paid-in    Accumulated   Treasury    Stockholders'
                    Shares    Value     Stockholders   Compensation   Capital      Deficit       Stock    Equity (Deficit)
                  ---------- -------- ---------------- ------------ -----------  ------------  ---------  ---------------
Balances,
 January 15,
 1998
 (date of
 inception).....         --  $    --    $       --      $     --    $       --   $        --   $     --    $        --
Issuance of
 common stock...   9,703,000   97,000    (3,329,000)                 10,929,000                               7,697,000
Conversion of
 note payable
 and accrued
 interest to
 common stock...   4,708,000   47,000                                 5,473,000                               5,520,000
Grant of stock
 options below
 intrinsic
 value..........                                         (281,000)      281,000                                     --
Vesting of stock
 options granted
 below intrinsic
 value..........                                           89,000                                                89,000
Accrued dividend
 on mandatorily
 convertible
 redeemable
 preferred
 stock..........                                                       (190,000)                               (190,000)
Net loss........                                                                  (13,122,000)              (13,122,000)
                  ---------- --------   -----------     ---------   -----------  ------------  ---------   ------------
Balances,
 December 31,
 1998...........  14,411,000  144,000    (3,329,000)     (192,000)   16,493,000   (13,122,000)       --          (6,000)
Grant of stock
 options below
 intrinsic value
 and warrants at
 fair value.....                                          (82,000)    1,593,000                               1,511,000
Vesting of stock
 options granted
 below intrinsic
 value..........                                           71,000           --                                   71,000
Accrued dividend
 on mandatorily
 convertible
 redeemable
 preferred
 stock..........                                                       (974,000)                               (974,000)
Treasury stock
 received upon
 cancellation of
 notes
 receivable from
 stockholder....                            318,000                                             (318,000)           --
Net loss........                                                                  (23,647,000)       --     (23,647,000)
                  ---------- --------   -----------     ---------   -----------  ------------  ---------   ------------
Balances,
 September 30,
 1999...........  14,411,000 $144,000   $(3,011,000)    $(203,000)  $17,112,000  $(36,769,000) $(318,000)  $(23,045,000)
                  ========== ========   ===========     =========   ===========  ============  =========   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                   Z-TEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        Period January 15, 1998
                                          (date of inception)
                                                through             Nine Months
                                       ---------------------------     Ended
                                       December 31,  September 30, September 30,
                                           1998           1998         1999
                                       ------------  ------------- -------------
                                                      (Unaudited)
Cash flows from operating activities:
 Net loss............................  $(13,122,000)  $(7,171,000) $(23,647,000)
                                       ------------   -----------  ------------
 Adjustments to reconcile net loss to
  net cash provided by (used in)
  operating activities:
  Depreciation and amortization of
   fixed assets......................     1,283,000       634,000     2,749,000
  Amortization of commitment fee.....           --            --      2,192,000
  Provision for bad debts............        54,000           --        859,000
  Expense charged for granting of
   stock options.....................        89,000        61,000       102,000
  Interest expense converted to comon
   stock.............................       170,000       170,000           --
  Change in operating assets and
   liabilities:
   Increase in accounts receivable...       (69,000)     (267,000)   (1,452,000)
   Increase in prepaid expenses and
    other current assets.............      (423,000)     (168,000)     (350,000)
   Increase decrease in other
    assets...........................      (153,000)     (141,000)   (1,117,000)
   Increase in accounts payable and
    accrued liabilities..............     4,402,000     7,491,000     4,764,000
                                       ------------   -----------  ------------
    Total adjustments................     5,353,000     7,780,000     7,747,000
                                       ------------   -----------  ------------
    Net cash provided by (used in)
     operating activities............    (7,769,000)      609,000   (15,900,000)
                                       ------------   -----------  ------------
Cash flows from investing activities:
 Purchases of property and
  equipment..........................   (11,393,000)   (8,287,000)  (10,665,000)
 Proceeds from sale and leaseback
  transaction........................           --            --     13,768,000
                                       ------------   -----------  ------------
    Net cash provided by (used in)
     investing activities............   (11,393,000)   (8,287,000)    3,103,000
                                       ------------   -----------  ------------
Cash flows from financing activities:
 Proceeds from issuance of notes
  payable............................     5,350,000     5,350,000           --
 Proceeds from issuance of
  mandatorily convertible redeemable
  preferred stock....................    14,964,000           --     10,000,000
 Proceeds from issuance of common
  stock..............................     7,697,000     3,775,000           --
 Payments on long-term debt
  obligations........................      (852,000)     (399,000)     (565,000)
 Payments on capital lease
  obligations........................       (24,000)      (17,000)   (1,929,000)
                                       ------------   -----------  ------------
    Net cash provided by financing
     activities......................    27,135,000     8,709,000     7,506,000
                                       ------------   -----------  ------------
Net increase (decrease) in cash and
 cash equivalents....................     7,973,000     1,031,000    (5,291,000)
Cash and cash equivalents, beginning
 of period...........................           --            --      7,973,000
                                       ------------   -----------  ------------
Cash and cash equivalents, end of
 period..............................  $  7,973,000   $ 1,031,000  $  2,682,000
                                       ============   ===========  ============
Supplemental disclosure of cash flow
 information:
 Cash paid for interest..............  $      8,000   $     6,000  $  1,287,000
                                       ============   ===========  ============
Non-cash investing and financing
 activities:
 Property and equipment acquired
  under capital lease obligations....  $     95,000   $    95,000  $        --
 Property and equipment acquired with
  long-term debt.....................  $  1,505,000   $ 1,505,000  $        --
 Conversion of note payable and
  accrued interest to common stock...  $  5,520,000   $ 5,520,000  $        --
 Increase in additional paid-in
  capital for stock options granted..  $    281,000   $   253,000  $  1,593,000
 Net increase (decrease) in deferred
  stock compensation for stock
  options granted....................  $    192,000   $   192,000  $    (11,000)
 Accrued dividends on mandatorily
  convertible redeemable preferred
  stock..............................  $    190,000   $       --   $    974,000
 Notes receivable issued for common
  stock..............................  $  3,329,000   $ 3,329,000  $        --
 Stock subscriptions receivable for
  issuance of common stock...........  $        --    $ 3,922,000  $        --
 Treasury stock received upon
  cancellation of notes receivable
  common stock.......................  $        --    $       --   $    318,000

  The accompanying notes are an integral part of these consolidated financial statements.

                   Z-TEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business

    A) Description of Business

    Z-Tel Technologies, Inc. and subsidiaries (Z-Tel or the Company) incorporated in Delaware on January 15, 1998, as Olympus Telecommunications Group, Inc. In March 1998, Olympus Telecommunications Group, Inc. changed its name to Z-Tel Technologies, Inc. The Company has six wholly owned subsidiaries:
Z-Tel Communications, Inc., Z-Tel Business Networks, Inc., Z-Tel Holdings, Inc., Z-Tel Communications of Virginia, Inc., Z-Tel, Inc., and Z-Tel Network Services, Inc. Z-Tel Technologies, Inc. is the parent company, and has no other operations. Z-Tel Communications, Inc. is the operating entity. The remaining subsidiaries have no significant operations.

    Z-Tel is an emerging integrated communications provider. The Company offers local and long distance telephone service and Internet access integrated with a full array of conventional and Internet-based enhanced communication services, primarily to consumers and small businesses.

    The Company has incurred operating losses to date and, at September 30, 1999, had an accumulated deficit of $36.8 million. The Company's activities have been primarily financed through private placements of equity securities and debt instruments. The Company may need to raise additional capital through the issuance of debt or equity securities. Such financing may not be available on terms satisfactory to the Company, if at all. Accordingly, the Company has arranged for financing from a related party to be available as needed to ensure its continued operation through November 2000. This arrangement expires upon the successful completion of an initial public offering.

    B) Recapitalization

    The Board of Directors authorized an 11 for 10 stock split on November 19, 1999 which was effected in the form of a 10% stock dividend. All common share amounts have been adjusted retroactively to give effect to this split.

2. Summary of Significant Accounting Policies

Principles of Consolidation

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

    The Company considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents.

Prepaid expenses and other current assets

    Prepaid expenses and other current assets consist primarily of prepaid maintenance and support contracts and advances to suppliers.

                   Z-TEL TECHNOLOGIES, INC. AND SUBSIDIARIES

2. Summary of Significant Accounting Policies (continued)


Property and Equipment

    Property and equipment are recorded at historical cost. Maintenance and repairs are expensed as incurred, while renewals and betterments are capitalized. Upon the sale or other disposition of property, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recognized in operations. Depreciation is provided on the straight-line basis over the estimated useful lives of the property and equipment. Amortization of capitalized leases is provided on the straight-line basis over the lesser of the estimated useful lives or lease term.

    The following summarizes the lives being used:

                                                                           Years
                                                                           -----
       Switching equipment................................................   5
       Computer equipment.................................................   5
       Software...........................................................   3
       Furniture and office equipment..................................... 5-10
       Leasehold improvements.............................................   3

    During 1998, the Company expensed costs related to software developed for internal use and capitalized software purchased from third parties. Effective January 1, 1999, the Company adopted Statement of Position (SOP) 98-1 "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires computer software costs related to internal software that are incurred in the preliminary project stage to be expensed as incurred. Once the capitalization criteria of SOP 98-1 have been met, costs of developing or obtaining internal-use computer software are capitalized. During the nine month period ended September 30, 1999, the Company capitalized approximately $2,196,000 of internally developed software. The adoption of SOP 98-1 did not impact the amount of development costs expensed in 1998 as the 1998 costs did not meet the criteria for capitalization as defined in SOP 98-1.

Income Taxes

    The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reported amounts at each year-end based on enacted laws and statutory rates applicable to the periods in which differences are expected to affect taxable income. A valuation allowance is provided against the future benefits of deferred assets if it is determined that it is more likely than not that the future tax benefits associated with the deferred tax asset will not be realized.

Long-Lived Assets

    The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                   Z-TEL TECHNOLOGIES, INC. AND SUBSIDIARIES

2. Summary of Significant Accounting Policies (continued)

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the discounted cash flows. No impairment losses have been recognized by the Company.

Stock-Based Compensation

    The Company accounts for the issuance of stock options in accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under SFAS No. 123, entities recognize as expense, over the vesting period, the fair value of all stock-based awards on the date of the grant. For incentive stock options granted to employees, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and provide pro forma net income and earnings per share disclosures for grants made as if the fair value method defined in SFAS No. 123 had been applied. The Corporation has elected to apply the provisions of APB Opinion No. 25 and consequently recognizes compensation expense over the vesting period for grants made to employees only if the market price of the underlying stock exceeds the exercise price. For stock options granted to non-employees, SFAS No. 123 requires entities to recognize as an expense, over the vesting period, the fair value of the options.

Revenue Recognition

    Revenue related to long distance service charges are billed monthly in arrears and the associated revenues are recognized in the month of service. Revenue consists of fixed monthly fees and usage charges generally based on per minute rates. In late June 1999, the Company began offering local telephone and Internet access service (Z-Line Home Edition) to consumers and small businesses. Charges for this service are billed in advance on a monthly basis. The Company recognizes revenues for this service ratably over the service period, which management believes approximates the actual provision of services.

Advertising

    Advertising costs are expensed as incurred. Included in sales and marketing expenses are advertising costs of approximately $1,164,000 and $592,000 for the nine-months ended September 30, 1999 and the period January 15, 1998 (date of inception) through December 31, 1998, respectively.

Costs of Start-Up Activities

    The Company expenses the costs of start-up activities as incurred.

                   Z-TEL TECHNOLOGIES, INC. AND SUBSIDIARIES

2. Summary of Significant Accounting Policies (continued)


Concentrations of Credit Risk

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents in financial institutions considered by management to be high quality. The Company maintains cash balances at financial institutions in excess of the $100,000 insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk on cash balances. During the normal course of business, the Company extends credit to customers conducting business in the United States.

Segment Reporting

    The Company operated during the nine-months ended September 30, 1999 and the period January 15, 1998 (date of inception) through December 31, 1998 in a single segment when applying the management approach defined in SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information."

Management's Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Financial Data

    The accompanying financial statements for the period from January 15, 1998 (date of inception) through September 30, 1998 are unaudited. In the opinion of management, these interim statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The financial and other data disclosed in these notes to the financial statements for this period are unaudited. The results of operations for this interim period are not necessarily indicative of the results to be expected for any future periods.

Computation of Net Earnings/(Loss) Per Share

    SFAS No. 128 "Earnings per Share" requires the presentation of basic and diluted earnings/(loss) per share. Basic earnings/(loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares

                   Z-TEL TECHNOLOGIES, INC. AND SUBSIDIARIES

2. Summary of Significant Accounting Policies (continued)

outstanding for the period. Diluted earnings/(loss) per share is computed by giving effect to all dilutive potential common shares that were outstanding during the period.

Unaudited Pro Forma Data

    The unaudited pro forma balance sheet as of September 30, 1999 reflects the payment of cumulative dividends of approximately $1,164,000 on mandatorily convertible redeemable preferred stock and the conversion of the Series A and Series B mandatorily convertible redeemable preferred stock into 7,402,778 shares of common stock (after the 11 for 10 recapitalization as described in Note 13(F).


    Pro forma net earnings/(loss) per share has been computed as described above and also gives effect, under the Securities and Exchange Commission guidance, to the conversion of the mandatorily convertible redeemable preferred stock (using the as-if-converted method).

Reclassification

    Certain amounts in the December 31, 1998 financial statements have been reclassified to conform with the September 30, 1999 presentation. These reclassifications have no effect on the total assets, shareholders' equity, net income or total cash flows previously reported by the Company.

3. Property and Equipment

    At the respective dates, property and equipment approximates the following:

                                                         December    September
                                                         31, 1998    30, 1999
                                                        ----------- -----------
      Switching equipment.............................. $ 6,672,000 $ 8,697,000
      Computer equipment...............................   2,898,000   6,759,000
      Software.........................................   2,984,000   6,841,000
      Furniture and office equipment...................     254,000     382,000
      Leasehold improvements...........................     185,000     979,000
                                                        ----------- -----------
                                                         12,993,000  23,658,000
      Less accumulated depreciation and amortization...   1,283,000   4,032,000
                                                        ----------- -----------
                                                        $11,710,000 $19,626,000
                                                        =========== ===========

    Depreciation expense and amortization expense related to property and equipment amounted to approximately $15,000 and $2,734,000, respectively, for the nine-months ended September 30, 1999 and approximately $686,000 and $597,000, respectively, for the period January 15, 1998 (date of inception) through December 31, 1998.

                   Z-TEL TECHNOLOGIES, INC. AND SUBSIDIARIES

3. Property and Equipment (continued)


    At the respective dates, assets acquired under capital leases, included in property and equipment, approximates the following:

                                                    December 31, September 30,
                                                        1998         1999
                                                    ------------ -------------
      Switching equipment..........................   $   --      $ 8,577,000
      Computer equipment...........................       --        4,868,000
      Furniture and office equipment...............    95,000         298,000
                                                      -------     -----------
                                                       95,000      13,743,000
      Less accumulated depreciation and
       amortization................................     8,000       2,385,000
                                                      -------     -----------
                                                      $87,000     $11,358,000
                                                      =======     ===========

    In March 1999, the Company entered into an agreement with CMB Capital, L.L.C. (a wholly owned entity of a shareholder of the Company) to sell and lease-back certain equipment. This agreement allows for a sale and lease-back of up to $35.2 million of certain equipment with revolving terms of 48 months and approximate effective interest rates ranging from 10.0% to 19.5%. Included in this agreement is a stock warrant to purchase 521,832 shares of common stock at $3.37 per share. The Company accounted for the warrant granted in accordance with SFAS No. 123, recognizing costs associated with the grant equal to the fair value of the warrant. The Company has recorded the fair value of the warrant as a commitment fee associated with the capital lease obligation and included it as part of minimum lease payments.

    The agreement and warrant expire in March 2001 and March 2009, respectively. During the nine-month period ended September 30, 1999, the Company sold and leased-back certain equipment, receiving proceeds under this agreement of approximately $13.8 million. No gain or loss was recognized on the sale of these assets. At September 30, 1999, the Company has approximately $21.4 million available under this agreement for future sale and lease-back transactions. These leases are collateralized by the assets of the Company.

    Included in the Company's accounts is amortization expense related to property and equipment held under capital leases of approximately $1,691,000 and $8,000, for the nine-months ended September 30, 1999 and for the period January 15, 1998 (date of inception) through December 31, 1998, respectively.

                   Z-TEL TECHNOLOGIES, INC. AND SUBSIDIARIES

4. Other Assets

    At the respective dates, other assets approximates the following:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
      Certificate of deposit, restricted.............  $     --     $  500,000
      Interest receivable from stockholders..........     85,000       248,000
      Deposits.......................................     68,000       342,000
      Other..........................................        --        180,000
                                                       ---------    ----------
                                                       $ 153,000    $1,270,000
                                                       =========    ==========

    The certificate of deposit is pledged as collateral on an outstanding letter of credit in the amount of $500,000 related to lease obligations on one of the Company's office spaces.

5.  Accounts Payable and Accrued Liabilities

    At the respective dates, accounts payable and accrued liabilities approximates the following:

                               December  September 30,
                               31, 1998      1999
                              ---------- -------------
      Trade accounts payable  $4,263,000  $7,349,000
      Accrued payroll            106,000     170,000
      Accrued other               33,000   1,647,000
                              ----------  ----------
                              $4,402,000  $9,166,000
                              ==========  ==========

6. Long-Term Debt and Leases

Long-Term Debt

    During 1998, the Company financed the purchase of certain assets with a note payable. At September 30, 1999 and December 31, 1998, the balance of this note was approximately $88,000 and $653,000, respectively. The note bears interest at approximately 10.0% and is payable through the year 1999. The note is collateralized by the assets purchased.

Operating Leases

    The Company has entered into various non-cancelable operating leases for equipment and office space with monthly payments through the year 2009. Included in general and administrative expense is rental expense relating to operating leases of approximately $1,149,000 and $198,000 for the nine-months ended September 30, 1999 and the period January 15, 1998 (date of inception) through December 31, 1998, respectively.

                   Z-TEL TECHNOLOGIES, INC. AND SUBSIDIARIES

6. Long-Term Debt and Leases (continued)


Capital Leases

    The Company has entered into various capital lease obligations, effective interest rates ranging from 10.0% to 19.5%, with monthly payments through the year 2003.

    Future minimum lease payments under non-cancelable operating and capital leases and long-term debt as of September 30, 1999 are approximately as follows:

                                                               Capital    Long-
                                                  Operating     Lease     Term
Year Ending September 30,                           Leases   Obligations  Debt
-------------------------                         ---------- ----------- -------
  2000........................................... $1,188,000 $ 5,110,000 $88,000
  2001...........................................  1,359,000   5,101,000     --
  2002...........................................    902,000   5,072,000     --
  2003...........................................    897,000   2,569,000     --
  2004...........................................    923,000         --      --
                                                  ---------- ----------- -------
                                                   5,269,000  17,852,000  88,000
Less amount representing estimated executory
costs (taxes, etc.), including profit thereon,
included in total minimum lease payments.........        --    1,094,000     --
                                                  ---------- ----------- -------
Net minimum payments............................. $5,269,000  16,758,000 $88,000
                                                  ==========             =======
Less amount representing interest on obligations
under capital lease..............................              4,137,000
                                                             -----------
Present value of minimum lease payments
(including approximately $2,904,000 due within
one year)........................................            $12,621,000
                                                             ===========

7. Commitments and Contingencies

    The Company has entered into agreements with various long distance carriers to provide transmission and termination services for the Company's long distance traffic. The agreements contain minimum value commitments. At September 30, 1999, the Company had met these minimum commitments, which approximated $331,000. These agreements expire at various times through November 2001.

    The Company is involved in certain legal actions and claims arising in the ordinary course of its business. It is the opinion of management (based on advice of legal counsel) that such litigation and claims will be resolved without material adverse effect on the Company's financial position, results of operations, or cash flows. The Company is also aware of a threatened claim from a third party involving allegations of improper use of trade secrets. No legal action has commenced related to this alleged claim, which the Company believes is without merit. Should any legal action result, the Company intends to vigorously defend its position.

                   Z-TEL TECHNOLOGIES, INC. AND SUBSIDIARIES

8. Income Taxes

    For the nine-months ended September 30, 1999 and the period January 15, 1998 (date of inception) through December 31, 1998, no benefit for federal or state income taxes has been recorded due to the full valuation allowance recorded against the deferred tax asset.

    As of September 30, 1999 and December 31, 1998, the Company had a net operating loss of approximately $36,000,000 and $12,700,000, respectively, available to reduce future federal income taxes. This net operating loss carryforward will begin to expire in 2018 and is subject to limitation in any given year in the event of certain changes in ownership, as set forth in the Internal Revenue Code Section 382 and related Treasury Regulations.

    The tax effect of the temporary differences that gave rise to the deferred tax balances at the respective dates were approximately the following:

                                                       December     September
                                                       31, 1998      30, 1999
                                                      -----------  ------------
   Current deferred tax assets:
     Accounts receivable............................. $    20,000  $     29,000
                                                      -----------  ------------
   Noncurrent deferred tax assets:
     Net operating loss..............................   4,827,000    12,957,000
     Fixed assets....................................      70,000        94,000
     Deferred compensation...........................      34,000        72,000
     Other...........................................      22,000        18,000
                                                      -----------  ------------
                                                        4,953,000    13,141,000
                                                      -----------  ------------
       Deferred tax assets...........................   4,973,000    13,170,000
                                                      -----------  ------------
       Valuation allowance...........................  (4,973,000)  (13,170,000)
                                                      -----------  ------------
         Net deferred tax asset...................... $       --   $        --
                                                      ===========  ============

    The Company provides a valuation allowance against net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The net deferred tax asset at September 30, 1999 and December 31, 1998 has been offset by the establishment of a valuation allowance for the full amount of the deferred tax asset.

                   Z-TEL TECHNOLOGIES, INC. AND SUBSIDIARIES

8. Income Taxes (continued)


    The following table summarizes, at the respective dates, the approximate differences between the actual tax provision and amounts obtained by applying the statutory U.S. federal income tax rate of 35% to the income (loss) before income taxes.

                                                       December    September 30,
                                                       31, 1998        1999
                                                      -----------  -------------
   Statutory provision/(benefit)....................  $(4,592 000)  $(7,566,000)
   State taxes net of federal provision/(benefit)...     (381,000)     (631,000)
                                                      -----------   -----------
                                                      (4,973,000)    (8,197,000)
     Change in valuation allowance..................    4,973,000     8,197,000
                                                      -----------   -----------
                                                      $       --    $       --
                                                      ===========   ===========

9. Mandatorily Convertible Redeemable Preferred Stock

    During 1998, the Company amended its articles of incorporation to authorize the issuance of up to 5,930,749 shares of Series A mandatorily convertible redeemable preferred stock (Series A Preferred) and 1,338,208 shares of Series B mandatorily convertible redeemable preferred stock (Series B Preferred), both with a $.01 par value.

    In November 1998, the Company conducted a private placement of 2,695,795 shares of Series A Preferred and 1,338,208 shares of Series B Preferred, receiving aggregate net proceeds of approximately $15 million.

    During 1999, the Company amended its articles of incorporation to reduce the authorized shares of its Series A from 5,930,749 to 2,695,795 and increase the authorized shares of its Series B from 1,338,208 to 4,034,003. In September 1999, the Company closed a private placement of 2,695,795 shares of Series B mandatorily convertible redeemable preferred stock. The Company received aggregate net proceeds of approximately $10 million from this placement.

    Preferred stockholders have the option to convert their shares into shares of common stock at a one-for-one ratio. The conversion rate on a particular series of preferred stock is subject to adjustment in the event that any additional common stock, or other shares convertible into common stock, are issued for a per share price less than the particular series conversion price.

    The preferred stock will automatically convert into shares of common stock upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, covering the offer and sale of securities of the Company to the public with gross proceeds that equal or exceed $20 million at a per share price of at least $12, and whereby the aggregate value of the shares of common stock issuable on conversion is at least two times the conversion rate.

                   Z-TEL TECHNOLOGIES, INC. AND SUBSIDIARIES

9. Mandatorily Convertible Redeemable Preferred Stock (continued)


    Prior to conversion, preferred stockholders have the right to elect two members to the board of directors of the Company and are entitled to preferential rights to corporate assets in the event of liquidation. The preferred stock issues yield 8% cumulative dividends, which amounted to approximately $974,000 and $190,000 for the nine-months ended September 30, 1999 and the period January 15, 1998 (date of inception) through December 31, 1998, respectively, and are included in mandatorily convertible redeemable preferred stock at September 30, 1999 and December 31, 1998. No dividends on common stock have been declared by the board of directors since the Company's inception (January 15, 1998).

    The Company entered into put agreements with the Series A and B Preferred stockholders, which require the Company to repurchase shares at the greater of fair market value or the original purchase price for certain violations of the private placement agreement. The put terminates upon the seventh anniversary date of the agreement or upon conversion of the preferred shares into common shares. The Company did not comply with certain provisions of the Series A Preferred private placement agreement relating to the issuance of financial statements to the stockholders within a certain time frame. The Company has obtained a waiver from the stockholders related to these provisions.

10. Related Party Transactions

    During 1998, various executives of the Company issued full recourse promissory notes, totaling approximately $3.3 million to the Company in connection with the purchase of 2,929,575 shares of common stock. The principal balance of the notes and the related accrued interest (8% per annum) are due December 31, 2001. The notes are collateralized by the shares of common stock acquired with the notes, and those shares are held in escrow by the Company. In September 1999, the Company cancelled approximately $318,000 of these notes and reacquired 279,675 shares of common stock at $1.14 per share. At September 30, 1999, these shares are presented as treasury shares, at cost.

    During 1998, an executive loaned the Company approximately $5.35 million with interest at a rate of 8% per year until paid. In August 1998, the Company issued 4,708,000 shares of common stock to the executive in exchange for the debt and accrued interest payable.

11. Stock-Based Compensation

    Effective October 30, 1998, the Company adopted the 1998 Equity Participation Plan (the Plan) available for grant to eligible employees and eligible participants to purchase up to 1,261,000 shares of the Company's common stock. During September, the board of directors (the Board) increased the shares available for grant under the Plan to 6,000,000. The Plan is administered by a committee appointed by the Board, or by the Board. The Board or the appointed committee shall administer the Plan, select the eligible employees and eligible

                   Z-TEL TECHNOLOGIES, INC. AND SUBSIDIARIES

11. Stock-Based Compensation (continued)

participants to whom options will be granted, the price to be paid, the exercise period and the number of shares subject to any such options and interpret, construe and implement the provisions of the Plan. During the nine-months ended September 30, 1999 and the period January 15, 1998 (date of inception) through December 31, 1998, respectively, the Company awarded options under the Plan totaling 2,078,941 and 201,850 shares of common stock, respectively, at a weighted average option price per share of $4.16 and $3.64. The vesting periods on these options range from immediately to four years and have a maximum contractual life of ten years.

    Prior to the adoption of the Plan, the Board issued stock options (the Initial Plan) totaling 3,878,000 shares to various parties. The vesting periods on these options range from immediately to three years and range in price from $1.14 to $3.64. These options have a maximum contractual life of ten years.

    A summary of the stock option activity for the nine-months ended September 30, 1999 and the period January 15, 1998 (date of inception) through December 31, 1998 is presented below:

                                                 1998 Equity
                             Initial Plan     Participation Plan        Total
                          ------------------- ------------------- -------------------
                                     Weighted            Weighted            Weighted
                                     Average             Average             Average
                          Number of  Exercise Number of  Exercise Number of  Exercise
                           Shares     Price    Shares     Price    Shares     Price
                          ---------  -------- ---------  -------- ---------  --------
Outstanding, January 15,
 1998
  (date of inception)...        --    $ --          --    $ --          --    $ --
  Options granted.......  3,878,050    2.83     201,850    3.64   4,079,900    2.86
  Forfeited.............    (58,850)   2.46          --      --     (58,850)   2.46
                          ---------   -----   ---------   -----   ---------   -----
Outstanding, December
 31, 1998...............  3,819,200    2.79     201,850    3.64   4,021,050    2.83
  Options granted.......         --      --   2,418,232    4.06   2,418,232    4.06
  Forfeited.............   (331,973)   3.43     (55,220)   3.64    (387,193)   3.46
                          ---------   -----   ---------   -----   ---------   -----
Outstanding, September
 30, 1999 ..............  3,487,227   $2.77   2,564,862   $3.75   6,052,089   $3.18
                          =========   =====   =========   =====   =========   =====

    No options were exercised during the nine-months ended September 30, 1999 or the period January 15, 1998 (date of inception) through December 31, 1998.

                   Z-TEL TECHNOLOGIES, INC. AND SUBSIDIARIES

11. Stock-Based Compensation (continued)


    Had compensation cost for the Company's stock options granted been determined based on the fair value at the date of grant, consistent with the provisions of SFAS No. 123, the Company's net loss and loss per share of common stock for the nine-months ended September 30, 1999 and the period January 15, 1998 (date of inception) through December 31, 1998 would have been increased to the pro forma amounts shown below.

                                                     Period
                                                January 15, 1998   Nine Months
                                              (date of inception)     Ended
                                              through December 31,  September
                                                      1998           30, 1999
                                              -------------------- ------------
Net Loss
  As presented..............................      $(13,122,000)    $(23,647,000)
  As adjusted...............................       (13,161,000)     (23,857,000)
Basic and Diluted Loss Per Common Share
  As presented..............................      $      (2.03)    $      (1.71)
  As adjusted...............................             (2.04)           (1.71)

    These adjusted amounts were determined using the minimum value method with the following key assumptions (a) a discount rate ranging from approximately 5% to 6%, (b) an average expected option life of 5 years; (c) there have been no options that have expired; and (d) no payment of dividends on common stock.

    During the nine-months ended September 30, 1999 and the period January 15, 1998 (date of inception) through December 31, 1998, respectively, included in the options granted by the Company are 218,291 and 113,300 options to non-employees and recorded costs for the same periods, respectively, of approximately $621,000 and $89,000 related to these non-employee options. These non-employee stock options have been recorded in accordance with the provisions of SFAS No. 123 through the use of the Black-Scholes method. The Black-Scholes method utilizes the same assumptions as the minimum value method with the addition of a volatility factor of 64.3%.

    The following table summarizes information about stock options and warrants outstanding at September 30, 1999:

                                                 Weighted Average
                                                    Remaining
                               Number            Contractual Life           Number
       Exercise Prices       Outstanding            (In Years)            Exercisable
       ---------------       -----------         ----------------         -----------
            $1.14               877,800                 8.6                  413,238
             2.27               599,500                 8.5                  286,751
             3.37               521,832                 9.5                  521,832
             3.64             3,823,607                 9.0                  950,960
             5.45               229,350                10.0                      --
                              ---------                                    ---------
                              6,052,089                                    2,172,781
                              =========                                    =========

                   Z-TEL TECHNOLOGIES, INC. AND SUBSIDIARIES

12. Computation of Net Loss Per Share

    Basic net earnings/(loss) per share is computed by dividing earnings/(loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net earnings/(loss) per share assumes the exercise of common stock equivalents for which market price exceeds exercise price, less shares assumed purchased by the Company with related proceeds. Incremental shares of common stock equivalents are not included in the calculation of net earnings/(loss) per share as the inclusion of such equivalents would be anti-dilutive.


    Net earnings/(loss) per share is calculated as follows:

                                      Period          Period
                                   January 15,   January 15, 1998
                                    1998 (date       (date of
                                   of inception)    inception)    Nine Months
                                     through         through         Ended
                                   December 31,   September 30,    September
                                       1998      1998 (Unaudited)   30, 1999
                                   ------------  ---------------- ------------
Basic and diluted net
  earnings/(loss) per share:
 Income (loss) available to
   common stockholders:
  Net loss.......................  $(13,122,000)   $(7,171,000)   $(23,647,000)
  Less mandatorily convertible
    redeemable preferred stock
    dividends....................      (190,000)           --         (974,000)
                                   ------------    -----------    ------------
   Income (loss) available to
     common stockholders.........  $(13,312,000)   $(7,171,000)   $(24,621,000)
                                   ============    ===========    ============
   Weighted average common shares
     outstanding.................     6,554,699      3,753,191      14,383,338
                                   ============    ===========    ============
   Basis and diluted net
     earnings/(loss) per share...  $      (2.03)   $     (1.91)   $      (1.71)
                                   ============    ===========    ============

    For each of the periods presented, basic and diluted net earnings/(loss) per share are the same. Unexercised options to purchase 5,712,797, 4,021,051 and 6,052,089 shares of common stock and unexercised mandatorily convertible redeemable preferred stock convertible into 0, 4,437,403 and 7,402,778 shares of common stock for the period January 15, 1998 (date of inception) through September 30, 1998 and through December 31, 1998 and the nine-month period ended September 30, 1999, respectively, which could potentially dilute basic earnings per share in the future were not included in the computation of diluted net earnings/(loss) per share for these periods because to do so would have been antidilutive in each case.

                   Z-TEL TECHNOLOGIES, INC. AND SUBSIDIARIES

12. Computation of Net Loss Per Share (continued)


    Unaudited pro forma net earnings/(loss) per share is calculated as follows:

                                                       Period
                                                    January 15,
                                                     1998 (date
                                                         of
                                                     inception)   Nine Months
                                                      through        Ended
                                                    December 31,   September
                                                        1998        30, 1999
                                                    (Unaudited)    (Unaudited)
                                                    ------------  ------------
Unaudited pro forma basic and diluted net
  earnings/(loss) per share:
 Income (loss) available to common stockholders:
  Net loss......................................... $(13,122,000) $(23,647,000)
                                                    ============  ============
   Weighted average common shares outstanding......    6,554,699    14,383,338
   Effect of convertible securities:
     Mandatorily convertible redeemable preferred
       stock.......................................    4,437,403     7,402,778
                                                    ------------  ------------
      Shares used in pro forma basic and diluted
        net earnings/(loss) per share calculation..   10,992,102    21,786,116
                                                    ============  ============
   Unaudited pro forma basic and diluted net
     earnings/(loss) per share..................... $      (1.19) $      (1.09)
                                                    ============  ============

13. Subsequent Events

    A)During October 1999, the Company purchased assets worth approximately $122,000 for approximately $75,000 cash and 11,000 shares of the Company's common stock.

    B)Also in October 1999, the Company completed a private placement of 2,794,800 shares of its Series C mandatorily convertible redeemable preferred stock, par value $.01, for net proceeds of approximately $15 million.

    C)Additionally, in October 1999, the Company's board of directors approved an amendment to increase the number of shares of $.01 par value common stock to 150,000,000 and to increase the aggregate number authorized shares for all classes of preferred stock to 50,000,000 shares. This approval is pending stockholder authorization.

    D)Also during October 1999, the Company issued 55,000 shares of common stock to a third party software vendor for services.

    E)In October 1999 and from November 1, 1999 through November 14, 1999, the Company granted 694,320 options to employees to purchase common stock at a weighted average exercise price of $5.91 per share.

                   Z-TEL TECHNOLOGIES, INC. AND SUBSIDIARIES

13. Subsequent Events (continued)


Events (Unaudited) Subsequent to Date of Accountants' Report

    In November 1999 the Company entered into an agreement with CMB Capital, LLC to restructure the terms of the leasing facility to allow for the early payment of the facility in the event of an initial public offering. The Company granted warrants for 115,500 shares of common stock at $7.27 per share.

    From November 15, 1999 through December 13, 1999, the Company granted 425,175 options to employees to purchase common stock at a weighted average exercise price of $9.26 per share. Deferred stock compensation related to these options was immaterial.

                                 [Z-Tel Logo]

PROSPECTUS     , 1999

                                [LOGO OF Z-TEL]
                                 5,500,000 Shares
                                   Common Stock

                           Thomas Weisel Partners LLC
                           Credit Suisse First Boston
                              J.C. Bradford & Co.
                                 Stephens Inc.

--------------------------------------------------------------------------------

You may rely on the information contained in this prospectus. Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of the common stock in any circumstances under which the offer or solicitation is unlawful.

Until          , 1999, (25 days after the commencement of this offering), all dealers that buy sell or trade these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

    The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee, and the Nasdaq National Market listing application fee, are estimated.

Securities and Exchange Commission registration fee.................  $   34,750
National Association of Securities Dealers, Inc. filing fee.........      13,000
Nasdaq National Market listing application fee......................      95,000
Printing and engraving fees and expenses*...........................     300,000
Legal fees and expenses*............................................     400,000
Accountants' fees and expenses*.....................................     450,000
Blue Sky fees and expenses*.........................................      13,000
Transfer Agent and Registrar fees and expenses*.....................       3,000
Miscellaneous expenses*.............................................      10,000
                                                                      ----------
  Total*............................................................  $1,318,750
                                                                      ==========

--------
 * Estimated

Item 14. Indemnification of Directors and Officers

    Z-Tel is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware ("GCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances. Z-Tel's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for such indemnification by Z-Tel to the fullest extent permitted by the GCL. In addition, Z-Tel has agreed to indemnify its directors and executive officers to the fullest extent permitted by the GCL. Z-Tel has also agreed that, in the event Z-Tel is not able to indemnify its directors and executive officers (other than for circumstances under which such persons are not entitled to indemnification by Z-Tel), Z-Tel shall contribute to the amount of expenses (including attorneys' fees), judgments, fines and settlement amounts paid or to be paid by any of its directors or executive officers if Z-Tel and such person are jointly liable.

    Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had not reasonable cause to believe his or her conduct was unlawful.

    Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

    Z-Tel has in effect insurance policies in the amount of $5,000,000 for general officer's and directors' liability insurance covering aggregate losses of Z-Tel's directors and officers in certain circumstances where by law they may not be indemnified by Z-Tel.

Item 15. Recent Sales of Unregistered Securities

    During the three years preceding the filing of this registration statement, Z-Tel sold shares of its common stock in the amounts, at the times, and for the aggregate amounts of consideration listed below without registration under the Securities Act of 1933. Exemption from registration under the Securities Act for each of the following sales is claimed under Section 4(2) of the Securities Act because such transactions were by an issuer and did not involve a public offering:

    On January 15, 1998, Z-Tel issued, in the aggregate, 753,500 shares to seven individuals.

    On September 1, 1998, Z-Tel issued, in the aggregate, 10,102,400 shares of common stock to D. Gregory Smith, James A. Kitchen, Russell T. Alba, Charles
W. McDonough and J. Bryan Bunting for an aggregate consideration of $11.5 million.

    On November 4, 1998, Z-Tel issued, in the aggregate, 2,695,795 shares of Series A Preferred Stock to BA Capital Company, L.P. (formerly NationsBanc Capital Corporation) and Sewanee Partners II, L.P. for an aggregate consideration of $10 million.

    On November 4, 1998, Z-Tel issued, in the aggregate, 1,338,208 shares of Series B Preferred Stock to 53 persons for an aggregate consideration of $5 million.

    On March 15, 1999, Z-Tel issued a warrant to purchase 521,832 shares of Common Stock to CMB Capital, LLC.

    On September 22, 1999, Z-Tel issued, in the aggregate, 2,695,795 shares of Series B Preferred Stock to 53 persons for an aggregate consideration of $10.0 million.

    On October 8, 1999, Z-Tel issued 2,794,800 shares of Series C Preferred Stock to Gramercy Z-Tel, LLC for an aggregate consideration of $15 million.

    On October 13, 1999, Z-Tel issued 11,000 shares of common stock to Telebot Corporation.

    On October 13, 1999, Z-Tel issued 55,000 shares of common stock to Telutions LLC.

    On October 13, 1999, Z-Tel granted a warrant to purchase 115,500 shares of common stock to CMB Capital LLC.

Item 16. Exhibits

    The following exhibits are filed herewith or incorporated herein by reference.

    (a) Exhibits

     Exhibit
       No.                              Description
     -------                            -----------
      1.1    Form of Underwriting Agreement*
      3.1    Amended and Restated Certificate of Incorporation of Z-Tel*
      3.2    Amended and Restated Bylaws of Z-Tel*
      4.1    Form of Common Stock certificate*
      4.2    See Exhibits 3.1 and 3.2 of this Registration Statement for provisions of the Amended and Restated Certificate of
              Incorporation and the Bylaws of Z-Tel defining rights of
              security holders
      5.1    Opinion of Latham & Watkins*
     10.1.1  Stockholder's Agreement, dated October 8, 1999, between and among the Company, BA Capital Corporation, Sewanee Partners II, L.P.,
              Gramercy Z-Tel LLC and the other parties set forth therein*

     Exhibit
       No.                               Description
     -------                             -----------
     10.1.2  Employment Agreement, dated July 1998, between the Company and D.
              Gregory Smith*
     10.1.3  Employment Agreement, dated September 1999, between the Company and John Hutchens*
     10.1.4  Employment Agreement, dated August 1998, between the Company and
              Charles W. McDonough*
     10.1.5  Employment Agreement, dated August 1998, between the Company and
              J. Bryan Bunting*
     10.1.6  Employment Agreement, dated July 1998, between the Company and
              James A. Kitchen*
     10.1.7  Investment Agreement, dated March 15, 1999 between the Company and
              CMB Capital LLC*
     10.2    1998 Stock Option Plan*
     21      List of subsidiaries*
     23.1    Consent of Latham & Watkins (included in the opinion filed as
              Exhibit 5.1 hereto)
     23.2    Consent of PricewaterhouseCoopers LLP
     24      Powers of Attorney*
     27      Financial Data Schedule*

--------
*  Previously filed

Item 17. Undertakings

    (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida on December 14, 1999.

                                        Z-TEL TECHNOLOGIES, INC.

                                        By: /s/ D. Gregory Smith
                                             ----------------------------------
                                             Name: D. Gregory Smith
                                             Title:  President, Chief
                                                     Executive Officer and
                                                     Chairman of the Board

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

              Signature                          Title                  Date
              ---------                          -----                  ----

         /s/ D. Gregory Smith          President, Chief Executive December 14, 1999
______________________________________  Officer, Chairman of the
           D. Gregory Smith             Board and Director
                                        (Principal executive
                                        officer)

                  *                    Chief Financial Officer    December 14, 1999
______________________________________  (Principal financial and
           John M. Hutchens             accounting officer)

                  *                    Director                   December 14, 1999
______________________________________
        Douglas C. Williamson

                  *                    Director                   December 14, 1999
______________________________________
          Jeffrey A. Bowden

                  *                    Director                   December 14, 1999
______________________________________
           Eduard J. Mayer

                  *                    Director                   December 14, 1999
______________________________________
           Buford H. Ortale

                  *                    Director                   December 14, 1999
______________________________________
        Laurence S. Grafstein

* By D. Gregory Smith, Attorney-in-Fact

                               INDEX TO EXHIBITS

 Exhibit
   No.   Description
 ------- -----------
  1.1    Form of Underwriting Agreement*
  3.1    Amended and Restated Certificate of Incorporation of Z-Tel*
  3.2    Amended and Restated Bylaws of Z-Tel*
  4.1    Form of Common Stock certificate*
  4.2    See Exhibits 3.1 and 3.2 of this Registration Statement for provisions of the Amended and Restated Certificate of Incorporation and the
           Bylaws of Z-Tel defining rights of security holders
  5.1    Opinion of Latham & Watkins*
 10.1.1  Stockholder's Agreement, dated October 8, 1999, between and among the
           Company, BA Capital Corporation, Sewanee Partners II, L.P., Gramercy
           Z-Tel LLC and the other parties set forth therein*
 10.1.2  Employment Agreement, dated July 1998, between the Company and D.
           Gregory Smith*
 10.1.3  Employment Agreement, dated September 1999, between the Company and
           John Hutchens*
 10.1.4  Employment Agreement, dated August 1998, between the Company and
           Charles W. McDonough*
 10.1.5  Employment Agreement, dated August 1998, between the Company and J.
           Bryan Bunting*
 10.1.6  Employment Agreement, dated July 1998, between the Company and James
           A. Kitchen*
 10.1.7  Investment Agreement, dated March 15, 1999 between the Company and CMB
           Capital LLC*
 10.2    1998 Stock Option Plan*
 21      List of subsidiaries*
 23.1    Consent of Latham & Watkins (included in the opinion filed as Exhibit
           5.1 hereto)
 23.2    Consent of PricewaterhouseCoopers LLP
 24      Powers of Attorney*
 27      Financial Data Schedule*

--------
*  Previously filed.